EXHIBIT 10.27

REVOLVING CREDIT AGREEMENT

among

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

and

OTHER BORROWERS WHICH MAY BECOME PARTIES TO THIS AGREEMENT
and

FLEET NATIONAL BANK
and

OTHER BANKS WHICH MAY BECOME PARTIES TO THIS AGREEMENT

and

FLEET NATIONAL BANK,
AS MANAGING ADMINISTRATIVE AGENT

with

FLEET SECURITIES, INC., AS ARRANGER

Dated as of December 31, 2003

TABLE OF CONTENTS

§1. DEFINITIONS AND RULES OF INTERPRETATION		1
§1.1.	Definitions	1
§1.2.	Rules of Interpretation	25
§2. THE REVOLVING CREDIT FACILITY		26
§2.1.	Commitment to Lend	26
§2.2.	The Revolving Credit Notes	26
§2.3.	Interest on Revolving Credit Loans; Fees	27
§2.4.	Requests for Revolving Credit Loans	29
§2.5.	Conversion Options	30
§2.6.	Funds for Revolving Credit Loans	31
§2.7.	Reduction of Commitment	32
§2.10.	Increase in Total Commitment	33
§2.9.	Extension of Revolving Credit Maturity Date	33
§3. REPAYMENT OF THE REVOLVING CREDIT LOANS		34
§3.1.	Maturity	34
§3.2.	Optional Repayments of Revolving Credit Loans	34
§3.3.	Mandatory Repayment of Loans	34
§4. CERTAIN GENERAL PROVISIONS		34
§4.1.	Funds for Payments	34
§4.2.	Computations	35

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§4.3.	Inability to Determine Eurodollar Rate	35
§4.4.	Illegality	36
§4.5.	Additional Costs, Etc.	36
§4.6.	Capital Adequacy	37
§4.7.	Certificate; Limitations	38
§4.8.	Indemnity	38
§4.9.	Interest on Overdue Amounts	38
§5. LETTERS OF CREDIT
§6. RECOURSE OBLIGATIONS		42
§7. REPRESENTATIONS AND WARRANTIES		42
§7.1.	Authority, Etc.	42
§7.2.	Governmental Approvals	45
§7.3.	Title to Properties; Leases	45
§7.4.	Financial Statements	46
§7.5.	No Material Changes, Etc.	46
§7.6.	Franchises, Patents, Copyrights, Etc.	47
§7.7.	Litigation	47
§7.8.	No Materially Adverse Contracts, Etc.	47
§7.9.	Compliance With Other Instruments, Laws, Etc.	48
§7.10.	Tax Status	48
§7.11.	No Event of Default	48
§7.12.	Investment Company Acts	48
§7.13.	Name, Jurisdiction of Organization; Absence of UCC Financing Statements	48

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§7.14.	Absence of Liens	48
§7.15.	Certain Transactions	49
§7.16.	Employee Benefit Plans; Multiemployer Plans; Guaranteed Pension Plans	49
§7.17.	Regulations U and X	49
§7.18.	Environmental Compliance	49
§7.19.	Subsidiaries	51
§7.20.	Loan Documents	51
§7.21.	REIT Status	51
§7.22.	Initial Public Offering Registration Statement	51
§7.23.	REIT Collateral Properties	52
§8. AFFIRMATIVE COVENANTS OF THE BORROWER AND BPI		56
§8.1.	Punctual Payment	56
§8.2.	Maintenance of Office	56
§8.3.	Records and Accounts	56
§8.4.	Financial Statements, Certificates and Information	57
§8.5.	Notices	59
§8.6.	Existence of Borrower; Maintenance of Properties	61
§8.7.	Existence of BPI; Maintenance of REIT Status of BPI; Maintenance of Properties	62
§8.8.	Insurance	62
§8.9.	Taxes	63
§8.10.	Inspection of Properties and Books	63
§8.11.	Compliance with Laws, Contracts, Licenses, and Permits	64
§8.12.	Use of Proceeds	64

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§8.13.	Addition of Borrowing Base Property	64
§8.14.	Additional Borrowers; Solvency of Borrowers; Removal of Borrowers	64
§8.15.	Further Assurances	65
§8.16.	Interest Rate Protection	65
§8.17.	Environmental Indemnification	65
§8.18.	Response Actions	66
§8.19.	Environmental Assessments	66
§8.20.	Employee Benefit Plans	66
§8.21.	No Amendments to Certain Documents	67
§9. CERTAIN NEGATIVE COVENANTS OF THE BORROWER AND BPI		68
§9.1.	Restrictions on Liabilities	68
§9.2.	Restrictions on Liens, Etc.	70
§9.3.	Restrictions on Investments	72
§9.4.	Merger, Consolidation and Disposition of Assets; Assets of BPI	73
§9.5.	Compliance with Environmental Laws	73
§9.6.	Distributions	74
§10. FINANCIAL COVENANTS; COVENANTS REGARDING BORROWING BASE PROPERTIES		75
§10.1.	Consolidated Total Indebtedness	75
§10.2.	Interest Coverage Ratio	75
§10.3.	Fixed Charge Coverage Ratio	75
§10.4.	Net Worth	75
§11. COLLATERAL SECURITY		76

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§12. CONDITIONS TO THE FIRST ADVANCE		78
§12.1.	Loan Documents	78
§12.2.	Certified Copies of Organization Documents	78
§12.3.	By-laws; Resolutions	78
§12.4.	Incumbency Certificate: Authorized Signers	79
§12.5.	Validity of Liens	79
§12.6.	Survey and Taxes	79
§12.7.	Title Insurance, Title Exception Documents	79
§12.8.	Leases, Service Contracts and Other Documents	79
§12.9.	Estoppel Agreements; Subordination, Attornment and Non-Disturbance Agreements	80
§12.10.	Certificates of Insurance	80
§12.11.	Hazardous Substance Assessments	80
§12.12.	Opinion of Counsel Concerning Organization and Loan Documents	80
§12.13.	Certificate of Occupancy	80
§12.14.	Appraisals	80
§12.16.	Structural Condition Assurances	81
§12.17.	Architect’s/Engineer’s Reports; Permit Assurances; Compliance	81
§12.18.	Guaranty	81
§12.19.	Financial Analysis of Initial Collateral Properties	81
§12.20.	Inspection of Collateral Properties	81
§12.21.	Certifications from Government Officials; UCC-11 Reports	81
§12.22.	Completion of Initial Public Offering; IPO Proceeds	82
§12.23.	Proceedings and Documents	82

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§13. CONDITIONS TO ALL BORROWINGS		82
§13.1.	Representations True; No Event of Default; Compliance Certificate	82
§13.2.	No Legal Impediment	83
§13.3.	Governmental Regulations	83
§13.4.	Borrowing Documents	83
§14. EVENTS OF DEFAULT; ACCELERATION; ETC.		83
§14.1.	Events of Default and Acceleration	83
§14.2.	Termination of Commitments	87
§14.3.	Remedies	87
15. SECURITY INTEREST AND SET-OFF		88
15.1	Security Interest	88
15.2	Set-Off and Debit	88
15.3	Right to Freeze	89
15.4	Additional Rights	89
§16. THE AGENT		89
§16.1.	Authorization	89
§16.2.	Employees and Agents	89
§16.3.	No Liability	90
§16.4.	No Representations	90
§16.5.	Payments	90
§16.6.	Holders of Notes	91
§16.7.	Indemnity	91
§16.8.	Agent as Lender	92

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§16.9.	Notification of Defaults and Events of Default	92
§16.10.	Duties in Case of Enforcement	92
§16.11.	Successor Agent	93
§16.12.	Notices	94
§17. EXPENSES		94
§18. INDEMNIFICATION		95
§19. SURVIVAL OF COVENANTS, ETC.		95
§20. ASSIGNMENT; PARTICIPATIONS; ETC.		96
§20.1.	Conditions to Assignment by Lenders.	96
§20.2.	Certain Representations and Warranties; Limitations; Covenants	97
§20.3.	Register	97
§20.4.	New Notes	98
§20.5.	Participations	98
§20.6.	Pledge by Lender	98
§20.7.	No Assignment by Borrower	99
§20.8.	Disclosure	99
§20.9.	Syndication	99
§21. NOTICES, ETC.		99
§22. FPLP AS AGENT FOR THE BORROWER		100
§23. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE		100
§24. HEADINGS		101

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§25. COUNTERPARTS	101
§26. ENTIRE AGREEMENT, ETC.	101
§27. WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS	101
§28. CONSENTS, AMENDMENTS, WAIVERS, ETC.	102
§29. SEVERABILITY	103
§30. INTEREST RATE LIMITATION	103

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Exhibits to Revolving Credit Agreement

Exhibit A – Form of Revolving Credit Note

Exhibit B – Form of Completed Loan Request

Exhibit C – Forms of Compliance Certificates

Exhibit D – Collateral Property Conditions

Exhibit E – Form of Assignment and Assumption

Exhibit F – Form of Joinder Agreement

Exhibit G – Environmental Assessments

-ix-

Schedules to Revolving Credit Agreement

Schedule 1	Borrowers

Schedule 2	Lender’s Commitments

Schedule 7.1(b)	Capitalization

Schedule 7.3(c)	Partially-Owned Entities

Schedule 7.7	Litigation

Schedule 7.13	Legal Name; Jurisdiction

Schedule 7.14	Standard Lease Form

Schedule 7.15	Affiliate Transactions

Schedule 7.16	Employee Benefit Plans

Schedule 7.19	Subsidiaries

Schedule 7.23	Information Regarding Collateral Properties
7.23(c)	Buildings
7.23(d)	Condition of Building
7.23(j)	Historic Status
7.23(l)	Leases
7.23(m)	Service Agreements

Schedule 9.1	Indebtedness
9.1(f)	Existing Indebtedness
9.1(h)	Contingent Liabilities

Schedule 8.19	Employee Benefit Plans

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REVOLVING CREDIT AGREEMENT

     This REVOLVING CREDIT AGREEMENT is made as of the 31st day of December, 2003, by and among FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP, a Delaware limited partnership (“FPLP”) and the Wholly-Owned Subsidiaries (defined below) which are listed on Schedule 1 hereto (as such Schedule 1 may be (or may be deemed to be) amended from time to time (FPLP and any such Wholly-Owned Subsidiary being hereinafter referred to collectively as the “Borrower” unless referred to in their individual capacities), having their principal place of business at 7200 Wisconsin Avenue, Suite 310, Bethesda, Maryland 20814; FLEET NATIONAL BANK (“Fleet”), having its principal place of business at 100 Federal Street, Boston, Massachusetts 02110 and the other lending institutions which may become parties hereto pursuant to §20 (individually, a “Lender” and collectively, the “Lenders”); FLEET, as managing administrative agent for itself and each other Lender (the “Agent”); and FLEET SECURITIES, INC., as Arranger.

RECITALS

     A. The Borrower is primarily engaged in the business of owning, acquiring, developing, renovating and operating industrial and so-called flex properties in the Mid-Atlantic region of the United States.

     B. First Potomac Realty Trust, a Maryland real estate investment trust (the “Trust”), is the sole general partner of FPLP, holds in excess of 80% of the partnership interests in FPLP as of the date of this Agreement, and is qualified to elect REIT status for income tax purposes and has agreed to guaranty the obligations of the Borrower hereunder and under the other Loan Documents (as defined below).

     C. The Borrower and the Trust have requested, and the Lenders have agreed to establish, a senior secured revolving credit facility for use by the Borrower pursuant to the terms and conditions hereof.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

     §1. DEFINITIONS AND RULES OF INTERPRETATION.

     §1.1. Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:

     AAP Qualification. See §7.6.

     Accountants. In each case, independent certified public accountants reasonably acceptable to the Majority Lenders. The Lenders hereby acknowledge that the Accountants may include KPMG LLP and any other so-called “big-four” accounting firm.

     Accounts Payable. Accounts payable of the Borrower, the Trust and their respective Subsidiaries, as determined in accordance with GAAP.

     Additional Collateral Property Conditions. The conditions precedent to a Real Estate Asset (other than the Initial Collateral Properties, if any) becoming a Collateral Property, as set forth in §11.4.

     Adjusted EBITDA. As at any date of determination, an amount equal to (i) Consolidated EBITDA for the applicable period; minus (ii) the Capital Reserve on such date.

     Adjusted Net Operating Income. As at any date of determination, an amount equal to (i) the Net Operating Income of the Collateral Properties for the two most recently completed fiscal quarters, multiplied by 2; minus (ii) the Collateral Property Capital Reserve on such date.

     Advance Rate. See definition of “Borrowing Base Availability”.

     Affiliate. With reference to any Person, (i) any director, officer, general partner, trustee or managing member (or the equivalent thereof) of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common control of that Person, (iii) any other Person directly or indirectly holding 5% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person, (iv) any other Person 5% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person, and (v) any Person directly or indirectly controlling that Person, whether through a management agreement, voting agreement, other contract or otherwise.

     Agent. See the preamble to this Agreement. The Agent shall include any successor agent, as permitted by §16.

     Agent’s Head Office. The Agent’s office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Agent may designate from time to time, or the office of any successor agent permitted under §16.

     Agreement. This Revolving Credit Agreement, including the Schedules and Exhibits hereto, as the same may be from time to time amended, restated, modified and/or supplemented and in effect.

     Agreement of Limited Partnership of the Borrower. The Amended and Restated Agreement of Limited Partnership of FPLP, dated September 15, 2003, as amended, among the Trust and the limited partners named therein, as amended through the date hereof and as the same may be further amended from time to time as permitted by §8.20.

     Applicable Base Rate Margin. The Applicable Base Rate Margin is set forth in §2.3(c).

     Applicable L/C Percentage. With respect to any Letter of Credit, a per annum percentage equal to the Applicable Libor Margin in effect on the date on which such Letter of Credit was issued.

     Applicable Libor Margin. The Applicable Libor Margin is set forth in §2.3(c).

     Appraised Value of Collateral Properties. On any date of determination, the amount determined by the Agent from time to time based upon the applicable MAI Appraisals for the Collateral Properties at such time.

     Arranger. Fleet Securities, Inc.

     Assignment and Assumption. See §20.1.

     Assignments of Contracts. The collateral assignment and security agreement in respect of contracts, licenses and Permits dated as of the date hereof pursuant to which the Borrower has granted and assigned (or in the case of New Collateral Properties, will grant and assign) to the Agent, for the benefit of the Agent and the Lenders, a security interest in, and assignment of, the Borrower’s interest its contracts, licenses, Permits and Service Agreements relating to the Collateral Properties.

     Assignments of Protected Interest Rate Agreement. The one or more collateral assignments of interest rate agreements entered into by the Borrower from time to time in favor of the Agent, for the benefit of the Agent and the Lenders, pursuant to which the Borrower will assign all of its rights in and to the Protected Interest Rate Agreement.

     Assignments of Rents and Leases. The collateral assignments of rents and leases dated as of the date hereof from the Borrower to the Agent pursuant to which the Borrower has granted and assigned (or in the case of New Collateral Properties, will grant and assign) to the Agent, for the benefit of the Agent and the Lenders, a security interest in, and assignment of, the Borrower’s interest as lessor with respect to all Leases (and rents thereunder) of all or any part of the Collateral Properties.

     Base Rate. The higher of (i) the variable per annum rate of interest announced from time to time by Fleet at its head office in Boston, Massachusetts as its “base rate”

and (ii) one half of one percent (1/2%) plus the Federal Funds Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the Base Rate during an Interest Period shall be effective and result in a corresponding change on the same day in the rate of interest accruing from and after such day on the unpaid balance of principal of the Base Rate Loans, if any, effective on the day of such change in the Base Rate, without notice or demand of any kind.

     Base Rate Loan(s). Those Loans bearing interest calculated by reference to the Base Rate.

     Borrower. See the preamble hereto.

     Borrowing Base. As determined from time to time, the Collateral Properties.

     Borrowing Base Availability. As of the date that any Loan is to be made hereunder, an amount equal to the lesser of (i) 70% (the “Advance Rate”) of the Collateral Property Value at such time, provided that the Advance Rate shall be automatically and permanently decreased to 65% at such time as the Collateral Property Value multiplied by 65% would be at least equal to $50,000,000, and (ii) the Collateral Debt Service Coverage Amount at such time. The amount available to be drawn at any time shall be the Borrowing Base Availability less the Maximum Drawing Amount and all outstanding Loans at such time.

     Borrowing Base Conditions. See definition of “Collateral Property(ies)”.

     Borrowing Base NOI. As of any date of determination, the Adjusted Net Operating Income calculated with respect to the Real Estate Assets which are Collateral Properties during the quarter upon which such Net Operating Income is based, provided that such Net Operating Income shall be adjusted on a pro forma basis to account for Real Estate Assets that were sold by the Borrower during such quarter by reducing the Adjusted Net Operating Income by the Net Operating Income generated by such Real Estate Asset and to account for Real Estate Assets that were acquired by the Borrower and added to the Borrowing Base during such quarter by projecting the results generated by any such Real Estate Asset for the portion of the applicable quarter during which the Borrower owned such Real Estate Asset over the entire applicable quarter.

     Building Service Equipment. All apparatus, fixtures and articles of personal property owned by the Borrower now or hereafter attached to or used or procured for use in connection with the operation or maintenance of any Building, including, without limitation, all engines, furnaces, boilers, stokers, pumps, heaters, tank, dynamos, motors, generators, switchboards, electrical equipment, heating, plumbing, lifting and ventilating apparatus, air-cooling and air-conditioning apparatus, gas and electric fixtures, elevators, escalators, fittings, and machinery and all other equipment of every kind and description, used or procured for use in the operation of any Building (except apparatus, fixtures or articles of personal property belonging to lessees or other occupants of such building or to Persons other than the Borrower unless the same be abandoned by any such lessee or other occupant or Person), together with any and all replacements thereof and additions thereto.

     Buildings. Individually and collectively, the buildings, structures and improvements now or hereafter located on the Real Estate Assets.

     Business Day. For all purposes other than as covered by clause (ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts are open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Libor Rate Loans, any day that is a Business Day described in clause (i) and that is also a day for trading by and between banks in United States dollar deposits in the London interbank market.

     Capital Expenditures. Any expenditure for any item that would be treated or defined as a capital expenditure under GAAP.

     Capital Reserve. As at any date of determination, a capital reserve equal to the total number of square feet of the Real Estate Assets on such date, multiplied by $0.15.

     Capitalization Rate. The Capitalization Rate shall be 9.5%.

     Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries or any Partially-Owned Entity is the lessee or obligor, the discounted future rental obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

     CERCLA. See §7.18.

     Closing Date. December 31, 2003.

     Code. The Internal Revenue Code of 1986, as amended and in effect from time to time.

     Collateral. All of the properties, rights and interests of the Borrower, whether now owned or hereafter acquired, that are or are intended to be subject to the security interests, liens and mortgages created by the Security Documents, including, without limitation, (i) the Collateral Properties, (ii) the Leases, (iii) the Permits and the Service Agreements, (iv) any and all proceeds of the foregoing items (i) through (iii), inclusive, and (v) the Guaranty.

     Collateral Debt Service Coverage Amount. As of any date of determination, the maximum principal amount calculated assuming (A) a monthly loan payment equal to (i) Adjusted Net Operating Income; divided by (ii) 1.4; with the result of clauses (i) and (ii) being divided by (iii) 12, (B) monthly interest at a rate per annum equal to the greatest of (i) the highest interest rate then applicable to the Loans, (ii) the then annual rate of interest on 10-year United States Treasury obligations plus 2.50% and (iii) 6.50%, and (C) a 25-year mortgage-style amortization.

     Collateral Property(ies). As of any date of determination, an Initial Collateral Property, if any, or a New Collateral Property with respect to which the Collateral Property Conditions have been met and that: (i) is a Permitted Property, (ii) is not the subject of a Disqualifying Environmental Event, (iii) is not a Real Estate Asset Under Development, (iv) is wholly-owned by the Borrower, and (v) has been improved with a Building or Buildings which (a) have been issued a certificate of occupancy (where available) or are otherwise lawfully occupied for their intended use and (b) are in good and sound operating condition (the foregoing clauses (i) through (v) and the succeeding proviso being herein referred to collectively as the “Borrowing Base Conditions”). Any Collateral Property in which the Agent releases the lien of the Lenders pursuant to §11.3 shall no longer constitute a Collateral Property.

     Collateral Property Capital Reserve. As at any date of determination, a capital reserve equal to the total number of square feet of the Collateral Properties on such date, multiplied by $0.15.

     Collateral Property Conditions. The conditions set forth in Section 12 hereof and in Exhibit D hereto, and including items relating to financial analysis, inspection, title insurance, property and liability insurance coverages, Leases, rent rolls, environmental site assessment, appraisal and structural review of any proposed Collateral Property.

     Collateral Property Value. At any date of determination, the sum of (i) with respect to all Real Estate Assets that have been Collateral Properties for less than two complete fiscal quarters, an amount equal to the Appraised Value of Collateral Properties, plus (ii) with respect to all Real Estate Assets that have been Collateral Properties for at least two complete fiscal quarters, an amount equal to Borrowing Base NOI divided by the Capitalization Rate.

     Commitment. With respect to each Lender, the amount set forth from time to time on Schedule 2 hereto as the amount of such Lender’s Commitment to make Revolving Credit Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrower as such Schedule 2 may be updated by the Agent from time to time.

     Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 2 hereto as such Lender’s percentage of the Total Commitment, as such Schedule 2 may be updated by the Agent from time to time.

     Completed Loan Request. A loan request accompanied by all information required to be supplied under the applicable provisions of §2.4.

     Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower, the Trust and their respective Subsidiaries, consolidated in accordance with GAAP in accordance with the terms of this Agreement.

     Consolidated EBITDA. In relation to the Borrower, the Trust and their respective Subsidiaries for any fiscal quarter, an amount equal to, without double-counting, the net income or loss of the Borrower, the Trust and their respective Subsidiaries determined in accordance with GAAP (before minority interests and excluding the adjustment for so-called “straight-line rent accounting”) for such quarter, plus (x) the following to the extent deducted in computing such Consolidated net income for such quarter: (i) Consolidated Total Interest Expense for such quarter, (ii) real estate depreciation and amortization for such quarter, and (iii) other non-cash charges for such quarter; and minus (y) all gains attributable to the sale or other disposition of assets or debt restructurings in such quarter, in each case adjusted to include the Borrower’s, the Trust’s or any Subsidiary’s pro rata share of EBITDA (and the items comprising EBITDA) from any Partially-Owned Entity in such quarter, based on its percentage ownership interest in such Partially-Owned Entity (or such other amount to which the Borrower, the Trust or such Subsidiary is entitled or for which the Borrower, the Trust or such Subsidiary is obligated based on an arm’s length agreement). In determining Consolidated EBITDA for the purposes of calculating Fair Market Value of Real Estate Assets and Consolidated Total Adjusted Asset Value, (i) any and all income of the Borrower, the Trust and their respective Subsidiaries received from any Real Estate Asset Under Development or any other Real Estate Asset that is included in such calculations at its cost basis value shall be excluded, (ii) for the first two complete fiscal quarters after a Real Estate Asset is acquired, it shall be included in such calculations at its cost basis value, as determined in accordance with GAAP, and (iii) Consolidated EBITDA shall be adjusted on a pro forma basis to account for Real Estate Assets that were sold by the Borrower during such quarter by reducing the Consolidated EBITDA generated by such Real Estate Asset and to account for Real Estate Assets that were acquired by the Borrower during such quarter by projecting the Consolidated EBITDA generated by any such Real Estate Asset for the portion of the applicable quarter during which the Borrower owned such Real Estate Asset over the entire applicable quarter. For purposes of this definition, it is agreed that (a) for the fiscal quarter ending December 31, 2003, Consolidated EBITDA is equal to Consolidated EBITDA for the two consecutive fiscal months ending on December 31, 2003 multiplied by 1.5, (b) for the two consecutive fiscal quarters ending March 31, 2004, Consolidated EBITDA is equal to Consolidated EBITDA for the five consecutive fiscal months ending on March 31, 2004 multiplied by 1.2, (c) for the four consecutive fiscal quarters ending December 31, 2003, Consolidated EBITDA is equal to Consolidated EBITDA for the two consecutive fiscal months ending on December 31, 2003 multiplied by 6, (d) for the four consecutive fiscal quarters ending March 31, 2004, Consolidated EBITDA is equal to Consolidated EBITDA for the five consecutive fiscal months ending on March 31, 2004 multiplied by 2.4, (e) for the four consecutive fiscal quarters ending June 30, 2004, Consolidated EBITDA is equal to Consolidated EBITDA for the eight consecutive fiscal months ending on June 30, 2004 multiplied by 1.5 and (f) for the four consecutive fiscal quarters ending September 30, 2004, Consolidated EBITDA is equal to Consolidated EBITDA for the eleven consecutive fiscal months ending on September 30, 2004 multiplied by 1.09. In addition, in respect of charges required to be taken against Consolidated EBITDA and bonuses and stock grants made by the Trust, in each case in connection with the Initial Public Offering, only one sixth (1/6) of the aggregate amount of such Initial Public Offering charges taken in the fiscal quarter ending December 31, 2003 shall be required to reduce Consolidated EBITDA for such quarter.

     Consolidated Fixed Charges. For any fiscal quarter, an amount equal to (i) Consolidated Total Interest Expense for such quarter plus (ii) the aggregate amount of scheduled principal payments of Indebtedness (excluding balloon payments at maturity) required to be made during such quarter by the Borrower, the Trust and their respective Subsidiaries on a Consolidated basis plus (iii) the dividends and distributions, if any, paid or required to be paid during such quarter on the Preferred Equity, if any, of the Borrower, the Trust and their respective Subsidiaries (other than dividends paid in the form of capital stock). For purposes of this definition, it is agreed that (a) for the fiscal quarter ending December 31, 2003, Consolidated Fixed Charges are equal to Consolidated Fixed Charges for the two consecutive fiscal months ending on December 31, 2003 multiplied by 1.5, (b) for the four consecutive fiscal quarters ending December 31, 2003, Consolidated Fixed Charges are equal to Consolidated Fixed Charges for the two consecutive fiscal months ending on December 31, 2003 multiplied by 6, (c) for the four consecutive fiscal quarters ending March 31, 2004, Consolidated Fixed Charges are equal to Consolidated Fixed Charges for the five consecutive fiscal months ending on March 31, 2004 multiplied by 2.4, (d) for the four consecutive fiscal quarters ending June 30, 2004, Consolidated Fixed Charges are equal to Consolidated Fixed Charges for the eight consecutive fiscal months ending on June 30, 2004 multiplied by 1.5 and (e) for the four consecutive fiscal quarters ending September 30, 2004, Consolidated Fixed Charges are equal to Consolidated EBITDA for the eleven consecutive fiscal months ending on September 30, 2004 multiplied by 1.09.

     Consolidated Tangible Net Worth. As of any date of determination, an amount equal to the Consolidated tangible net worth of the Borrower and its Subsidiaries, as determined in accordance with GAAP.

     Consolidated Total Adjusted Asset Value. As of any date of determination, the sum of (A) the Fair Market Value of Real Estate Assets as of such date; plus (B) the value of the Borrower’s assets other than Real Estate Assets as of such date, as determined in accordance with GAAP.

     Consolidated Total Indebtedness. As of any date of determination, Consolidated Total Indebtedness means for the Borrower, the Trust and their respective Subsidiaries, all obligations, contingent or otherwise, which should be classified on the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, all in accordance with GAAP, including, in any event, the sum of (without double-counting), (i) all Accounts Payable on such date, and (ii) all Indebtedness outstanding on such date, in each case whether Recourse, Without Recourse or contingent, provided, however, that amounts not drawn under the Revolving Credit Loans on such date shall not be included in calculating Consolidated Total Indebtedness, and provided, further, that (without double-counting), each of the following shall be included in Consolidated Total Indebtedness: (a) all amounts of guarantees, indemnities for borrowed money, stop-loss agreements and the like provided by the Borrower, the Trust and their respective Subsidiaries, in each case in connection with and guarantying repayment of amounts outstanding under any other Indebtedness; (b) all amounts for which a letter of credit (including the Letters of Credit) has been issued for the account of the Borrower, the Trust or any of their respective Subsidiaries; (c) all amounts of bonds posted by the Borrower, the Trust or any of their respective Subsidiaries guaranteeing performance or payment obligations; and (d) all liabilities of the Borrower, the Trust or any of their respective Subsidiaries as partners, members or the like for liabilities (whether such liabilities are Recourse, Without Recourse or contingent obligations of the applicable partnership or other Person) of partnerships or other Persons in which any of them have an equity interest, which liabilities are for borrowed money or any of the matters listed in clauses (a), (b) or (c) above. Without limitation of the foregoing (without double counting), with respect to any Partially-Owned Entity, (x) to the extent that the Borrower, the Trust or any of their respective Subsidiaries or such Partially-Owned Entity is providing a completion guaranty in connection with a construction loan entered into by a Partially-Owned Entity, Consolidated Total Indebtedness shall include the Borrower’s, the Trust’s or such Subsidiary’s pro rata liability under the Indebtedness relating to such completion guaranty (or, if greater, the Borrower’s, the Trust’s or such Subsidiary’s potential liability under such completion guaranty) and (y) in connection with the liabilities described in clauses (a) and (d) above (other than completion guarantees, which are referred to in clause (x)), the Consolidated Total Indebtedness shall include the portion of the liabilities of such Partially-Owned Entity which are attributable to the Borrower’s, the Trust’s or such Subsidiary’s percentage equity interest in such Partially-Owned Entity or such greater amount of such liabilities for which the Borrower, the Trust or their respective Subsidiaries are, or have agreed to be, liable by way of guaranty, indemnity for borrowed money, stop-loss agreement or the like, it being agreed that, in any case, Indebtedness of a Partially-Owned Entity shall not be excluded from Consolidated Total Indebtedness by virtue of the liability of such Partially-Owned Entity being Without Recourse. For purposes hereof, the amount of borrowed money shall equal the sum of (1) the amount of borrowed money as determined in accordance with GAAP plus (2) the amount of those contingent liabilities for borrowed money set forth in subsections (a) through (d) above, but shall exclude any adjustment for so-called “straight-line interest accounting”.

     Consolidated Total Interest Expense. For any fiscal quarter, the aggregate amount of interest required in accordance with GAAP to be paid, accrued, expensed or, to the extent it could be a cash expense in the applicable quarter, capitalized, without double-counting, by the Borrower, the Trust and their respective Subsidiaries during such quarter on: (i) all Indebtedness of the Borrower, the Trust and their respective Subsidiaries (including the Loans and including original issue discount and amortization of prepaid interest, if any), (ii) all amounts available for borrowing, or for drawing under letters of credit (including the Letters of Credit), if any, issued for the account of the Borrower, the Trust or any of their respective Subsidiaries, but only if such interest was or is required to be reflected as an item of expense, and (iii) all commitment fees, agency fees, facility fees, balance deficiency fees and similar fees and expenses in connection with the borrowing of money. For purposes of this definition, it is agreed that (a) for the fiscal quarter ending December 31, 2003, Consolidated Total Interest Expense is equal to Consolidated Total Interest Expense for the two consecutive fiscal months ending on December 31, 2003 multiplied by 1.5, (b) for the four consecutive fiscal quarters ending December 31, 2003, Consolidated Total Interest Expense is equal to Consolidated Total Interest Expense for the two consecutive fiscal months ending on December 31, 2003 multiplied by 6, (c) for the four consecutive fiscal quarters ending March 31, 2004, Consolidated Total Interest Expense is equal to Consolidated Total Interest Expense for the five consecutive fiscal months ending on March 31, 2004 multiplied by 2.4, (d) for the four consecutive fiscal quarters ending June 30, 2004, Consolidated Total Interest Expense is equal to Consolidated Total Interest Expense for the eight consecutive fiscal months ending on June 30, 2004 multiplied by 1.5 and (e) for the four consecutive fiscal quarters ending September 30, 2004, Consolidated Total Interest Expense is equal to Consolidated Total Interest Expense for the eleven consecutive fiscal months ending on September 30, 2004 multiplied by 1.09.

     Conversion Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §2.5.

     Default. When used with reference to this Agreement or any other Loan Document, an event or condition specified in §14.1 that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

     Delinquent Lender. See §16.5(c).

     Disqualifying Environmental Event. Any Release or threatened Release of Hazardous Substances, any violation of Environmental Laws or any other similar environmental event with respect to any Collateral Property that will, in the Agent’s reasonable opinion, cost in excess of $500,000 to remediate or, which, with respect to all of the Collateral Properties, will, in the Agent’s reasonable opinion cost in excess of $1,000,000 in the aggregate to remediate.

     Distribution. With respect to:

     (i) the Borrower, any distribution of cash or other cash equivalent, directly or indirectly, to the partners of the Borrower; or any other distribution on or in respect of any partnership interests of the Borrower; and

     (ii) the Trust, the declaration or payment of any dividend on or in respect of any shares of any class of capital stock or other equity of the Trust, other than dividends payable solely in shares of common stock by the Trust; the purchase, redemption, or other retirement of any shares of any class of capital stock or other equity of the Trust, directly or indirectly through a Subsidiary of the Trust or otherwise; the return of capital by the Trust to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock or other equity of the Trust.

     Dollars or $. Lawful currency of the United States of America.

     Drawdown Date. The date on which any Revolving Credit Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with §2.5.

     Eligible Assignee. Any of (a) a commercial bank (or similar financial institution) organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $500,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with GAAP; and (c) a commercial bank (or similar financial institution) organized under the laws of any other country (including the central bank of such country) which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of $500,000,000, provided that such bank (or similar financial institution) is acting through a branch or agency located in the United States of America.

     Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

     Environmental Indemnity Agreement. The one or more Environmental Indemnity Agreements entered into on or after the date hereof from the Borrower and the Trust to the Agent and the Lenders pursuant to which the Borrower and the Trust shall each, among other things, indemnify the Agent and the Lenders from environmental liability on or affecting the Collateral Properties in accordance with the terms thereof.

     Environmental Laws. See §7.18(a).

     Environmental Reports. See §7.18

     ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

     ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under §414 of the Code.

     ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

     Event of Default. See §14.1.

     Extension. See §2.9.

     Facility Fee. See §2.3(d).

     Fair Market Value of Real Estate Assets. As of any date of determination, the sum of (A) with respect to Real Estate Assets other than Real Estate Assets Under Development, an amount equal to (i)(x) Adjusted EBITDA for the most recent two (2) consecutive complete fiscal quarters less management fees paid in such period to the extent not already deducted in calculating Adjusted EBITDA or, if greater, 3% of total revenues in such period minus any management fees actually paid in such period and deducted in calculating Adjusted EBITDA (as such management fee amount is adjusted in conformity with the adjustments made in determining Adjusted EBITDA for the applicable quarters), with the sum thereof multiplied by (y) 2; with the product thereof being divided by (z) the Capitalization Rate; plus (B) with respect to Real Estate Assets Under Development, an amount equal to the cost basis value of such Real Estate Asset on such date, as determined in accordance with GAAP and approved by the Agent. Notwithstanding the foregoing, in calculating Adjusted EBITDA for purposes of determining the Fair Market Value of Real Estate Assets only, there shall be added back to Consolidated EBITDA for the applicable period the aggregate amount of general and administrative expenses, as determined in accordance with GAAP, incurred by the Borrower, the Trust and their respective Subsidiaries in such period.

     Federal Funds Rate. For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from 3 federal funds brokers of recognized standing selected by the Agent.

     Financial Statement Date. June 30, 2003.

     Formation Transactions. The “Formation Transactions” as set forth and described in the Prospectus.

     Fronting Bank. Fleet.

     “funds from operations”. As defined in accordance with resolutions adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, as in effect at the applicable date of determination.

     GAAP. Generally accepted accounting principles, consistently applied.

     Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or the Trust, as the case may be, or any ERISA Affiliate of any of them the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

     Guaranty. The Guaranty, dated as of the date hereof, made by the Trust in favor of the Agent and the Lenders pursuant to which the Trust guarantees to the Agent and the Lenders the unconditional payment and performance of the Obligations.

     Hazardous Substances. See §7.18(b).

     Increase. See §2.8.

     Increase Conditions. The satisfaction of each of the following:

(a)	no Default or Event of Default shall have occurred and be continuing (both before and after giving effect to the Increase) and all representations and warranties contained in the Loan Documents shall be true and correct as of the effective date of the Increase (except to the extent that such representations and warranties relate expressly to an earlier date);

(b)	the Increase shall be extended on the same terms and conditions applicable to the other Loans;

(c)	to the extent any portion of the Increase is committed to by a third party financial institution or institutions not already a Lender hereunder, such financial institution shall be approved by the Agent (such approval not to be unreasonably withheld or delayed) and each such financial institution shall have signed a counterpart signature page becoming a party to this Agreement and a “Lender” hereunder; and

(d)	one or more of the existing Lenders or such other financial institutions which may become parties hereto incident to the Increase have committed in writing pursuant to the terms hereof to lend the full aggregate amount of the Increase.

     Indebtedness. All obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect, including, without limitation, all Obligations; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all reimbursement obligations under letters of credit (including the Letters of Credit); and (d) all guarantees for borrowed money, endorsements and other contingent obligations, whether direct or indirect, in respect of indebtedness or obligations of others, including any obligation to supply funds (including partnership obligations and capital requirements) to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise.

     Initial Collateral Properties. None.

     Initial Public Offering. The initial public offering of the Trust, as described in the Prospectus.

     Interest Payment Date. As to any Base Rate Loan and any Libor Rate Loan, the last day of any calendar month in which such Loan is outstanding, and with respect to any Libor Rate Loan, also on the last day of the applicable Interest Period.

     Interest Period. With respect to each Revolving Credit Loan, but without duplication of any other Interest Period, (a) initially, the period commencing on the

Drawdown Date of such Loan and ending on the last day of one of the following periods (as selected by the Borrower in a Completed Loan Request): (i) for any Base Rate Loan, the calendar month in which such Base Rate Loan is made (whether by borrowing or by conversion from a Libor Rate Loan), and (ii) for any Libor Rate Loan, 30, 60 or 90 days; and (b) thereafter, each period commencing at the end of the last day of the immediately preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of the applicable period set forth in (a)(i) and (ii) above (as selected by the Borrower in a Conversion Request); provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

     (A) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

     (B) if any Interest Period with respect to a Libor Rate Loan would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

     (C) if the Borrower shall fail to give notice of conversion as provided in §2.5, the Borrower shall be deemed to have requested a conversion of the affected Libor Rate Loan to a Base Rate Loan on the last day of the then current Interest Period with respect thereto;

     (D) any Interest Period relating to any Libor Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to subparagraph (E) below, end on the last Business Day of a calendar month; and

     (E) no Interest Period may extend beyond the Maturity Date.

     Investments. All expenditures made and all liabilities incurred (contingently or otherwise, but without double-counting): (i) for the acquisition of stock, partnership or other equity interests or for the acquisition of Indebtedness of, or for loans, advances, capital contributions or transfers of property to, any Person; (ii) in connection with Real Estate Assets Under Development; and (iii) for the acquisition of any other obligations of any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (b) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (c) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

     IPO Proceeds. The proceeds of the Initial Public Offering available to the Borrower (after deducting the costs and expenses incurred in connection with the Initial Public Offering).

     Joinder Documents. The one or more Joinder Agreements among the Agent (on behalf of itself and the Lenders) and any Wholly-owned Subsidiary which is to become a Borrower at any time after the Closing Date, the form of which is attached hereto as Exhibit F, together with all other documents, instruments and certificates required by any such Joinder Agreement to be delivered by such Wholly- owned Subsidiary to the Agent and the Lenders on the date such Wholly-owned Subsidiary becomes a Borrower hereunder.

     Leases. Leases, licenses and agreements whether written or oral, relating to the use or occupation of space in or on the Buildings or on the Real Estate Assets by persons other than the Borrower or any other member of the Potomac Group, including but not limited to the leases listed on Schedule 7.23(l).

     Lenders. Collectively, Fleet and each other lending institution which may become a party to this Agreement, and any other Person who becomes an assignee of any rights of a Lender pursuant to §20 or a Person who acquires all or substantially all of the stock or assets of a Lender.

     Letters of Credit. See §5.1.1.

     Letter of Credit Application. See §5.1.1.

     Letter of Credit Fee. See §2.3(e).

     Letter of Credit Participation. See §5.1.4.

     Libor Breakage Costs. With respect to any Libor Rate Loan to be prepaid prior to the end of the applicable Interest Period or not borrowed, converted or continued (“drawn” and, with correlative meaning, “draw”) after elected, a prepayment “breakage” fee in an amount required to compensate the Lenders for any and all additional losses, costs or expenses that such Lenders incur as a result of such prepayment or failure to borrow, convert or continue a Libor Rate Loan, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits of other funds acquired by any Lender to fund or maintain such Libor Rate Loan.

     Libor Rate. For any Interest Period with respect to a Libor Rate Loan, means, the rate per annum as determined on the basis of the offered rates for deposits in Dollars, for a period of time comparable to such Libor Rate Loan which appears on the Dow Jones Market Service (formerly known as the Telerate Service) page 3750 as of 11:00 a.m. London time on the day that is two Business Days preceding the first day of such Libor Rate Loan; provided, however, if the rate described above does not appear on the Dow Jones Market Service on any applicable interest determination date, the Libor Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such Libor Rate Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) Business Days preceding the first day of such Libor Rate Loan, as selected by the Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Libor Rate Loan offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two Business Days preceding the first day of such Libor Rate Loan. In the event that the Agent is unable to obtain any such quotation as provided above, it will be deemed that the Libor Rate cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to Libor Rate deposits of any Lender, then for any period during which such Reserve Percentage shall apply, the Libor Rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

     Libor Rate Loan(s). Loans bearing interest calculated by reference to the Libor Rate.

     Lien. See §9.2.

     Loan Documents. Collectively, this Agreement, the Guaranty, the Security Documents, the Notes, the Letters of Credit, the Letter of Credit Applications, the Joinder Documents and any and all other agreements, instruments, documents or certificates now or hereafter evidencing or otherwise relating to the Loans and executed and delivered by or on behalf of the Borrower or its Subsidiaries or the Trust or its Subsidiaries in connection with or in any way relating to the Loans or the transactions contemplated by this Agreement, and all schedules, exhibits and annexes hereto or thereto, as any of the same may from time to time be amended and in effect.

     Loans. The Revolving Credit Loans.

     MAI Appraisal. Real property appraisal(s) of the value of any Collateral Property or property proposed by the Borrower to become a Collateral Property, determined on a market value basis, performed and prepared at the Borrower’s expense, impartially by an independent MAI qualified appraiser(s) selected and retained by the Agent, the form and substance of such appraisal(s) to be subject to review, revision, adjustment and approval by the Agent with the final determination of value to be made by the Agent. Each such Appraisal shall have been prepared in accordance with the Uniform Standards of Professional Appraisal Practice and the Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

     Major Leases. Those Leases for 10,000 square feet or more of the net leaseable area of a Building located on a Collateral Property, as such square footage number may be increased by the Agent in its sole discretion. For purposes of this definition, all leases to a single tenant and/or its Affiliates within a building or industrial park or similar development, in each case located on a Collateral Property, shall be aggregated.

     Major Tenants. As to any Major Lease, those tenants that are parties to that Major Lease and any guarantors of those tenants.

     Majority Lenders. As of any date, the Lenders whose aggregate Commitments constitute at least sixty-six and two-thirds percent (66-2/3%) of the Total Commitment (or, if the Commitments have been terminated, the Lenders whose aggregate Commitments, immediately prior to such termination, constituted at least sixty-six and two-thirds percent (66-2/3%) of the Total Commitment).

     Maturity Date. December 31, 2006, or such earlier date (or later date pursuant to §2.9) on which the Revolving Credit Loans shall become due and payable pursuant to the terms hereof. The Maturity Date may be extended to December 31, 2007 in accordance with the terms of §2.9.

     Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such maximum aggregate amount may be reduced from time to time pursuant to the terms of the Letter of Credit.

     Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or the Trust, as the case may be, or any ERISA Affiliate.

     Net Operating Income. For any period, an amount equal to (i) the aggregate rental and other income from the operation of the applicable Real Estate Assets during such period; minus (ii) all expenses and other proper charges incurred in connection with the operation of such Real Estate Assets (including, without limitation, real estate taxes, management fees and bad debt expenses) during such period; but, in any case, before payment of or provision for debt service charges for such period, income taxes for such period, capital expenses for such period, and depreciation, amortization, and other non-

cash expenses for such period, all as determined in accordance with GAAP (except that any rent leveling adjustments shall be excluded from rental income). For purposes of this definition, it is agreed that (a) for the two consecutive fiscal quarters ending December 31, 2003, Net Operating Income for such two quarters shall be equal to the Net Operating Income for the two consecutive fiscal months ending on December 31, 2003 multiplied by 3, and (b) for the two consecutive fiscal quarters ending March 30, 2004, Net Operating Income for such two quarters shall be equal to the Net Operating Income for the five consecutive fiscal months ending on March 31, 2004 multiplied by 1.2.

     New Collateral Properties. See §11.4. The New Collateral Properties shall include the Real Estate Assets more particularly described in the Security Deeds for such properties; (b) the Buildings and Building Service Equipment located thereon; (c) all other property owned by the Borrower located on or at the New Collateral Properties incident to any of the same described in any Security Document or other Loan Document; and (d) all proceeds or products of any of the foregoing, unless released pursuant to §11.3.

     Note Record. A Record with respect to any Note.

     Notes. The Revolving Credit Notes.

     Obligations. All indebtedness, obligations and liabilities of the Borrower and its Subsidiaries to any of the Lenders or the Agent, individually or collectively (but without double-counting), under this Agreement and each of the other Loan Documents and in respect of any of the Loans, the Notes and Reimbursement Obligations incurred and the Letter of Credit Applications and the Letters of Credit and other instruments at any time evidencing any thereof, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, and including any indebtedness, obligations and liabilities of the Borrower and its Subsidiaries under any Protected Interest Rate Agreement entered into with any Lender.

     Organizational Documents. Collectively, (i) the Agreement of Limited Partnership of FPLP, (ii) the Certificate of Limited Partnership of FPLP, (iii) the Amended and Restated Declaration of Trust of the Trust, (iv) the Amended and Restated By-Laws of the Trust, and (v) all of the partnership agreements, corporate charters and by-laws, limited liability company operating agreements, joint venture agreements or similar agreements, charter documents and certificates or other agreements relating to the formation, organization or governance of any Borrower (including, without limitation, any Wholly-owned Subsidiary who becomes a Borrower from time to time hereunder), in each case as any of the foregoing may be amended in accordance with §8.20.

     Partially-Owned Entity(ies). Any of the partnerships, associations, corporations, limited liability companies, trusts, joint ventures or other business entities or Persons in which the Borrower or the Trust, directly, or indirectly through its full or partial ownership of another entity, own an equity interest, but which is not required in accordance with GAAP to be consolidated with the Borrower or the Trust for financial reporting purposes.

     PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

     Permits. All governmental permits, licenses, and approvals necessary for the lawful operation and maintenance of the Real Estate Assets.

     Permitted Liens. Liens permitted by §9.2.

     Permitted Property. A property which is an industrial property or a so-called flex property and is located in the Mid-Atlantic region.

     Person. Any individual, corporation, general partnership, limited partnership, trust, limited liability company, limited liability partnership, unincorporated association, business, or other legal entity, and any government (or any governmental agency or political subdivision thereof).

     Potomac Group. Collectively, (i) FPLP, (ii) the Trust, (iii) the respective Subsidiaries of FPLP and the Trust and (iv) the Partially-Owned Entities.

     Preferred Equity. Any preferred stock, preferred partnership interests, preferred member interests or other preferred equity interests issued by the Borrower, the Trust or any of their respective Subsidiaries.

     Prospectus. See §7.22.

     Prospectus Financials. See §7.4(a).

     Protected Interest Rate Agreement. An agreement which evidences the interest protection arrangements required by §8.15, and all extensions, renewals, modifications, amendments, substitutions and replacements thereof.

     Rate Period. The period beginning on the first day of any fiscal month following delivery to the Agent of the annual or quarterly financial statements required to be delivered pursuant to §8.4.1(a) or §8.4(b) and ending on the last day of the fiscal month in which the next such annual or quarterly financial statements are delivered to the Agent.

     RCRA. See §7.18.

     Real Estate Assets. The fixed and tangible properties consisting of land and/or Buildings owned by the Borrower or any of its Subsidiaries at the relevant time of reference thereto, including, without limitation, the Collateral Properties at such time of reference.

     Real Estate Assets Under Development. Any Real Estate Assets for which the Borrower or any of its Subsidiaries is actively pursuing construction of one or more Buildings or other improvements and for which construction is proceeding to completion without undue delay from Permit denial, construction delays or otherwise, all pursuant to such Person’s ordinary course of business, provided that any such Real Estate Asset (or, if applicable, any Building comprising a portion of any such Real Estate Asset) will no longer be considered a Real Estate Asset Under Development when a certificate of occupancy has issued for such Real Estate Asset (or Building) or such Real Estate Asset (or Building) may otherwise be lawfully occupied for its intended use.

     Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan.

     Recourse. With reference to any obligation or liability, any liability or obligation that is not Without Recourse to the obligor thereunder, directly or indirectly. For purposes hereof, a Person shall not be deemed to be “indirectly” liable for the liabilities or obligations of an obligor solely by reason of the fact that such Person has an ownership interest in such obligor, provided that such Person is not otherwise legally liable, directly or indirectly, for such obligor’s liabilities or obligations (e.g., without limitation, by reason of a guaranty or contribution obligation, by operation of law or by reason of such Person being a general partner of such obligor).

     Registration Statement. See §7.22.

     Reimbursement Obligation. The Borrower’s obligation to reimburse the Lenders and the Agent on account of any drawing under any Letter of Credit as provided in §5.2. Notwithstanding the foregoing, unless the Borrower shall notify the Agent of its intent to repay the Reimbursement Obligation on the date of the related drawing under any Letter of Credit as provided in §5.2 and such Reimbursement Obligation is in fact paid by the Borrower on such date, such Reimbursement Obligation shall simultaneously with such drawing be converted to and become a Base Rate Loan as set forth in §5.3.

     REIT. A “real estate investment trust”, as such term is defined in Section 856 of the Code.

     Release. See §7.18(c)(iii).

     Reserve Percentage. The maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities” as defined in Regulation D.

     Revolving Credit Loan(s). Each and every revolving credit loan made or to be made by the Lenders to the Borrower pursuant to §2.

     Revolving Credit Notes. Collectively, the separate promissory notes of the Borrower in favor of each Lender in substantially the form of Exhibit A hereto, in an aggregate principal amount equal to $50,000,000, dated as of the date hereof or as of such later date as any Person becomes a Lender under this Agreement, and completed with appropriate insertions, as each of such notes may be amended, replaced, substituted and/or restated from time to time.

     SARA. See §7.18.

     SEC. The Securities and Exchange Commission, or any successor thereto.

     SEC Filings. Collectively, (i) the Registration Statement, (ii) the Prospectus, (iii) each so-called follow-on prospectus filed by the Trust with the SEC from time to time, (v) each Form 10-K and Form 8-K filed by the Trust with the SEC from time to time and (vi) each of the other public forms and reports filed by the Trust with the SEC from time to time.

     Security Deeds. Collectively, the mortgages and deeds of trust from the Borrower to the Agent for the benefit of the Lenders (or to trustees named therein acting on behalf of the Agent for the benefit of the Lenders), pursuant to which the Borrower has conveyed (or in the case of New Collateral Properties, will convey) to the Agent, for itself and as agent for the Lenders, the Collateral Properties as security for the Obligations.

     Security Documents. Collectively, the Security Deeds, the Assignments of Rents and Leases, the Environmental Indemnity Agreements, the Assignment of Contracts, the Subordination, Attornment and Non-Disturbance Agreements, the Guaranty, the Assignment of Protected Interest Rate Agreement, the UCC-1 financing statements executed and delivered in connection therewith, and all other agreements, instruments or contracts at any time evidencing any security for the payment of the Obligations.

     Service Agreements. Collectively, the service agreements with third parties (including the Borrower’s Subsidiaries), whether written or oral, relating to the operation, management, maintenance, security, finance or insurance of the Collateral Properties.

     Subordination, Attornment and Non-Disturbance Agreement. An agreement among the Agent (for the benefit of itself and the Lenders), the Borrower and a tenant under a

Collateral Property Lease pursuant to which such tenant agrees to subordinate its rights under the Lease to the lien of the applicable Security Deed and agrees to recognize the Agent or its successor in interest as landlord under the Lease in the event of a foreclosure or deed-in-lieu under the Security Deed, in form and substance reasonably satisfactory to the Agent.

     Subsidiary. Any corporation, association, partnership, limited liability company, trust, joint venture or other business entity or Person which is required to be consolidated with the Borrower or the Trust in accordance with GAAP.

     Surveys. Instrument surveys of each of the Collateral Properties dated as of a date satisfactory to the Agent in respect of each Initial Collateral Property, if any, or, in the case of a New Collateral Property, no earlier than ninety (90) days before the date upon which such property becomes a Collateral Property, each of which (except as may otherwise be accepted in writing by the Agent) shall show the location of all buildings, structures, easements and utility lines on the applicable Collateral Property, shall be sufficient to remove the general survey exception from the applicable Title Policy, shall show that all buildings and structures are within the lot lines of the applicable Collateral Property, shall not show any encroachments by others, shall show the zoning district or districts in which the applicable Collateral Property is located and shall show whether or not the applicable Collateral Property is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or wetland protection district established under federal, state or local law and, in addition, shall otherwise be in form and substance reasonably satisfactory to the Agent and meet the then applicable standards of the Agent.

     Surveyor Certificates. Certificates executed by the surveyors who prepared the Surveys dated as of a date in close proximity to the date of the applicable survey and containing such information relating to the Collateral Properties as the Agent or the Title Insurance Company may require, such certificates to be reasonably satisfactory to the Agent in form and substance.

     Tenant Estoppel. A tenant estoppel certificate addressed to the Agent (for the benefit of the Agent and the Lenders) executed by a tenant under a Major Lease which attests to the authenticity and validity of such tenants’ Major Lease and the absence of default by either party thereunder, contains such other information as the Agent may reasonably require, and contains no information unsatisfactory to the Agent in its reasonable discretion.

     Title Insurance Company. Fidelity National Title Insurance Company or other nationally recognized title insurance company first approved by the Agent.

     Title Policy. For each Collateral Property, an ALTA standard form title insurance policy (or, if such form is not available, an equivalent form of mortgage title insurance policy acceptable to the Agent) issued by the Title Insurance Company (with such reinsurance or co-insurance as the Agent may reasonably require, any such reinsurance to be with direct access agreements) in an amount equal to the Total Commitment in effect from time to time (or such lesser amount as the Agent may approve based upon the greater of the Appraised Value of Collateral Properties attributable to such Collateral Property and the Collateral Property Value attributable to such Collateral Property) insuring the priority of the Security Deed and Assignment of Leases and Rents relating to such Collateral Property, and insuring that the Borrower holds good and clear record marketable fee simple title to such Collateral Property, subject only to the encumbrances permitted by the relevant Security Deed and which shall not contain exceptions for mechanics liens, persons in occupancy (other than tenants under Leases listed on Schedule 7.23 with respect to the Initial Collateral Properties, if any, and other than as approved by the Agent with respect to New Collateral Properties, as tenants only, with no purchase option or right of first refusal) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Agent in its sole discretion, and shall contain such endorsements and affirmative insurance as the Agent in its discretion may reasonably require, including but not limited to (a) comprehensive endorsement, (b) variable rate of interest endorsement, (c) usury endorsement, (d) revolving credit endorsement, (e) doing business endorsement, (f) tie-in endorsement, (g) first loss endorsement, (h) date down endorsement, (i) zoning endorsement, (j) survey endorsement, (k) access endorsement, (l) creditors’ rights exception deletion endorsement and (m) tax lot endorsement.

     Total Commitment. As of any date, the sum of the then current Commitments of the Lenders. As of the Closing Date, the Total Commitment is $50,000,000. After the Closing Date, the aggregate amount of the Total Commitment may be increased to an amount not exceeding $100,000,000, provided that such Increase is in accordance with the provisions of §2.8.

     Trust. See preamble.

     Type. As to any Revolving Credit Loan, its nature as a Base Rate Loan or a Libor Rate Loan.

     Unanimous Lender Approval. The written consent of each Lender that is a party to this Agreement at the time of reference.

     Unencumbered Asset. Any Real Estate Asset that on any date of determination is not subject to any Liens (except for Permitted Liens).

     Wholly-owned Subsidiary. Any single purpose entity which is a Subsidiary of FPLP and of which FPLP at all times owns directly or indirectly (through a Subsidiary or Subsidiaries) 100% of the outstanding voting or controlling interests and of the economic interests.

     “Without Recourse” or “without recourse”. With reference to any obligation or liability, any obligation or liability for which the obligor thereunder is not liable or obligated other than as to its interest in a designated Real Estate Asset or other specifically identified asset only, subject to such limited exceptions to the non-recourse nature of such obligation or liability, such as fraud, misappropriation and misapplication indemnities, as are usual and customary in like transactions involving institutional lenders at the time of the incurrence of such obligation or liability, and to usual and customary environmental indemnification obligations in connection with such designated Real Estate Asset.

     §1.2. Rules of Interpretation.

     (i) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms or the terms of this Agreement.

     (ii) The singular includes the plural and the plural includes the singular.

     (iii) A reference to any law includes any amendment or modification to such law.

     (iv) A reference to any Person includes its permitted successors and permitted assigns.

     (v) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

     (vi) The words “include”, “includes” and “including” are not limiting.

     (vii) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in Massachusetts, have the meanings assigned to them therein.

     (viii) Reference to a particular “§” refers to that section of this Agreement unless otherwise indicated.

     (ix) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

     §2. THE REVOLVING CREDIT FACILITY.

     §2.1 Commitment to Lend. Subject to the provisions of §2.4 and the other terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to the Borrower, and the Borrower may borrow, repay, and reborrow from each Lender from time to time between the Closing Date and the Maturity Date upon notice by the Borrower to the Agent (with copies to the Agent for each Lender) given in accordance with §2.4, such sums as are requested by the Borrower up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender’s Commitment minus, without double counting, an amount equal to such Lender’s Commitment Percentage multiplied by the sum of all Reimbursement Obligations to the extent not yet deemed Revolving Credit Loans and the Maximum Drawing Amount; provided that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested), plus the Maximum Drawing Amount and, without double counting the portion, if any, of any Letter of Credit which is drawn and included in the Revolving Credit Loans, all outstanding Reimbursement Obligations, shall not at any time exceed the lesser of (i) the Total Commitment and (ii) the Borrowing Base Availability at such time, and provided, further, that at the time the Borrower requests a Revolving Credit Loan and after giving effect to the making thereof: (i) in the case of any borrowing or other extension of credit, all of the conditions in §13 (and in the case of the initial borrowing on the Closing Date, also the conditions in §12) have been met at the time of such request, and (ii) there has not occurred and is not continuing (or will not occur by reason thereof) any Default or Event of Default.

     The Revolving Credit Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage. Each request for a Revolving Credit Loan made pursuant to §2.4 shall constitute a representation and warranty by the Borrower that the conditions set forth in §12 have been satisfied as of the Closing Date and that the conditions set forth in §13 have been satisfied on the date of such request and will be satisfied on the proposed Drawdown Date of the requested Loan or issuance of Letter of Credit, as the case may be, provided that the making of such representation and warranty by the Borrower shall not limit the right of any Lender not to lend if such conditions have not been met. No Revolving Credit Loan or other extension of credit shall be required to be made by any Lender unless all of the conditions contained in §12 have been satisfied as of the Closing Date with respect to the initial Revolving Credit Loan or issuance of Letter of Credit, and unless all of the conditions set forth in §13 have been satisfied at the time of any request for a Revolving Credit Loan or other extension of credit and on the Drawdown Date therefor.

     §2.2. The Revolving Credit Notes. The Revolving Credit Loans shall be evidenced by the Revolving Credit Notes. A Revolving Credit Note shall be payable to the order of each Lender in an aggregate principal amount equal to such Lender’s

Commitment. The Borrower irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Lender’s Revolving Credit Note, an appropriate notation on such Lender’s applicable Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on such applicable Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Note Record shall not limit or otherwise affect the rights and obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

     §2.3. Interest on Revolving Credit Loans; Fees.

          (a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto (unless earlier paid in accordance with §3.2) at a rate equal to the Base Rate plus the Applicable Base Rate Margin.

          (b) Each Libor Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto (unless earlier paid in accordance with §3.2) at a rate equal to the Libor Rate determined for such Interest Period plus the Applicable Libor Margin.

          (c) With reference to Base Rate Loans and Libor Rate Loans, the “Applicable Base Rate Margin” the “Applicable Libor Margin” shall be equal to (A) from the Closing Date through the end of the fiscal month in which the financial statements required to be delivered pursuant to §8.4(b) for the fiscal quarter of the Borrower ending December 31, 2003 are delivered to the Agent, a percentage equal to 0.25% for the Applicable Base Rate Margin and 2.15% for the Applicable Libor Margin, and (B) thereafter, the percentage determined for each Rate Period by reference to the Table below:

Table

Applicable Margin

			Applicable
		Applicable	Base Rate
Total Leverage Ratio		Libor Margin	Margin
a)	greater than or equal to 60%	2.50%	0.50%
c)	less than 60% but greater than or equal to 55%	2.25%	0.35%
d)	less than 55% but greater or equal to than 50%	2.15%	0.25%
e)	less than 50%	1.90%	0.15%

For purposes of determining the Applicable Base Rate Margin and the Applicable Libor Margin, the Consolidated Total Leverage Ratio (§10.1 hereof) will be tested quarterly, commencing with the fiscal quarter of the Borrower ending March 31, 2004, based on the annual or quarterly financial statements required to be delivered pursuant to §8.4(a) or 8.4(b), respectively. For purposes of determining the interest rate for any Rate Period hereunder, any interest rate change shall be effective on the first day of the fiscal month immediately following the date on which the financial statements required to be delivered pursuant to §8.4(a) or §8.4(b) are delivered to the Agent, together with a notice to the Agent (which shall be verified by the Agent) specifying any change in the Applicable Base Rate Margin and/or the Applicable Libor Margin. If the Borrower has failed to timely deliver the financial statements required to be delivered by it pursuant to §8.4(a) or §8.4(b), then in addition to the other rights and remedies of the Lenders hereunder, the Applicable Base Rate Margin and the Applicable Libor Margin that are then in effect shall automatically be increased to the next highest level until such financial statements are delivered.

          (c) The Borrower unconditionally promises to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto, and when the principal of such Revolving Credit Loan is due (whether at maturity, by reason of acceleration or otherwise).

          (d) The Borrower agrees to pay to the Agent, for the accounts of the Lenders in accordance with their respective Commitment Percentages, from the Closing Date through the Maturity Date, a facility fee (the “Facility Fee”) calculated at the rate of (i) for any day when the outstanding principal balance of the Loans is equal to or less than 50% of the Total Commitment, 0.25% per annum, and (ii) for any day when the outstanding principal balance of the Loans is greater than 50% of the Total Commitment, 0.15% per annum, in each case calculated on the average daily amount, during each fiscal quarter or portion thereof, of the unborrowed portion of the Total Commitment. The Facility Fee shall be payable quarterly in arrears on the fifth Business Day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the Closing Date through the Maturity Date, with a final payment on the Maturity Date.

          (e) The Borrower shall pay to the Agent a fee (in each case, a “Letter of Credit Fee”) in an amount equal to the Applicable L/C Percentage of the undrawn amount of each outstanding Letter of Credit, which fee (a) shall be payable quarterly in arrears on the fifth Business Day of each calendar quarter for the immediately preceding calendar quarter, with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate (which Letter of Credit Fee shall be pro-rated for any calendar quarter in which such Letter of Credit is issued, drawn upon or otherwise reduced or terminated) and (b) shall be for the accounts of the Lenders and the Fronting Bank as follows: (i) an amount equal to 0.125% per annum of the Letter of Credit Fee shall be for the account of the Fronting Bank and (ii) the remainder of the Letter of Credit Fee shall be for the accounts of the Lenders (including the Fronting Bank) pro rata in accordance with their respective Commitment Percentages

     §2.4. Requests for Revolving Credit Loans.

     The following provisions shall apply to each request by the Borrower for a Revolving Credit Loan:

         (i) The Borrower shall submit a Completed Loan Request to the Agent, together with a duplicate copy of such Completed Loan Request for each Lender which is then a party to this Agreement at the time such loan request is made. Except as otherwise provided herein, each Completed Loan Request shall be in a minimum amount of $500,000 or an integral multiple of $100,000 in excess thereof. Each Completed Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loans requested from the Lenders on the proposed Drawdown Date.

         (ii) Each Completed Loan Request shall be delivered by the Borrower to the Agent by 10:00 a.m. (x) on the Business Day of the

proposed Drawdown Date of any Base Rate Loan, and (y) at least three (3) Business Days prior to the proposed Drawdown Date of any Libor Rate Loan.

         (iii) Each Completed Loan Request shall include a completed writing in the form of Exhibit B hereto specifying: (1) the principal amount of the Revolving Credit Loan requested, (2) the proposed Drawdown Date of such Revolving Credit Loan, (3) the Interest Period applicable to such Revolving Credit Loan, and (4) the Type of such Revolving Credit Loan being requested, and certifying that, both before and after giving effect to such requested Revolving Credit Loan, no Default or Event of Default exists or will exist under this Agreement or any other Loan Document and that, after giving effect to the Requested Revolving Credit Loan (and all other outstanding Revolving Credit Loans and Letters of Credit), the Borrower is in compliance with Borrowing Base Availability.

         (iv) No Lender shall be obligated to fund any Revolving Credit Loan unless:

            (a) a Completed Loan Request has been timely received by the Agent as provided in subsection (i) above; and

            (b) both before and after giving effect to the Revolving Credit Loan to be made pursuant to the Completed Loan Request, all of the conditions contained in §12 shall have been satisfied as of the Closing Date, with respect to the initial advance only, and all of the conditions set forth in §13 shall have been met, including, without limitation, the condition under §13.1 that there be no Default or Event of Default under this Agreement.

         (v) The Agent will use reasonable efforts to cause the Completed Loan Request to be delivered to each Lender on the same day it is received by the Agent and will, absent circumstances outside of its control, cause the Completed Loan Request to be delivered to each Lender on the Business Day following the day a Completed Loan Request is received by the Agent.

     §2.5. Conversion Options.

          (a) The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (i) subject to the further proviso at the end of this §2.5(a) and subject to §2.5(b) and §2.5(d), with respect to any conversion of a Base Rate Loan to a Libor Rate Loan (or a continuation of a Libor Rate Loan, as provided in §2.5(b)), the Borrower shall give the Agent (with copies to the Agent for each Lender) at least three (3) Business Days’ prior written notice of such election, which such notice must be received by the Agent by 10:00 a.m. on any Business Day; and (ii) no Loan may be converted into a Libor Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of outstanding Revolving Credit Loans of any Type may be converted as provided herein, provided that each Conversion Request relating to the conversion of a Base Rate Loan to a Libor Rate Loan shall be for an amount equal to $1,000,000 or an integral multiple of $100,000 in excess thereof and shall be irrevocable by the Borrower.

          (b) Any Revolving Credit Loan of any Type may be continued as such upon the expiration of the Interest Period with respect thereto (i) in the case of Base Rate Loans, automatically and (ii) in the case of Libor Rate Loans by compliance by the Borrower with the notice provisions contained in §2.5(a)(i); provided that no Libor Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default. The Borrower shall notify the Agent promptly when any such automatic conversion contemplated by this §2.5(b) is scheduled to occur.

          (c) In the event that the Borrower does not notify the Agent of its election hereunder with respect to any Revolving Credit Loan in accordance with the terms hereof, such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

          (d) The Borrower may not request or elect a Libor Rate Loan pursuant to §2.4, elect to convert a Base Rate Loan to a Libor Rate Loan pursuant to §2.5(a) or elect to continue a Libor Rate Loan pursuant to §2.5(b) if, after giving effect thereto, there would be greater than four (4) Libor Rate Loans then outstanding. Any Loan Request or Conversion Request for a Libor Rate Loan that would create greater than four (4) Libor Rate Loans outstanding shall be deemed to be a Loan Request or Conversion Request for a Base Rate Loan. By way of explanation of the foregoing, in the event that the Borrower wishes to convert or continue two or more Loans into one Libor Rate Loan on the same day and for identical Interest Periods (or borrow an additional Revolving Credit Loan simultaneously with converting or continuing a Revolving Credit Loan for identical Interest Periods), such Libor Rate Loan shall constitute one single Libor Rate Loan for purposes of this clause (d).

     §2.6. Funds for Revolving Credit Loans.

          (a) Subject to the other provisions of this §2, not later than 11:00 a.m. (Boston time) on the proposed Drawdown Date of any Revolving Credit Loan, each of the Lenders will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Revolving Credit Loan. Upon receipt from each Lender of such amount, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loan made available to the Agent by the Lenders. All such funds received by the Agent by 11:00 a.m. (Boston time) on any Business Day will be made available to the Borrower not later than 2:00 p.m. on the same Business Day; funds received after such time will be made available by not later than 11:00 a.m. on the next Business Day. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loan shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of its Commitment Percentage of any requested Revolving Credit Loan but in no event shall the Agent (in its capacity as Agent) have any obligation to make any funding or shall any Lender be obligated to fund more than its Commitment Percentage of the requested Revolving Credit Loan or to increase its Commitment Percentage on account of such failure or otherwise.

          (b) The Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that such Lender has made available to the Agent on such Drawdown Date the amount of such Lender’s Commitment Percentage of the Revolving Credit Loan to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Lender makes available to the Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Agent on demand an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, multiplied by (ii) the amount of such Lender’s Commitment Percentage of such Revolving Credit Loan, multiplied by (iii) a fraction, the numerator of which is the number of days that elapsed from and including such Drawdown Date to the date on which the amount of such Lender’s Commitment Percentage of such Revolving Credit Loan shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Lender.

     §2.7. Reduction of Commitment. The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent (with copies to the Agent for each Lender) to reduce by $5,000,000 or an integral multiple of $1,000,000 in excess thereof (but not below $20,000,000 or, if greater, the Maximum Drawing Amount) or terminate entirely the unborrowed portion of the then Total Commitment, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages by the amount specified in such notice or, as the case may be, terminated. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Lenders all accrued and unpaid interest on the amount of such reduction and the full amount of the Facility Fee then accrued and unpaid on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

     §2.8. Increase in Total Commitment. At any time prior to the second anniversary of the Closing Date, the Borrower shall have the right, upon written notice to the Agent and satisfaction of the Increase Conditions, to cause the Total Commitment to increase by an amount not at any time exceeding $20,000,000 (the “Increase”), in which event Schedule 2 will be deemed to be amended to reflect the increased Commitment of each Lender, if any, that has agreed in writing to an increase and to add any third party financial institution that may have become a party to, and a “Lender” under, this Agreement in connection with the Increase (and the Agent is hereby authorized to effect such amendment on behalf of the Lenders and the Borrower); provided, however, that it shall be a condition precedent to the effectiveness of the Increase that the Increase Conditions shall have been satisfied. In the event that the Increase results in any change to the Commitment Percentage of any Lender, then on the effective date of such Increase in the Total Commitment (i) any new Lender, and any existing Lender whose Commitment has increased, shall pay to the Agent such amounts as are necessary to fund its new or increased Commitment Percentage of all existing Revolving Credit Loans, (ii) the Agent will use the proceeds thereof to pay to all Lenders whose Commitment Percentage is decreasing such amounts as are necessary so that each such Lender’s participation in existing Revolving Credit Loans will be equal to its adjusted Commitment Percentage, and (iii) if the effective date of such Increase in the Total Commitment occurs on a date other than the last day of an Interest Period applicable to any outstanding Libor Rate Loan, the Borrower will be responsible for Libor Breakage Costs and any other amounts payable pursuant to §4.8 on account of the payments made pursuant to clause (ii) above. No Lender shall have any obligation to increase its Commitment in connection with the Increase.

     §2.9. Extension of Revolving Credit Maturity Date. At least 60 days but in no event more than 120 days prior to December 31, 2006, the Borrower, by written notice to the Agent (with copies for each Lender), may request an extension of the Maturity Date by a period of one year from the Maturity Date then in effect (the “Extension”). The Extension shall become effective on December 31, 2006 so long as (i) the Borrower has paid to the Agent on such date, for the ratable accounts of the Lenders, an extension fee in an amount equal to 25 basis points on the Total Commitment in effect on such date, and (ii) no Default or Event of Default has occurred and is continuing on such date and all representations and warranties contained in the Loan Documents are true and correct as of such date (except to the extent that such representations and warranties relate expressly to an earlier date). The notice referred to in the first sentence of this §2.9 shall constitute and shall be deemed to be a certification by the Borrower as to the truth and accuracy of the statements contained in clause (ii) of the preceding sentence.

     §3. REPAYMENT OF THE LOANS.

     §3.1. Maturity. The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all unpaid principal of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon, the unpaid balance of the Facility Fee accrued through such date, and any and all other unpaid amounts due under this Agreement, the Notes or any other of the Loan Documents.

     §3.2. Optional Repayments of Revolving Credit Loans. The Borrower shall have the right, at its election, to prepay the outstanding amount of the Revolving Credit Loans, in whole or in part, at any time without penalty or premium; provided that the outstanding amount of any Libor Rate Loans may not be prepaid on a date other than the last day of an Interest Period unless the Borrower pays the Libor Breakage Costs for each Libor Rate Loan so prepaid at the time of such prepayment. The Borrower shall give the Agent (with copies to the Agent for each Lender), no later than 10:00 a.m., Boston, Massachusetts time, at least two (2) Business Days’ prior written notice of any prepayment pursuant to this §3.2 of any Base Rate Loans, and at least four (4) Business Days’ notice of any proposed prepayment pursuant to this §3.2 of Libor Rate Loans, specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid. Each such partial prepayment of the Loans shall be in an amount equal to $1,000,000 or an integral multiple of $1,000,000 in excess thereof or, if less, the outstanding balance of the Revolving Credit Loans then being repaid, shall be accompanied by the payment of all charges, if any, outstanding on all Revolving Credit Loans so prepaid and of all accrued interest on the principal prepaid to the date of payment, and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of Libor Rate Loans.

     §3.3 Mandatory Repayment of Loans. If at any time the sum of the outstanding amount of the Loans, plus the Maximum Drawing Amount, plus without double counting any Revolving Credit Loans, the outstanding Reimbursement Obligations, if any, exceeds the lesser of (i) the Total Commitment at such time, or (ii) the Borrowing Base Availability at such time, the Borrower shall immediately pay to the Agent an amount in cash necessary to eliminate such excess, such amount to be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of Libor Rate Loans.

     §4. CERTAIN GENERAL PROVISIONS.

     §4.1. Funds for Payments.

          (a) All payments of principal, interest, fees, and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders or (as the case may be) the Agent, at the Agent’s Head

Office, in each case in Dollars and in immediately available funds. The Borrower shall make each payment of principal of and interest on the Loans and Reimbursement Obligations which are not converted to a Loan hereunder and of fees hereunder not later than 12:00 p.m. (Boston, Massachusetts time) on the due date thereof.

          (b) All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory liens, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If the Borrower is compelled by law to make any such deduction or withholding with respect to any amount payable by it hereunder or under any of the other Loan Documents (except with respect to taxes on the income or profits of the Agent or any Lender), the Borrower shall pay to the Agent, for the account of the Lenders or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders to receive the same net amount which the Lenders would have received on such due date had no such deduction or withholding obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent (with copies to the Agent for each Lender) certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

     §4.2. Computations. All computations of interest on Libor Rate Loans and of other fees to the extent applicable shall be based on a 360-day year and all computations of interest on Base Rate Loans shall be based on a 365/366 day year, in each case paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to Libor Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Note Records or record attached to any other Note from time to time shall constitute prima facie evidence of the principal amount thereof.

     §4.3. Inability to Determine Libor Rate. In the event, prior to the commencement of any Interest Period relating to any Libor Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining the Libor Rate that would otherwise determine the rate of interest to be applicable to any Libor Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower and the Lenders. In such event (a) any Loan Request with respect to Libor Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each Libor Rate Loan will automatically, on the last day of the then current Interest

Period applicable thereto, become a Base Rate Loan, and (c) the obligations of the Lenders to make Libor Rate Loans shall be suspended, in each case unless and until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders.

     §4.4. Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Libor Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the Commitment of such Lender to make Libor Rate Loans or convert Base Rate Loans to Libor Rate Loans shall forthwith be suspended and (b) such Lender’s Commitment Percentage of Libor Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Libor Rate Loans or within such earlier period as may be required by law, all until such time as it is no longer unlawful for such Lender to make or maintain Libor Rate Loans. The Borrower hereby agrees promptly to pay the Agent for the account of such Lender, upon demand, any additional amounts necessary to compensate such Lender for Libor Breakage Costs incurred by such Lender in making any conversion required by this §4.4 prior to the last day of an Interest Period.

     §4.5. Additional Costs, Etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law, but if not having the force of law, then generally applied by the Lenders or the Agent with respect to similar loans), shall:

          (a) subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, any Letters of Credit, such Lender’s Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Agent), or

          (b) change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to the Agent or any Lender under this Agreement or the other Loan Documents, or

          (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

          (d) impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part;

and the result of any of the foregoing is

          (i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment or any Letter of Credit, or

          (ii) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Lender or the Agent hereunder on account of such Lender’s Commitment, any Letter of Credit or any of the Loans, or

          (iii) to require such Lender or the Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by the Agent or such Lender (such demand to be made promptly by the Agent or such Lender upon the making of any such determination), at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum, provided that such Lender or the Agent is generally imposing similar charges on its other similarly situated borrowers. The Agent shall provide the Borrower with a calculation, in reasonable detail, of such amounts in accordance with its customary practices.

     §4.6. Capital Adequacy. If any future law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law, but if not having the force of law, then generally applied by the Lenders with respect to similar loans) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by banks or bank holding companies and any Lender or the Agent determines that the amount of capital required to be maintained by it is increased by or based upon the existence of Loans made or deemed to be made pursuant hereto, then such Lender or the Agent may notify the Borrower of such fact, and the Borrower shall pay to such Lender or the Agent from time to time, upon demand made by the Agent or such Lender (such demand to be made promptly by the Agent or such Lender upon the making of any such determination), as an additional fee payable hereunder, such amount as such Lender or the Agent shall determine reasonably and in good faith and certify in a notice to the Borrower to be an amount that will adequately compensate such Lender in light of these circumstances for its increased costs of maintaining such capital. Each Lender and the Agent shall allocate such cost increases among its customers in good faith and on an equitable basis, and will not charge the Borrower unless it is generally imposing a similar charge on its other similarly situated borrowers. The Agent shall provide the Borrower with a calculation, in reasonable detail, of such amounts in accordance with its customary practices.

     §4.7. Certificate; Limitations. A certificate setting forth any additional amounts payable pursuant to §§4.5 or 4.6 and a brief explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be prima facie evidence that such amounts are due and owing. Notwithstanding anything to the contrary contained in this Article 5, to the extent reasonably possible, each Lender shall designate an alternate lending office in the continental United States to make the Loans in order to reduce any liability of Borrower to such Lender under §§4.4, 4.5 or 4.6 or to avoid the unavailability of a Libor Rate Loan, so long as such designation is not disadvantageous to such Lender.

     §4.8. Indemnity. In addition to the other provisions of this Agreement regarding such matters, the Borrower agrees to indemnify the Agent and each Lender and to hold the Agent and each Lender harmless from and against any loss, cost or expense (including loss of anticipated profits) that the Agent or such Lender may sustain or incur as a consequence of (a) a default by the Borrower in the payment of any principal amount of or any interest on any Libor Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by the Agent or such Lender to lenders of funds obtained by it in order to maintain its Libor Rate Loans, (b) the failure by the Borrower to make a borrowing or conversion after the Borrower has given a Completed Loan Request for a Libor Rate Loan or a Conversion Request for a Libor Rate Loan, and (c) the making of any payment of a Libor Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by the Agent or a Lender to lenders of funds obtained by it in order to maintain any such Libor Rate Loans.

     §4.9. Interest on Overdue Amounts; Late Charge. Notwithstanding anything to the contrary stated herein, upon the occurrence and during the continuance of an Event of Default, at the option of the Majority Lenders, to the extent permitted by applicable law, the unpaid balance of all Obligations shall bear interest at the rate otherwise applicable thereto plus 2%, compounded daily until such Event of Default is cured or waived to the satisfaction of the Agent and the required Lenders. In addition, the Borrower shall pay a late charge equal to five percent (5%) of any amount of interest charges on the Loans which is not paid within ten (10) days of the date when due.

     §5. LETTERS OF CREDIT.

     §5.1. Letter of Credit Commitments.

          §5.1.1. Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Fronting Bank’s customary form as part of a Completed Loan Request (a “Letter of Credit Application”), the Fronting Bank on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in §5.1.4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more letters of credit (individually, a “Letter of Credit”), in such form as may be requested from time to time by the Borrower and agreed to by the Fronting Bank; provided, however, that, after giving effect to such Completed Loan Request, (a) the Maximum Drawing Amount plus all Reimbursement Obligations (to the extent, if any, not yet deemed a Revolving Credit Loan pursuant to §5.3), shall not exceed $10,000,000 at any one time and (b) the sum of (i) the Maximum Drawing Amount and, without double counting, all Reimbursement Obligations (to the extent, if any, not yet deemed a Revolving Credit Loan pursuant to §5.3) and (ii) the amount of all Loans outstanding shall not exceed the lesser of (x) the Total Commitment in effect at such time and (y) the Borrowing Base Availability at such time.

          §5.1.2. Letter of Credit Applications. Each Letter of Credit Application shall be completed to the satisfaction of the Agent and the Fronting Bank.

          §5.1.3. Terms of Letters of Credit. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (i) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, (ii) shall have an expiry date no later than one year after its issuance, and (iii) have an expiry date no later than the date which is fourteen (14) days prior to the Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

          §5.1.4. Obligations of Lenders with respect to Letters of Credit. Each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender’s Commitment Percentage, to reimburse the Fronting Bank on demand for the amount of each draft paid by the Fronting Bank under each Letter of Credit (such agreement for a Lender being called herein the “Letter of Credit Participation” of such Lender). Each such payment made by a Lender shall be treated as a purchase by such Lender of a participation in the Fronting Bank’s interest in such Letter of Credit and each Lender shall share, in accordance with its respective Commitment Percentage, in any interest (but not any fee payable solely for the account of the Fronting Bank) which accrues and is payable by the Borrower pursuant to §5.2 or otherwise in connection with such Letter of Credit.

          §5.2. Reimbursement Obligation of the Borrower. In order to induce the Fronting Bank to issue, extend and renew each Letter of Credit and the Lenders to participate therein, the Borrower hereby agrees to reimburse or pay to the Fronting Bank, for the account of the Fronting Bank or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed by the Fronting Bank hereunder,

          (a) promptly upon notification by the Fronting Bank or the Agent that any draft presented under such Letter of Credit is honored by the Fronting Bank, or the Fronting Bank otherwise makes a payment with respect thereto, (i) the amount paid by the Fronting Bank under or with respect to such Letter of Credit, and (ii) any amounts payable pursuant to §5.5 under, or with respect to, such Letter of Credit, and

          (b) upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §14, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Agent in an interest-bearing account (with interest to be added to such account) as cash collateral for the benefit of the Lenders and the Agent for all Reimbursement Obligations. Upon the expiration, termination or surrender without draw of any Letter of Credit, the Agent shall release to the Borrower the cash collateral amount applicable to such Letter of Credit.

     Each such payment shall be made to the Agent for the benefit of the Fronting Bank or the Lenders, as applicable, at the Agent’s Head Office in immediately available funds. Interest on any and all amounts not converted to a Revolving Credit Loan pursuant to §5.3 and remaining unpaid by the Borrower under this §5.2 at any time from the date such amounts become due and payable (whether as stated in this §5.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent for the benefit of the Lenders on demand at the rate specified in §4.9 for overdue principal on the Loans.

     §5.3. Letter of Credit Payments; Funding of a Loan. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Fronting Bank will use its reasonable efforts to notify the Borrower and the Lenders, on or before the date the Fronting Bank intends to honor such drawing, of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment and, except to the extent the amount of such draft becomes a Revolving Credit Loan as set forth in this §5.3, Borrower shall reimburse Agent, as set forth in §5.2. Notwithstanding anything contained in §5.2 or this §5.3 to the contrary, however, unless Borrower shall have notified the Agent and

Fronting Bank prior to 11:00 a.m. (New York time) on the Business Day immediately prior to the date of such drawing that Borrower intends to reimburse Fronting Bank for the amount of such drawing with funds other than the proceeds of Revolving Credit Loans, Borrower shall be deemed to have timely given a Completed Loan Request pursuant to §2.4 to Agent, requesting a Base Rate Loan on the date on which such drawing is honored and in an amount equal to the amount of such drawing. The Borrower may thereafter convert any such Base Rate Loan to a Revolving Credit Loan of another Type in accordance with §2.5. Each Lender shall, in accordance with §2.6, make available such Lender’s Commitment Percentage of such Revolving Credit Loan to Agent, the proceeds of which shall be applied directly by Agent to reimburse Fronting Bank for the amount of such draw. In the event that any Lender fails to make available to Agent the amount of such Lender’s Commitment Percentage of such Revolving Credit Loan on the date of any drawing, Agent shall be entitled to recover such amount on demand from such Lender plus any additional amounts payable under §2.6(b) in the event of a late funding by a Lender. The Fronting Bank is irrevocably authorized by the Borrower and each of the Lenders to honor draws on each Letter of Credit by the beneficiary thereof in accordance with the terms of such Letter of Credit. The responsibility of the Fronting Bank to the Borrower and the Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit in accordance with the Fronting Bank’s customary practices.

     §5.4. Obligations Absolute. The Borrower’s and the Lenders’ obligations under this §5 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Agent, any Lender or any beneficiary of a Letter of Credit. The Borrower and the Lenders further agree with the Fronting Bank, the Agent and the other Lenders that the Fronting Bank shall not be responsible for, and the Borrower’s Reimbursement Obligations under §5.2 and the Lenders obligations under §5.3 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred, or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Fronting Bank, the Agent and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower and the Lenders agree that any action taken or omitted by the Fronting Bank or the Agent under or in connection with each Letter of Credit and the related drafts and documents shall be binding upon the Borrower and shall not result in any liability on the part of the Fronting Bank, the Agent or any Lender to the Borrower.

     §5.5. Reliance by Issuer. The Fronting Bank and the Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Fronting Bank or the Agent. The Agent and the Fronting Bank shall be fully justified in failing or refusing to take any action under this §5 (other than the issuance of a Letter of Credit pursuant to a Letter of Credit Application and otherwise in accordance with the terms of this Agreement) unless it shall first have received such advice or concurrence of the Majority Lenders (or such other number or percentage of the Lenders as may be required by this Agreement) as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent and any Fronting Bank shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, under this §5 in accordance with a request of the Majority Lenders (or such other number or percentage of the Lenders as may be required by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes or of a Letter of Credit Participation.

        §6. RECOURSE OBLIGATIONS. The Obligations are full recourse obligations of the Borrower, and all of the respective assets and properties of the Borrower shall be available for the payment in full in cash and performance of the Obligations. The obligations of the Trust under the Guaranty are full recourse obligations of the Trust, and all of the respective assets and properties of the Trust shall be available for the payment in full in cash and performance thereof.

     §7. REPRESENTATIONS AND WARRANTIES. The Borrower and the Trust, on their own behalf and on behalf of their respective Subsidiaries, jointly and severally represent and warrant to the Agent and the Lenders all of the statements contained in this §7.

     §7.1. Authority, Etc.

          (a) Organization: Good Standing.

             (i) FPLP is a limited partnership duly organized, validly existing and in good standing under the laws of its state of organization; FPLP has all requisite limited partnership power to own its properties and conduct its business as now conducted and as presently contemplated; and FPLP is in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where the Collateral Properties owned by it are located and in each other jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on its business, operations, assets, condition (financial or otherwise) or properties. Each Borrower (other than FPLP) is a limited partnership, general partnership, nominee trust or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its state of organization; each such Borrower has all requisite limited partnership, general partnership, trust, limited liability company or corporate, as the case may be, power to own its respective properties and conduct its respective business as now conducted and as presently contemplated; and each such Borrower is in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where the Collateral Properties owned by it are located and in each other jurisdiction where such qualification is necessary except where a failure to be so qualified in such other jurisdiction would not have a materially adverse effect on the business, operations, assets, condition (financial or otherwise) or properties of such Borrower.

             (ii) the Trust is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; each Subsidiary of the Trust is duly organized, validly existing and in good standing as a corporation, nominee trust, limited liability company, limited partnership or general partnership, as the case may be, under the laws of the state of its organization; the Trust and each of its Subsidiaries has all requisite corporate, trust, limited liability company, limited partnership or general partnership, as the case may be, power to own its respective properties and conduct its respective business as now conducted and as presently contemplated; and the Trust is in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where such qualification is necessary, except where a failure to be so qualified in such other would not have a materially adverse effect on the business, operations, assets, condition (financial or otherwise) or properties of the Trust or any such Subsidiary.

          (b) Capitalization. The outstanding equity of FPLP is comprised of a general partner interest and limited partner interests, all of which have been duly issued and are outstanding and fully paid and non-assessable. All of the issued and outstanding general partner interests of FPLP are owned and held of record by the Trust. There are no outstanding securities or agreements exchangeable for or convertible into or carrying any rights to acquire a general partner interest in FPLP. There are no outstanding commitments, options, warrants, calls or other agreements (whether written or oral) binding on FPLP or the Trust which require or could require FPLP or the Trust to sell, grant, transfer, assign, mortgage, pledge or otherwise dispose of any general partner interest in FPLP. Except as set forth in the Agreement of Limited Partnership of FPLP, no general partner interests of FPLP are subject to any restrictions on transfer or any partner agreements, voting agreements, trust deeds, irrevocable proxies; or any other similar agreements or interests (whether written or oral). For so long as any Borrower which is a Wholly-owned Subsidiary of FPLP is a Borrower, FPLP owns, directly or indirectly, at least a 100% (by number of votes or controlling interests) of the outstanding voting interests and of the economic interests in each such Borrower. All of the issued and outstanding equity interests of each Borrower other than FPLP are owned and held of record by the Persons set forth on Schedule 7.1(b) attached hereto, and all of such equity interests have been duly issued and are outstanding and fully paid and non-assessable. There are no outstanding securities or agreements exchangeable for or convertible into or carrying any rights to acquire any equity interests in any Borrower (other than FPLP). There are no outstanding commitments, options, warrants, calls or other agreements (whether written or oral) binding on any Borrower (other than FPLP) which require or could require any Borrower (other than FPLP) to sell, grant, transfer, assign, mortgage, pledge or otherwise dispose of any equity interest in such Borrower. Except as disclosed on Schedule 7.1(b) attached hereto, no equity interests of any Borrower (other than FPLP) are subject to any restrictions on transfer or any partner agreements, voting agreements, trust deeds, irrevocable proxies; or any other similar agreements or interests (whether written or oral). All of the Preferred Equity which exists as of the date of this Agreement, and each of the agreements or other documents entered into and/or setting forth the terms, rights and restrictions applicable to any such Preferred Equity, are listed and described on Schedule 7.1(b) attached hereto. All of the agreements and other documents relating to the Preferred Equity in effect on the Closing Date have been furnished to the Agent.

          (c) Due Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or the Trust is or is to become a party and the transactions contemplated hereby and thereby (i) are within the authority of the Borrower and the Trust, (ii) have been duly authorized by all necessary proceedings on the part of the Borrower or the Trust and any general partner thereof, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or the Trust is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or the Trust, (iv) do not conflict with any provision of the Organizational Documents of the Borrower or the Trust or any general partner thereof, and (v) do not contravene any provisions of, or constitute Default or Event of Default hereunder or a failure to comply with any term, condition or provision of, any other agreement, instrument, judgment, order, decree, permit, license or undertaking binding upon or applicable to the Borrower or the Trust or any of the Borrower’s or the Trust’s properties (except for any such failure to comply under any such other agreement, instrument, judgment, order, decree, permit, license, or undertaking as would not materially and adversely affect the business, operations, assets, condition (financial or otherwise) or properties of the Trust, FPLP or any other member of the Potomac Group) or result in the creation of any mortgage, pledge, security interest, lien, encumbrance or charge upon any of the properties or assets of the Borrower or the Trust.

          (d) Enforceability. Each of the Loan Documents to which the Borrower or the Trust is a party has been duly executed and delivered and constitutes the legal, valid and binding obligations of the Borrower and the Trust, as the case may be, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights.

          (e) Consents to Transfers. All necessary consents by any Person (including, without limitation, any partner or mortgagee) to the transfer of any Real Estate Asset or interest in a Partially-Owned Entity contemplated by the Formation Transactions to permit the Borrower to be the valid owner thereof have been obtained, and copies thereof have been delivered to the Agent.

     §7.2. Governmental Approvals. The execution, delivery and performance by the Borrower and the Trust of this Agreement and the other Loan Documents to which the Borrower or the Trust is or is to become a party and the transactions contemplated hereby and thereby do not require (i) the approval or consent of any governmental agency or authority other than those already obtained and delivered to the Agent, or (ii) filing with any governmental agency or authority, other than filings which will be made with the SEC when and as required by law or deemed appropriate by the Trust and the filing of the Security Documents in the appropriate records office with respect thereto.

     §7.3. Title to Properties; Leases.

     The Borrower and the Trust each has good fee to all of its respective properties, assets and rights of every name and nature purported to be owned by it, including, without limitation, that:

          (a) The Borrower holds good and clear record and marketable fee simple title to the Collateral Properties and all assets or properties relating thereto, subject to no Liens other than Permitted Liens.

          (b) The Borrower and the Trust will, as of the Closing Date, own all of the assets as reflected in the financial statements of the Borrower and the Trust described in §7.4, the Registration Statement, the Prospectus, and any so-called follow-on prospectus or acquired since the date of such financial statements (except property and assets sold or otherwise disposed of in the ordinary course of business since that date).

          (c) Each of the direct or indirect interests of the Borrower in any Partially-Owned Entity is set forth on Schedule 7.3(c) attached hereto, including the type of entity in which the interest is held, the percentage interest owned by the Borrower in such entity, the capacity in which the Borrower holds the interest, and the Borrower’s ownership interest therein.

     §7.4. Financial Statements. The following financial statements have been furnished to each of the Lenders:

          (a) The unaudited pro forma condensed consolidated balance sheet of the Trust and its Subsidiaries as of June 30, 2003, and their related unaudited condensed consolidated statements of operations for the fiscal year ended December 31, 2003 and for the six months ended June 30, 2003, prepared as if the Initial Public Offering and all of the Formation Transactions set forth in the Prospectus had occurred as of June 30, 2003 in the case of the balance sheet and as of the beginning of the fiscal year presented and carried forward through the year or interim period presented in the case of the statements of operations, contained in pages F-3 through F-9, inclusive, of the Prospectus, together with (x) the audited combined financial statements for the First Potomac Predecessor (as defined in the Prospectus, page F-12), combined in accordance with GAAP, contained in pages F-12 through F-26, inclusive, of the Prospectus and (y) the audited combined balance sheet of the Trust as of July 15, 2003 contained in pages F-10 and F-11, inclusive of the Prospectus (collectively, the “Prospectus Financials”). Such Prospectus Financials have been prepared in accordance with GAAP and, assuming such Formation Transactions had occurred as of June 30, 2003 in the case of the pro forma balance sheet and as of the beginning of the fiscal year presented and carried forward through the year or interim period presented in the case of the pro forma statements of operations, fairly present the financial condition of the Trust and its Subsidiaries (or such First Potomac Predecessor, as the case may be) as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of the Trust or any of its Subsidiaries (or such First Potomac Predecessor, as the case may be) as of such date known to the officers of the Trust or any of its Subsidiaries (or such First Potomac Predecessor, as the case may be) not disclosed in the Prospectus Financials.

          (b) A summary of information relating to the Properties (as described in the Prospectus, pages 66-76) as of June 30, 2003, including true, accurate and complete information as to the average annual base rents, occupancy rates and lease expiration information, together with the audited statements of revenues and certain expenses with respect to certain of such Properties contained in pages F-27-F-44 of the Prospectus, all of which information contained in such audited statements was prepared in accordance with GAAP and fairly presents the revenues and certain expenses of the applicable Properties as of the dates and for the periods presented.

     §7.5 No Material Changes, Etc. Since the Financial Statement Date, there has occurred no materially adverse change in the business, operations, assets, condition (financial or otherwise) or properties of the Trust, FPLP or any other member of the

Potomac Group. Since the Financial Statement Date and the Closing Date (or such later date upon which a Real Estate Assets became a Collateral Property), there has been no material adverse change to the Net Operating Income of any Real Estate Asset that is a Collateral Property.

     §7.6. Franchises, Patents, Copyrights, Etc. The Borrower, the Trust and each of their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their respective businesses substantially as now conducted without known conflict with any rights of others, except where the failure to so possess could not reasonably be expected to have a material adverse effect on the business, operations, assets, condition (financial or otherwise) or properties of the Trust, FPLP or any other member of the Potomac Group. The Borrower, the Trust and each of their respective Subsidiaries possess all material Permits relating to each of the Collateral Properties. FPLP is pre-approved as a landlord for the United States government by the General Services Administration as part of the General Services Administration’s Advanced Acquisition Program (the “AAP Qualification”).

     §7.7 Litigation. Except as disclosed on Schedule 7.7, there are no actions, suits, proceedings or investigations of any kind pending or, to the Borrower’s or the Trust’s knowledge, threatened against the Borrower, the Trust or any of their respective Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, could reasonably be expected to, either individually or in the aggregate, materially adversely affect the business, operations, assets, condition (financial or otherwise) or properties of the Trust, FPLP or any other member of the Potomac Group, or materially impair the right of the Trust, FPLP or any other member of the Potomac Group, to carry on its businesses substantially as now conducted by it, or result in any substantial liability not fully covered by insurance, or for which adequate reserves are not maintained, as reflected in the applicable consolidated financial statements or SEC Filings of the Borrower and the Trust, or which question the validity of this Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

     §7.8. No Materially Adverse Contracts, Etc. Neither the Borrower, the Trust nor any of their respective Subsidiaries is subject to any charter, corporate, partnership or other legal restriction, or any judgment, decree, order, rule or regulation that has or could reasonably expected in the future to have a materially adverse effect on the business, operations, assets, condition (financial or otherwise) or properties of the Trust, FPLP or any other member of the Potomac Group. None of the Borrower, the Trust or any of their respective Subsidiaries is a party to any contract or agreement that has had, or could reasonably be expected to have, any materially adverse effect on the business, operations, assets, condition (financial or otherwise) or properties of the Trust, FPLP or any other member of the Potomac Group.

     §7.9. Compliance With Other Instruments, Laws, Etc. Neither the Borrower, the Trust nor any of their respective Subsidiaries is in violation of any provision of its partnership agreement, charter or other Organizational Document, as the case may be, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could reasonably be expected to result, individually or in the aggregate, in the imposition of substantial penalties or materially and adversely affect the business, operations, assets, condition (financial or otherwise) or properties of the Trust, FPLP or any other member of the Potomac Group.

     §7.10. Tax Status. (i) Each of the Borrower, the Trust and their respective Subsidiaries (a) has made or filed all federal, state and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings, and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, and (ii) there are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and the respective officers of the Borrower and the Trust and their respective Subsidiaries know of no basis for any such claim.

     §7.11 No Event of Default. No Default or Event of Default has occurred and is continuing.

     §7.12. Investment Company Acts. None of the Borrower, the Trust or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

     §7.13. Name; Jurisdiction of Organization; Absence of UCC Financing Statements, Etc. The exact legal name of the Borrower and the Trust, and their respective jurisdictions of organization, are set forth on Schedule 7.13 attached hereto. Except for Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage, equipment lease, financing lease, option, encumbrance or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien or encumbrance on, or security interest in, any Collateral Property. Neither the Borrower nor the Trust has pledged or granted any lien on or security interest in or otherwise encumbered or transferred any of their respective interests in any Subsidiary (including in the case of the Trust, its interests in FPLP).

     §7.14. Absence of Liens. The Borrower is the owner of the Collateral Properties free from any Lien, except for Permitted Liens.

     §7.15. Certain Transactions. Except as set forth on Schedule 7.15, none of the officers, partners, directors, or employees of the Trust, the Borrower or any of their Subsidiaries is presently a party to any transaction with the Borrower, the Trust or any of their respective Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, partner, director or such employee or, to the knowledge of the Borrower or the Trust, any corporation, partnership, trust or other entity in which any officer, partner, director, or any such employee or natural Person related to such officer, partner, director or employee or other Person in which such officer, partner, director or employee has a direct or indirect beneficial interest has a substantial interest or is an officer, director, trustee or partner.

     §7.16. Employee Benefit Plans; Multiemployer Plans; Guaranteed Pension Plans. Except as disclosed in the SEC Filings or on Schedule 7.16, none of the Borrower, the Trust nor any ERISA Affiliate maintains or contributes to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.

     §7.17. Regulations U and X. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

     §7.18. Environmental Compliance. The Borrower has caused Phase I and other environmental assessments as listed on Exhibit G, or similar assessments with respect to New Collateral Properties (collectively, the “Environmental Reports”) to be conducted to investigate the past and present environmental condition and usage of the Real Estate Assets, true and complete copies of which have been delivered to the Agent. To the Borrower’s knowledge, except as otherwise expressly specified in the Environmental Reports, the Borrower makes the following representations and warranties:

          (a) None of the Borrower, its Subsidiaries, the Trust or any operator of the Real Estate Assets or any portion thereof, or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation or alleged violation has, or its remediation would have, by itself or when aggregated with all such other violations or alleged violations, a material adverse effect on the business, operations, assets, condition (financial or otherwise), properties or prospects of the Trust, FPLP or any other member of the Potomac Group, or constitutes a Disqualifying Environmental Event with respect to any of the Collateral Properties.

          (b) None of the Borrower, the Trust or any of their respective Subsidiaries has received written notice from any third party, including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986), (ii) that any hazardous waste, as defined by 42 U.S.C. § 9601(5), any hazardous substances as defined by 42 U.S.C. § 9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, the Trust or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law, or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which event described in any such notice would have a material adverse effect on the business, operations, assets, condition (financial or otherwise), properties or prospects of the Trust, FPLP or any other member of the Potomac Group, or constitutes a Disqualifying Environmental Event with respect to any of the Collateral Properties.

          (c) (i) No portion of the Real Estate Assets has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of any Real Estate Assets except in accordance with applicable Environmental Laws, (ii) in the course of any activities conducted by the Borrower, the Trust, their respective Subsidiaries or the operators of their respective properties or any ground or space tenants on any Real Estate Asset, no Hazardous Substances have been generated or are being used on such Real Estate Asset except in accordance with applicable Environmental Laws, (iii) there has been no present or past releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Real Estate Assets in violation of applicable Environmental Laws, (iv) there have been no Releases in violation of applicable Environmental Laws upon, from or into any real property in the vicinity of any of the Real Estate Assets which, through soil or groundwater contamination, may have come to be located on such Real Estate Asset, and (v) to the best of Borrower’s Knowledge, any Hazardous Substances that have been generated on any of the Real Estate Assets during ownership thereof by the Borrower, the Trust, their respective Subsidiaries or the operations of their respective properties have been transported off-site only in compliance with all applicable Environmental Laws; any of which events described in clauses (i) through (v) above would have a material adverse effect on the business, operations, assets, condition (financial or otherwise), properties or prospects of the Trust, FPLP or any other member of the Potomac Group, or constitutes a Disqualifying Environmental Event with respect to any of the Collateral Properties.

          (d) None of the Borrower, the Trust or any of the Real Estate Assets is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement, by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby.

     §7.19. Subsidiaries. Schedule 7.19 sets forth, as of the Closing Date, all of the respective Subsidiaries of FPLP, each other Borrower and the Trust.

     §7.20. Loan Documents. All of the representations and warranties by or on behalf of the Borrower and the Trust and their respective Subsidiaries made in this Agreement and in the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects and do not include any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make such representations and warranties not materially misleading.

     §7.21. REIT Status. The Trust has not taken any action that would prevent it from maintaining its qualification as a REIT for its tax years ending December 31, 2003, or from maintaining such qualification at all times during the term of this Agreement.

     §7.22. Initial Public Offering Registration Statement.

     (a) A Registration Statement on Form S-11 (File No. 333-107172) with respect to the common shares (as described in the Registration Statement) has been prepared by the Trust in conformity with the requirements of the Securities Act of 1933, as amended (the “Act”), and the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission thereunder; and has been filed with the SEC. The Trust has prepared and has filed amendments to such registration statement, which amendments have been similarly prepared. There has been delivered to the Agent copies of such registration statement and amendments, together with copies of each exhibit filed therewith. The Trust has also prepared a related preliminary prospectus, a copy of which has also been provided to the Agent. The Trust has also filed with the SEC (or will timely file) one of the following: (i) prior to effectiveness of such registration statement, a further amendment thereto, including the form of final prospectus, or (ii) a final prospectus in accordance with Rules 430A and 424(b) of the Rules and Regulations. As filed, such amendment and form of final prospectus, or such final prospectus, include all Rule 430A Information.

     The term “Registration Statement” as used in this Agreement means the above registration statement at the time such registration statement became effective and, in the event any post-effective amendment thereto became effective, shall also mean such registration statement as so amended; provided, however, that such term shall also include all Rule 430A Information deemed to be included in such registration statement at the time such registration statement became effective as provided by Rule 430A of the Rules and Regulations. The term “Prospectus” as used in this Agreement shall mean the prospectus relating to the common shares in the form in which it is first filed with the SEC pursuant to Rule 424(b) of the Rules and Regulations or, if no filing pursuant to Rule 424(b) of the Rules and Regulations is required, means the form of final prospectus included in the Registration Statement at the time such registration statement became effective, and shall include any preliminary Prospectus. The term “Rule 430A Information” means information with respect to the Common Stock and the offering thereof permitted to be omitted from the Registration Statement when it became effective pursuant to Rule 430A of the Rules and Regulations.

     (b) The SEC has not issued any order preventing or suspending the use of any preliminary Prospectus, and each preliminary Prospectus has conformed in all material respects to the requirements of the Act and the Rules and Regulations and, as of its date, has not included any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein not misleading; as of the Closing Date, the Registration Statement has become effective and the Registration Statement and the Prospectus, and any amendments or supplements thereto, contain all material statements and information required to be included therein by the Act and the Rules and Regulations and in all material respects conform to the requirements of the Act and the Rules and Regulations, and neither the Registration Statement nor the Prospectus, nor any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     §7.23. Collateral Properties. The Borrower makes the following representations and warranties concerning the Collateral Properties:

          (a) Off-Site Utilities. All water, sewer, drainage, electric, gas, telephone and other utilities are installed to the property lines of each Collateral Property and are connected to the Buildings or improvements located thereon with valid permits and are adequate to service the Building in full compliance with applicable law. Each such Building is properly and legally connected directly to, and served exclusively by, public water and sewer systems. Except pursuant to easements which have been obtained and are insured as appurtenant rights not subject to extinguishment under the Title Policies, no easements benefiting the Borrower over land of others are required for any such utilities, and no drainage of surface or other water across land of others is required.

          (b) Access; Etc. The streets abutting each Collateral Property are public roads, to which each Collateral Property has physically open and uncontrolled direct access by trucks and other motor vehicles and by foot, or are private ways (with physically open and uncontrolled direct access by trucks and other motor vehicles and by foot to public roads) to which each Collateral Property has direct access without charge or liability for maintenance or repair, except as may be provided in the Permitted Liens. Except pursuant to easements which have been obtained and are disclosed in the Surveys and are insured as appurtenant rights not subject to extinguishment under the Title Policies, no easements over land of others are required for such means of access and egress.

          (c) Independent Building. Except as set forth in Schedule 7.23(c), the Buildings on each Collateral Property are fully independent from any other real estate in all respects including, without limitation, in respect of structural integrity, heating, ventilating and air conditioning, plumbing, mechanical and other operating and mechanical systems, and electrical, sanitation and water systems, all of which are connected directly to off-site utilities located in public streets or ways or recorded easements as set forth in §7.23(a) or (b) above. The Buildings are located on lots which are separately assessed for purposes of real estate tax assessment and payment. Except as shown on the Survey and made subject to affirmative title insurance against enforced alteration or removal, the Buildings, all Building Service Equipment and all paved or landscaped areas related to or used in connection with the Buildings are located wholly within the perimeter lines of the lot or lots on which the Collateral Properties are located.

          (d) Condition of Building; No Asbestos. Except as set forth in the engineering reports provided to the Agent and listed on Schedule 7.23(d) or the Environmental Reports, to the best of the Borrower’s knowledge, there are no material defects in the roof, foundation, structural elements and masonry walls of the Buildings or their heating, ventilating and air conditioning, electrical, sprinkler, plumbing or other mechanical systems or their Building Service Equipment; the Buildings are fully sprinklered to the extent required by law; and no friable asbestos is located in or on the Buildings.

          (e) Building Compliance with Law; Permits. The Buildings as presently constructed do not violate any applicable federal or state law or governmental regulation, or any local ordinance, order or regulation, including, without limitation, laws, regulations, or ordinances relating to zoning, building use and occupancy, subdivision control, fire protection, health and sanitation. The Buildings comply with applicable zoning laws and regulations and the zoning laws permit use of the Buildings for their current use. There is such number of loading docks and facilities and parking spaces on the lot or lots on which each Collateral Property is located as is adequate (i) under the zoning laws and regulations to permit use of the Buildings for its current use, and (ii) to satisfy any obligations owed to lessees under Leases for the Collateral Property. All private ways providing access to each Collateral Property are zoned in a manner which will permit access to the Buildings over such ways by trucks and other commercial and industrial vehicles, to the extent necessary to continue the existing use of such Buildings. All Permits legally required for the operation and maintenance of each Collateral Property, including, without limitation, building permits, curb-cut permits, water connection permits, sewer extension or connection permits and other permits relating to the use of utilities, and permits required under the Federal Clean Air Act, as amended, the Federal Clean Water Act, as amended (including, without limitation, a so-called “404 Permit”), and by state and/or local law or regulations consistent with the requirements of said Acts, have been validly issued by the appropriate governmental Persons and are now in full force and effect. With respect to each Collateral Property and the operation thereof, the Borrower is in compliance in all respects with the Americans with Disabilities Act and similar applicable state and/or local requirements.

          (f) No Required Real Property Consents, Permits, Etc. The Borrower has received no notices of, nor has any knowledge of, any Permits, utility installations and connections (including, without limitation, drainage facilities, curb cuts and street openings), or private consents required for the maintenance, operation, servicing and use of the Collateral Properties or the Buildings for their current use which have not been granted, effected, or performed and completed (as the case may be) or any fees or charges therefor which have not been fully paid. No such approvals, consents, permits or licenses, (including, without limitation, any railway siding agreements) will terminate, or become void or voidable or terminable on any foreclosure sale of any Collateral Property pursuant to the applicable Security Deed.

          (g) Suits; Judgments. To the best of the Borrower’s knowledge, there are no outstanding notices, suits, orders, decrees or judgments relating to zoning, building use and occupancy, fire, health, sanitation, or other violations affecting, against, or with respect to, the Collateral Property or any part thereof.

          (h) Insurance. The Borrower has not received any notices from any insurer or its agent requiring performance of any work with respect to each Collateral Property or canceling or threatening to cancel any policy of insurance, and each Collateral Property complies with the requirements of its insurance carrier(s) and is insured in accordance with the insurance requirements of the Agent as made known to the Borrower.

          (i) Real Property Taxes; Special Assessments. There are no unpaid or outstanding real estate or other taxes or assessments on or against any Collateral Property or any part thereof which are payable by Borrower or tenants (except only real estate taxes not yet due and payable). There are no betterment assessments or other special assessments presently pending with respect to any portion of any Collateral Property, other than as shown on municipal lien certificates delivered to the Agent and the Borrower has received no notice of any such special assessment being contemplated.

          (j) Historic Status. Except as may be set forth in Schedule 7.23(j), the Buildings are not historic structures or landmarks and neither the Buildings nor any Collateral Property is located within any historic district pursuant to any federal, state or local law or governmental regulation.

          (k) Eminent Domain. There are no pending eminent domain proceedings against any Collateral Property or any part thereof, and, to the best of the Borrower’s knowledge, no such proceedings are presently threatened or contemplated by any taking authority.

          (l) Leases. A rent roll as of [September 30, 2003] with respect to all Leases of any portion of the Collateral Properties is accurately and completely set forth in all material respects in Schedule 7.23(l) as the same shall be supplemented each fiscal quarter by a certificate signed by an authorized officer of the Borrower. The Leases reflected on such rent roll constitute the sole and complete agreements and understandings relating to leasing or licensing of space in the Buildings or at the Collateral Properties by the Borrower. The Borrower has delivered or made available to the Agent a true and complete copy of all Leases relating to the Collateral Properties. There are no occupancies, rights, privileges or licenses in or to the Buildings or any other part of the Collateral Properties other than pursuant to the Leases reflected on the rent roll set forth in Schedule 7.23(l). Except as set forth in Schedule 7.23(l), the Collateral Property Leases reflected on the Schedule 7.23(l) rent roll are in full force and effect, in accordance with their respective terms, and, to the best of the Borrower’s knowledge, no tenant under any of such Leases has failed to make a required payment thereunder or failed to comply with any other material term, condition or provision contained therein, nor are there any defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and the Borrower has not given or made, or received, any notice of default, or any claim, which remains uncured or unsatisfied, with respect to any of such Leases and, to the best of the Borrower’s knowledge there is no basis for any such claim or notice of default by any tenant. The Schedule 7.23(l) rent roll accurately and completely sets forth all rents payable by and security, if any, deposited by tenants, no tenant having paid more than one month’s rent in advance. All tenant improvements or work to be done, furnished or paid for by the Borrower, or credited or allowed to a tenant, for, or in connection with, the Building pursuant to any Lease relating to a Collateral Property has been completed and paid for or provided for in a manner satisfactory to the Agent. No leasing, brokerage or like commissions, fees or payments are due or may become due from the Borrower in respect of the Leases relating to Collateral Properties, except as set forth on Schedule 7.23(l), or reflected in the financial statements delivered pursuant to §7.4.

          (m) Service Agreements. Except as listed on Schedule 7.23(m) or reflected in the financial statements delivered pursuant to §7.4, there are no Service Agreements relating to the operation, maintenance and management of the Buildings, the Collateral Properties, or any part thereof which are terminable upon more than six (6) months notice. All property management and leasing agency agreements for the Collateral Properties are terminable upon thirty (30) days or less notice by mortgagee after foreclosure or deed-in-lieu. To the best of the Borrower’s knowledge, there are no claims or any bases for claims in respect of the Collateral Properties or their operation by any party to any Service Agreements.

          (n) Other Material Real Property Agreements; No Options. There are no material agreements pertaining to the Collateral Properties, the Buildings or the operation or maintenance of either thereof other than as described in this Agreement (including the Schedules hereto and the Title Policies) or otherwise disclosed in writing to the Agent by the Borrower; and no Person has any right or option to acquire the Buildings or the Collateral Properties or any portion thereof or interest therein or lease any portion thereof or additional portion thereof (other than expansion by existing tenants of leased premises disclosed in the Leases), or provide services therefor.

     §8. AFFIRMATIVE COVENANTS OF THE BORROWER AND THE TRUST. The Borrower and the Trust, on their own behalf and on behalf of their respective Subsidiaries, jointly and severally covenant and agree that:

     §8.1. Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest, fees, charges and other amounts and Obligations provided for in this Agreement and the other Loan Documents, all in accordance with the terms of this Agreement, the Notes and the other Loan Documents.

     §8.2. Maintenance of Office; Jurisdiction of Organization, Etc. Each of the Borrower and the Trust will maintain its chief executive office in Bethesda, Maryland, or at such other place in the United States of America as each of them shall designate by written notice to the Agent to be delivered at least thirty (30) days prior to any change of chief executive office, where, subject to §21, notices, presentations and demands to or upon the Borrower and the Trust in respect of the Loan Documents may be given or made. Neither the Trust nor the Borrower will change its jurisdiction of organization, name or corporate structure without giving the Agent at least thirty (30) days prior written notice of such change.

     §8.3. Records and Accounts. Each of the Borrower and the Trust will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), contingencies, depreciation and amortization of its properties and the properties of its Subsidiaries.

     §8.4. Financial Statements, Certificates and Information. The Borrower and the Trust will deliver to the Agent (with copies to the Agent for each Lender):

          (a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Trust, the audited consolidated balance sheet of the Trust and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in shareholder’s equity and cash flows for the year then ended, in each case, setting forth in comparative form the figures as of the end of and for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, and, in each case, accompanied by an auditor’s report prepared without qualification by the Accountants (and the Borrower also shall deliver the foregoing for FPLP on a consolidated basis); together with a written statement from such Accountants to the effect that they have read a copy of this Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default under §10 or otherwise under the provisions of this Agreement relating to the financial condition of the Trust or any of its Subsidiaries, or of any facts or circumstances that would cause the Trust not to continue to qualify as a REIT for federal income tax purposes, or, if such Accountants shall have obtained knowledge of any then existing Default, Event of Default or such facts or circumstances, they shall make disclosure thereof in such statement;

          (b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of its March 31, June 30 and September 30 fiscal quarters, copies of the unaudited consolidated balance sheet of the Trust and its Subsidiaries, as at the end of such quarter, and the related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows for the portion of the Trust’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP (which may be provided by inclusion in the Form 10-Q of the Trust filed with the SEC for such period provided pursuant to clause (i) below), together with a certification by the principal financial or accounting officer of the Borrower and the Trust that the information contained in such financial statements fairly presents the financial position of the Trust and its Subsidiaries on the date thereof (subject to year-end adjustments none of which shall be materially adverse and the absence of footnotes) (and the Borrower also shall deliver the foregoing for FPLP on a consolidated basis);

          (c) Upon the request of the Agent and as soon as practicable, but in any event not later than ninety (90) days after the end of each of its fiscal years, statements of Net Operating Income and outstanding Indebtedness as at the end of such fiscal year and for the fiscal year then ended in respect of each Real Estate Asset (including each Collateral Property), each prepared in accordance with GAAP consistent with the definitions of Net Operating Income and outstanding Indebtedness used in this

Agreement and a rent roll in respect of each Collateral Property, in each case certified by the chief financial or accounting officer of the Borrower as true and correct;

          (d) Upon the request of the Agent and as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Borrower, (i) copies of the unaudited statements of Net Operating Income and outstanding Indebtedness as at the end of such quarter and for the portion of the fiscal year then elapsed in respect of each Real Estate Asset (including each Collateral Property), each prepared in accordance with GAAP consistent with the definitions of Net Operating Income and outstanding Indebtedness used in this Agreement and a rent roll in respect of each Collateral Property, in each case certified by the chief financial or accounting officer of the Borrower to present fairly the Net Operating Income and outstanding Indebtedness and rent roll in respect of each such Real Estate Asset, and (ii) an occupancy analysis in respect of each Real Estate Asset (including each Collateral Property) certified by the chief financial officer of the Borrower to be true and complete;

          (e) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement in the form of Exhibit C-2 hereto signed by the chief financial or accounting officer of the Borrower, and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10;

          (f) promptly as they become available, a copy of each report submitted to the Borrower, the Trust or any of their respective subsidiaries by the Accountants in connection with each annual audit of the books of the Borrower, the Trust or such Subsidiary by such Accountants or in connection with any interim audit thereof pertaining to any phase of the business of the Borrower, the Trust or any such Subsidiary;

          (g) contemporaneously with (or promptly after) the filing or mailing thereof, copies of all material of a financial nature sent to the holders of any Indebtedness of the Borrower (other than the Loans) for borrowed money, to the extent that the information or disclosure contained in such material refers to or could reasonably be expected to have a material adverse effect on the business, operations, assets, condition (financial or otherwise) or properties of the Trust, FPLP or any other member of the Potomac Group;

          (h) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the SEC or sent to the stockholders of the Trust;

          (i) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Trust, copies of the Form 10-K statement filed by the Trust with the SEC for such fiscal year, and as soon as practicable, but in any event not later than fifty (50) days after the end of each fiscal quarter of the Trust copies of the Form 10-Q statement filed by the Trust with the SEC for such fiscal quarter, provided that, in either case, if the SEC has granted an extension for the filing of such statements, the Trust shall deliver such statements to the Agent within ten (10) days after the filing thereof with the SEC;

          (j) in the case of the Borrower and the Trust, as soon as practicable, but in any event not later than thirty (30) days prior to the end of each of their respective fiscal years, a business plan for the next fiscal year (including pro forma projections for such period);

          (k) together with the financial statements delivered pursuant to §8.4(a), a certification by the chief financial or accounting officer of the Borrower of the state and federal taxable income of the Trust and its Subsidiaries as of the end of the applicable fiscal year;

          (l) in the event that the definition of “funds from operations” is revised by the Board of Governors of the National Association of Real Estate Investment Trusts, a report, certified by the chief financial or accounting officer of the Borrower, of the “funds from operations” of the Borrower based on the definition as in effect on the date of this Agreement and based on the definition as so revised from time to time, which such report shall be delivered to the Agent (with copies to the Agent for each Lender) with the financial statements required to be delivered pursuant to §8.4(b) above;

          (m) promptly following the Agent’s request therefor, copies of the annual financial statements, if any, delivered by any Major Tenants or guarantors of Major Leases; and

          (n) from time to time such other financial data and other information about the Borrower, the Trust, their respective Subsidiaries, the Real Estate Assets and the Partially-Owned Entities as the Agent or any Lender (through the Agent) may reasonably request.

     §8.5. Notices.

          (a) Defaults. The Borrower and the Trust will, promptly after obtaining knowledge of the same, notify the Agent in writing (with copies to the Agent for each Lender) of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of (x) a claimed Default (whether or not constituting an Event of Default) under this Agreement or (y) a claimed failure by the Borrower, the Trust or any of their respective Subsidiaries, as applicable, to comply with any term, condition or provision of or under any note, evidence of Indebtedness, indenture or other obligation in excess of $7,000,000, individually or in the aggregate, to which or with respect to which any of them is a party or obligor, whether as principal or surety, and such failure to comply would permit the holder of such note or obligation or other evidence of Indebtedness to accelerate the maturity thereof, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed failure to comply.

          (b) Environmental Events. The Borrower and the Trust will promptly give notice in writing to the Agent (with copies to the Agent for each Lender) (i) upon Borrower’s or the Trust’s obtaining knowledge of any material violation (as determined by the Borrower or the Trust in the exercise of its reasonable discretion) of any Environmental Law regarding any Real Estate Asset or Borrower’s or the Trust’s operations, (ii) upon Borrower’s or the Trust’s obtaining knowledge of any known Release of any Hazardous Substance at, from, or into any Real Estate Asset which it reports in writing or is reportable by it in writing to any governmental authority and which is material in amount or nature or which could materially affect the value of such Real Estate Asset, (iii) upon Borrower’s or the Trust’s receipt of any notice of material violation of any Environmental Laws or of any material Release of Hazardous Substances in violation of any Environmental Laws or any matter that may be a Disqualifying Environmental Event with respect to any of the Collateral Properties, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) Borrower’s or the Trust’s or any other Person’s operation of any Real Estate Asset, (B) contamination on, from or into any Real Estate Asset, or (C) investigation or remediation of off-site locations at which Borrower or the Trust or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Substances, or (iv) upon Borrower’s or the Trust’s obtaining knowledge that any expense or loss has been incurred by such governmental authority in connection with the assessment, containment, removal or remediation of any Hazardous Substances with respect to which Borrower or the Trust or any Partially-Owned Entity may be liable or for which a lien may be imposed on any Real Estate Asset.

          (c) Notification of Claims against Collateral Properties. The Borrower will, and will cause each Subsidiary to, promptly upon becoming aware thereof, notify the Agent in writing (with copies to the Agent for each Lender) of any setoff, claims, withholdings or other defenses to which any of the Collateral Properties are subject, which (i) could reasonably be expected to have a material adverse effect on (x) the business, operations, assets, condition (financial or otherwise), properties or prospects of the Trust, FPLP or any other member of the Potomac Group, or (y) the value of any such Collateral Property, or (ii) with respect to such Collateral Property, constitute a Disqualifying Environmental Event or a Lien subject to the bonding or insurance requirement of §9.2(vii).

          (d) Notice of Litigation and Judgments. The Borrower and the Trust will give notice to the Agent in writing (with copies to the Agent for each Lender) within three (3) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings an adverse determination in which could materially adversely affect FPLP, the Trust or any member of the Potomac Group, or any Collateral Property or to which the Borrower, the Trust or any of their respective Subsidiaries is or is to become a party involving a claim against the Borrower, the Trust or any of their respective Subsidiaries that could reasonably be expected to have a materially adverse effect on the respective business, operations, assets, condition (financial or otherwise) or properties of the Trust, FPLP or any other member of the Potomac Group or on the value or operation of the Collateral Properties and stating the nature and status of such litigation or proceedings. The Borrower and the Trust will give notice to the Agent and each of the Lenders, in writing, in form and detail reasonably satisfactory to the Agent, within three (3) days of any judgment not covered by insurance, final or otherwise, against the Borrower, the Trust or any of such Subsidiaries in an amount in excess of $1,000,000.

          (e) Acquisition of Real Estate Assets. The Borrower shall notify the Agent (with copies to the Agent for each Lender) in its financial reports delivered pursuant to §§8.4(a) and (b) of the acquisition of Real Estate Assets during the applicable quarter by the Borrower or any other member of the Potomac Group (other than the Trust) (whether or not such acquisition was made with proceeds of the Loans), which notice shall include, with respect to each such Real Estate Asset, its address, a brief description and recent photograph, a rent roll summary, a pro forma and historic (if available) income statement and a summary of the key business terms of such acquisition.

          (f) Notice of Default under Major Leases. The Borrower will simultaneously give to the Agent (with copies for each Lender) copies of any notice (i) given by the Borrower to a Major Tenant or (ii) received by the Borrower from any Major Tenant, of the occurrence of any failure of the party receiving such notice to comply with any of the material terms, covenants, conditions or agreements under any of the Major Leases.

     §8.6. Existence of Borrower; Maintenance of Properties. The Borrower and the Trust will do or cause to be done all things necessary to, and shall, preserve and keep in full force and effect its respective existence in its jurisdiction of organization and will do or cause to be done all things necessary to preserve and keep in full force all of its respective rights and franchises and those of its respective Subsidiaries which may be necessary to properly and advantageously conduct the businesses conducted by it. The Borrower (a) will cause all necessary repairs, renewals, replacements, betterments and improvements to be made to all Real Estate Assets owned or controlled by it, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, subject to the terms of the applicable Leases and partnership agreements or other entity charter documents, and in any event, will keep all of the Real Estate Assets (for so long as such Real Estate Assets are owned by the Borrower or any of its Subsidiaries) in a condition consistent with the Real Estate Assets currently owned or controlled by the Borrower or its Subsidiaries, (b) will cause all of its other properties and those of its Subsidiaries (to the extent controlled by the Borrower) used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (c) will not permit the Trust to directly own or lease any Real Estate Asset, and (d) will, and will cause each of its Subsidiaries to continue to engage primarily in the businesses now conducted by it and in related businesses, all of the foregoing to the extent necessary to comply with the other terms and conditions set forth in this Agreement, and in the case of clauses (a) and (b) above.

     §8.7. Existence of the Trust; Maintenance of REIT Status of the Trust; Maintenance of Properties;. The Trust will do or cause to be done all things necessary to preserve and keep in full force and effect the Trust’s existence as a Maryland corporation. The Trust will at all times (i) maintain its status as a REIT and not take any action which could lead to its disqualification as a REIT and (ii) continue to be listed on a nationally-recognized stock exchange. The Trust will not engage in any business other than the business of acting as a REIT and serving as the general partner and limited partner of the Borrower and matters directly relating thereto, and shall (x) conduct all or substantially all of its business operations through the Borrower or through subsidiary partnerships or other entities in which the Borrower owns 100% of the economic interests and (y) own no real property or material personal property other than through its ownership interests in the Borrower. The Trust will (a) cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order, and supplied with all necessary equipment, (b) cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Trust may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times and (c) cause each of its Subsidiaries to continue to engage primarily in the businesses now conducted by it and in related businesses, in each case under clauses (a), (b) and (c) above to the extent, in the good faith judgment of the Trust, necessary to properly and advantageously conduct the businesses being conducted by it.

     §8.8. Insurance. The Borrower and the Trust will maintain insurance on the Collateral Properties as required by the Security Deeds, and the Borrower and the Trust will maintain with respect to their other properties, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to such properties and its business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent. The Agent shall be named as loss payee, mortgagee and additional insured under the Borrower’s insurance on Collateral Properties and shall be given at least thirty (30) days notice of cancellation, termination or material amendment.

     §8.9. Taxes. The Borrower will, and will cause the Trust and each of their respective Subsidiaries to, pay or cause to be paid real estate taxes, other taxes, assessments and other governmental charges against the Real Estate Assets before the same become delinquent and will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon its sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of the Real Estate Assets; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or the Trust shall have set aside on its books adequate reserves with respect thereto, and, in the case of claims for labor, materials or supplies affecting the Collateral Properties, put into effect bonding arrangements as necessary to prevent liens based on such claims from attaching to any Collateral Property which would have priority over the lien of the Security Deed for such Collateral Property; and provided further that the Borrower or the Trust will pay all such taxes, assessments, charges, levies or claims forthwith prior to the consummation of proceedings to foreclose any lien that may have attached as security therefor. Promptly upon request by the Agent if required for bank regulatory compliance purposes or similar bank purposes, the Borrower will provide evidence of the payment of real estate taxes, other taxes, assessments and other governmental charges against the Real Estate Assets in the form of receipted tax bills or other form reasonably acceptable to the Agent, or evidence of the existence of applicable contests as contemplated herein.

     §8.10. Inspection of Properties and Books. (a) Subject to the rights of tenants to limit or prohibit such access, as denoted in the applicable Leases, the Borrower and the Trust will permit the Agent or any of its designated representatives upon reasonable notice (which notice may be given orally or in writing and provided that no notice shall be required if a Default or Event of Default has occurred and is continuing), to visit and inspect any of the properties of the Borrower, the Trust or any of their respective Subsidiaries to examine the books of account of the Borrower, the Trust and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, the Trust and their respective Subsidiaries with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as the Agent may reasonably request.

          (b) The Borrower hereby agrees that each of the Lenders and the Agent (and each of their respective, and their respective affiliates’, employees, officers, directors, agents and advisors (collectively, “Representatives”) is, and has been from the commencement of discussions with respect to the facility established by the Agreement (the “Facility”), permitted to disclose to any and all Persons, without limitation of any kind, the structure and tax aspects (as such terms are used in Code sections 6011 and 6111) of the Facility, and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such Lender or the Agent related to such structure and tax aspects. In this regard, the Lenders and the Agent intend that this transaction will not be a “confidential transaction” under Code sections 6011, 6111 or 6112, and the regulations promulgated thereunder.

     §8.11. Compliance with Laws, Contracts, Licenses, and Permits. The Borrower and the Trust will comply with, and will cause each of their respective Subsidiaries to comply with (a) all applicable laws and regulations now or hereafter in effect wherever its business is conducted that are material in any respect to the operation of their respective businesses in the ordinary course and consistent with past practices, including, without limitation, all such Environmental Laws and all such applicable federal and state securities laws, (b) the provisions of its partnership agreement or corporate charter and other Organizational Documents, as applicable, (c) all material agreements and instruments to which it is a party or by which it or any of its properties may be bound (including the Real Estate Assets and the Leases) and (d) all applicable decrees, orders, and judgments. If at any time while any Loan or Note or other Obligations is outstanding or the Lenders have any obligation to make Loans or issue Letters of Credit hereunder, any Permit shall become necessary or required in order that the Borrower may fulfill any of its obligations hereunder, the Borrower and the Trust and their respective Subsidiaries will immediately take or cause to be taken all reasonable steps within the power of the Borrower or the Trust, as applicable, to obtain such Permit and furnish the Agent with evidence thereof.

     §8.12. Use of Proceeds. Subject at all times to the other provisions of this Agreement, including without limitation §7.17, the Borrower will use the proceeds of the Loans solely to finance acquisitions of Permitted Properties and for its working capital and general corporate purposes.

     §8.13. Additional Borrower; Solvency of Borrower; Removal of Borrower.

          (a) If, after the Closing Date, FPLP wishes to designate as a Collateral Property a Real Estate Asset that otherwise qualifies as a Collateral Property but is owned by a Person other than the Borrower, FPLP shall cause such Person (which Person must be a Wholly-owned Subsidiary of FPLP) to become a party to this Agreement and the other applicable Loan Documents prior to such Real Estate Asset becoming a Collateral Property hereunder. The liability of each Person which is from time to time a Borrower hereunder shall be joint and several with each other Borrower for all Obligations for so long as such Borrower is a Borrower hereunder (provided that FPLP shall at all times be a Borrower hereunder). In accordance with §11.3, at any time and from time to time but only for so long as no Default or Event of Default shall then exist, FPLP may notify Agent, in writing (each, a “Release Notice”), that the Borrower would like one (1) or more Collateral Properties to be removed from the Borrowing Base. Such Release Notice shall be accompanied by a Certificate of Compliance in the form of Exhibit C-3, evidencing compliance with §2.1 and §10 after giving effect to the requested release. Prior to the effectiveness of any such release, the Agent shall have the right to require new MAI Appraisals for each of the Real Estate Assets which would remain in the Borrowing Base for which the existing MAI Appraisal is more than 12 months old to confirm the Borrower’s compliance with the provisions hereof (except that if there are more than ten (10) Real Estate Assets remaining in the Borrowing Base after giving effect to the release, such new MAI Appraisals shall not be required). Upon the Agent’s receipt of such Release Notice and its satisfaction with the Certificate of Compliance and the results of any MAI Appraisals (which the Agent shall endeavor to have completed within 60 days after receipt of the applicable Release Notice), such Collateral Properties (each, a “Released Property”) shall be removed from the Borrowing Base and any Wholly-owned Subsidiary which is the owner of a Released Property (and is not the owner of any other Collateral Property) and which is then a Borrower (other than FPLP) hereunder shall be released from its obligations hereunder (including the Obligations). FPLP will not permit any Borrower (other than FPLP) that owns any Collateral Property to have any Subsidiaries unless such Subsidiary’s business, obligations and undertakings are exclusively related to the business of such Borrower.

          (b) The Borrower and the Trust shall remain solvent at all times.

     §8.14. Further Assurances. The Borrower and the Trust will cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

     §8.15. Interest Rate Protection. In the event that the Borrower’s floating rate Indebtedness that is not otherwise subject to interest rate protection arrangements at any time exceeds twenty-five percent (25%) of Consolidated Total Indebtedness for borrowed money, the Borrower shall obtain and maintain in effect interest rate protection arrangements (by means of hedging techniques or vehicles such as interest rate swaps, interest rate caps, interest rate corridors or interest rate collars, in each case to be capped at a rate reasonably satisfactory to the Agent and otherwise in form and substance reasonably satisfactory to the Agent) for a term and in an amount reasonably satisfactory to the Agent. Once obtained, the Borrower shall maintain such arrangements in full force and effect as provided therein, and shall not, without the approval of the Agent, modify, terminate, or transfer such arrangements during the period in which the Borrower’s floating rate Indebtedness exceeds twenty-five percent (25%) of Consolidated Total Indebtedness for borrowed money.

     §8.16. Environmental Indemnification. The Borrower and the Trust each covenants and agrees that it will indemnify and hold the Agent and each Lender, and each of their respective Affiliates, harmless from and against any and all claims, expense, damage, loss or liability incurred by the Agent or any Lender in connection with environmental matters with respect to the Collateral Properties, as more fully set forth in the Environmental Indemnity Agreement for each respective Collateral Property. It is expressly acknowledged by the Borrower and the Trust that each Environmental

Indemnity Agreement shall survive any foreclosure or any modification, release or discharge of any or all of the Security Documents or the repayment of the amounts owing under the Notes and this Agreement and the termination of this Agreement and the obligations of the Lenders hereunder and shall inure to the benefit of the Agent and the Lenders and their respective Affiliates, their respective successors, and their respective assigns under the Loan Documents.

     §8.17. Response Actions. The Borrower covenants and agrees that if any Release or disposal of Hazardous Substances shall occur or shall have occurred on any Real Estate Asset owned directly or indirectly by the Borrower or the Trust, in violation of applicable Environmental Laws, the Borrower will cause the prompt containment and removal of such Hazardous Substances and remediation of such wholly-owned Real Estate Asset as necessary to comply with all Environmental Laws or to preserve the value of any applicable Collateral Property.

     §8.18. Environmental Assessments. If the Agent reasonably believes, after discussion with the Borrower and review of any environmental reports provided by the Borrower, that a Disqualifying Environmental Event has occurred with respect to any one or more of the Collateral Properties, whether or not a Default or an Event of Default shall have occurred, the Agent may, from time to time, for the purpose of assessing and determining whether a Disqualifying Environmental Event has in fact occurred, cause the Borrower to obtain one or more environmental assessments or audits of such Collateral Property prepared by a hydrogeologist, an independent engineer or other qualified consultant or expert approved by the Agent to evaluate or confirm (i) whether any Hazardous Substances are present in the soil or water at such Collateral Property and (ii) whether the use and operation of such Collateral Property complies with all Environmental Laws. Environmental assessments may include without limitation detailed visual inspections of such Collateral Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and, if and to the extent reasonable, appropriate and required pursuant to applicable Environmental Laws, the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as the Agent deems appropriate. All such environmental assessments shall be at the sole cost and expense of the Borrower.

     §8.19. Employee Benefit Plans.

          (a) Notice. The Borrower and the Trust will notify the Agent (with copies to the Agent for each Lender) at least thirty (30) days prior to the establishment of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan by any of them or any of their respective ERISA Affiliates other than those disclosed on Schedule 8.19 attached hereto or disclosed in the SEC Filings, and neither the Borrower nor the Trust will establish any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan which could reasonably be expected to have a material adverse effect on FPLP, the Trust or any member of the Potomac Group.

          (b) In General. Each Employee Benefit Plan maintained by the Borrower, the Trust or any of their respective ERISA Affiliates will be operated in compliance with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions.

          (c) Terminability of Welfare Plans. With respect to each Employee Benefit Plan maintained by the Borrower, the Trust or any of their respective ERISA Affiliates which is an employee welfare benefit plan within the meaning of §3(l) or §3(2)(B) of ERISA, the Borrower, the Trust, or any of their respective ERISA Affiliates, as the case may be, shall have the right to terminate each such plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) without liability other than liability to pay claims incurred prior to the date of termination.

          (d) Unfunded or Underfunded Liabilities. The Borrower and the Trust will not at any time have accruing or accrued unfunded or underfunded liabilities with respect to any Employee Benefit Plan, Guaranteed Pension Plan or Multiemployer Plan, or permit any condition to exist under any Multiemployer Plan that would create a withdrawal liability.

     §8.20. No Amendments to Certain Documents. The Borrower and the Trust will not at any time cause or permit its certificate of limited partnership, agreement of limited partnership (including without limitation the Agreement of Limited Partnership of the Borrower), articles of incorporation, by-laws, operating agreement or other Organizational Documents, as the case may be, to be modified, amended or supplemented in any respect whatever, without (in each case) the express prior written consent or approval of the Agent, if such changes could reasonably be expected to affect the Trust’s REIT status or otherwise adversely affect the rights of the Agent and the Lenders hereunder or under any other Loan Document.

     §8.21. Leases; Lease Approvals. The Borrower will use commercially reasonable efforts to (and at the Agent’s request during the continuance of a Default or Event of Default, will promptly) exercise or enforce its rights under those provisions of the Major Leases requiring the delivery of financial statements, rent rolls, lease summaries, subleases and other information from tenants under Leases or guarantors of Lease obligations to the Borrower, and, during the continuance of a Default or Event of Default, will deliver to the Agent (with copies for each Lender) copies of all material information so delivered by any of the tenants or guarantors immediately following the Borrower’s receipt thereof. After an Event of Default has occurred and while it is continuing, the Agent shall have the right, and the Borrower hereby authorizes the Agent, to communicate directly with any of the tenants or guarantors for any purpose contemplated by this Agreement or any of the Security Documents. In the event that any of the Leases is terminated, the Borrower will take or cause to be taken all steps within the power of the Borrower to market and lease the untenanted rentable area of the Buildings to such tenants and in the case of any Major Lease, upon such terms and conditions as may be reasonably approved by the Agent. Any proposed lease (i) for the occupancy of 10,000 square feet or more of the net leasable area of a Building located on a Collateral Property, or (ii) for any space in a Collateral Property which, when aggregated with all other leases in the Building (or in an office park or similar development which includes such Building) to the tenant under such proposed lease and/or its Affiliates, would cause such proposed tenant to occupy 10,000 square feet or more of the net leasable area of a Building, office park or similar development, shall be submitted to the Agent (with copies for each Lender) and approved by the Agent prior to execution, provided that if the Agent has not approved or disapproved such lease within fifteen (15) days of receipt of the final form of such Lease together with a request for approval as to which the Agent shall have, within fifteen (15) days prior thereto, received copies of the lease term sheet and tenant financials (to the extent such tenant financials were available), and (ii) provided, further that the final request for approval and the envelope in which it was delivered have been each appropriately marked with the following legend: “TIME SENSITIVE — RESPONSE REQUIRED WITHIN FIFTEEN (15) DAYS”, such lease will be deemed automatically approved. The approval of the Agent shall not be required for any Lease of any other portion of a Collateral Property of less than 10,000 square feet so long as (i) such Lease is substantially in the form of the standard form of lease submitted to and approved by the Agent and attached hereto as Schedule 7.14 or in such other standard form as the Agent may hereafter approve (in either case, with such customary modifications thereto as may be negotiated by the Borrower and the tenant thereunder), and (ii) the terms of such Lease are consistent with the Borrower’s most recent leasing plan delivered to the Agent. A copy of any new Lease shall be delivered to the Agent promptly following execution of such Lease.

     §9. CERTAIN NEGATIVE COVENANTS OF THE BORROWER AND THE TRUST. The Borrower and the Trust, on their own behalf and on behalf of their respective Subsidiaries, jointly and severally covenant and agree that neither the Borrower nor the Trust will:

     §9.1. Restrictions on Indebtedness. Create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

          (a) Indebtedness to the Agent and the Lenders (and their respective Affiliates) arising under any of the Loan Documents;

          (b) current liabilities of the Borrower incurred in the ordinary course of business other than through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

          (c) Indebtedness (other than relating to the Collateral Properties) in an aggregate amount not in excess of $250,000 in respect of taxes, assessments,

governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §8.9;

          (d) Indebtedness (other than relating to the Collateral Properties) in an aggregate amount not in excess of $1,000,000 in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which, at the time, a good faith appeal or proceeding for review is being prosecuted, and in respect of which a stay of execution shall have been obtained pending such appeal or review;

          (e) endorsements for collection, deposit or negotiation incurred in the ordinary course of business;

          (f) Indebtedness of the Borrower existing on the Closing Date and listed and described on Schedule 9.1 hereto or in the financial statements delivered pursuant to §7.4, including any refinancing of any debt listed on Schedule 9.1(f) hereto, provided that (i) such refinancing is Without Recourse to the Borrower or the Trust and is Without Recourse to any of the respective assets of any of the Borrower or the Trust other than to the specific Real Estate Asset being refinanced, and (ii) at the time of any such refinancing and after giving effect thereto, there exists no Default or Event of Default hereunder;

          (g) Indebtedness of the Borrower incurred after the Closing Date, provided that: (i) such Indebtedness is Without Recourse to the Borrower or the Trust and is Without Recourse to any of the respective assets of any of the Borrower or the Trust other than to the specific Real Estate Asset or Assets acquired, refinanced or rehabilitated with the proceeds of such Indebtedness, and (ii) at the time any such Indebtedness is incurred and after giving effect thereto, there exists no Default or Event of Default hereunder; and

          (h) contingent liabilities of the Borrower disclosed in the financial statements referred to in §7.4 or on Schedule 9.1(h) hereto, and such other contingent liabilities of the Borrower having a combined aggregate potential liability of not more than $1,000,000 at any time;

          (i) Indebtedness of the Borrower for the purchase price of capital assets (other than Real Estate Assets but including Indebtedness in respect of Capitalized Leases) incurred in the ordinary course of business, provided that the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed $500,000 at any time outstanding; and

          (j) Recourse Indebtedness of the Borrower incurred after the Closing Date (other than relating to the Collateral Properties) in connection with the purchase of or the construction of or renovation of improvements on any Real Estate Asset, provided that (i)

the aggregate principal amount of Indebtedness permitted by this clause (j) shall not exceed $10,000,000 at any time outstanding, and (ii) at the time any such Indebtedness is incurred and after giving effect thereto, there exists no Default or Event of Default hereunder.

     It is understood and agreed that the provisions of this §9.1 shall not apply to Indebtedness of any Partially-Owned Entity which is Without Recourse to the Borrower or the Trust, or any of their respective assets.

     The terms and provisions of this §9.1 are in addition to, and not in limitation of, the covenants set forth in §10.

     §9.2. Restrictions on Liens, Etc. (a) Create or incur or suffer to be created or incurred or to exist any lien, mortgage, pledge, attachment, security interest or other rights of third parties of any kind upon any of the Collateral Properties, whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement in connection with the operation of the Collateral Properties; (c) suffer to exist with respect to the Collateral Properties, any taxes, assessments, governmental charges and claims for labor, materials and supplies for which payment thereof is not being contested or for which payment notwithstanding a contest is required to be made in accordance with the provisions of §8.9 and has not been timely made; or (d) sell, assign, pledge or otherwise transfer for security any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse, relating to the Collateral Properties (the foregoing items (a) through (d) being sometimes referred to in this §9.2 collectively as “Liens”), provided that the Borrower may create or incur or suffer to be created or incurred or to exist:

          (i) Liens securing taxes, assessments, governmental charges or levies which are not yet due and payable or which are not yet required to be paid under §8.9;

          (ii) Liens arising out of deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pensions or other social security obligations; and deposits with utility companies and other similar deposits made in the ordinary course of business;

          (iii) Liens (other than affecting the Collateral Properties) in respect of judgments or awards, the Indebtedness with respect to which is not prohibited by §9.1(d);

          (iv) Liens with respect to Collateral Properties which are noted as exceptions to coverage in Title Policies approved by the Agent and, with respect to Real Estate Assets which are not Collateral Properties, encumbrances on properties consisting of easements, rights of way, covenants, zoning and other land-use restrictions, building restrictions, restrictions on the use of real property and defects and irregularities in the title thereto; landlord’s or lessor’s Liens under Leases to which the Borrower is a party or bound; purchase options granted at a price not less than the market value of such property; and other minor Liens or encumbrances on properties, none of which interferes materially and adversely with the use of the property affected in the ordinary conduct of the business of the Borrower, and which matters (x) do not individually or in the aggregate have a material adverse effect on the business of FPLP, the Trust or any member of the Potomac Group and (y) do not make title to such property unmarketable by the conveyancing standards in effect where such property is located;

          (v) any Leases entered into in the ordinary course of business in compliance with the terms of §8.21 hereof;

          (vi) as to Real Estate Assets which are acquired after the date of this Agreement, Liens and other encumbrances or rights of others which exist on the date of acquisition and which do not otherwise constitute a breach of this Agreement; provided that nothing in this clause (vi) shall be deemed or construed to permit a Collateral Property to be subject to a Lien to secure Indebtedness;

          (vii) Liens affecting the Collateral Properties which are junior in priority to the liens of the Lenders under the Security Deeds in respect of judgments or awards that are under appeal or have been in force for less than the applicable period for taking an appeal, so long as execution is not levied thereunder or in respect of which, at the time, a good faith appeal or proceeding for review is being diligently prosecuted, and in respect of which a stay of execution shall have been obtained pending such appeal or review; provided that the Borrower shall have obtained a bond or insurance or made other arrangements with respect thereto, in each case reasonably satisfactory to the Agent;

          (viii) Liens securing Indebtedness for the purchase price of capital assets (other than Real Estate Assets but including Indebtedness in respect of Capitalized Leases for equipment and other equipment leases) to the extent not otherwise prohibited by §9.1; and

          (x) other Liens (other than affecting the Collateral Properties) in connection with any Indebtedness permitted under §9.1.

          Nothing contained in this §9.2 shall restrict or limit the Borrower or any of their respective Wholly-owned Subsidiaries from creating a Lien in connection with any Real Estate Asset which is not a Collateral Property and otherwise in compliance with the other terms of this Agreement.

          The Trust shall not create or incur or suffer to be created or incurred any Lien on any of its directly-owned properties or assets, including, in any event, its general partner interests and limited partner interests in the Borrower.

     §9.3. Restrictions on Investments. Make or permit to exist or to remain outstanding any Investment except, with respect to the Borrower and its Subsidiaries only, Investments in:

          (a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase (including investments in securities guaranteed by the United States of America such as securities in so-called “overseas private investment corporations”);

          (b) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000;

          (c) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s, and not less than “A 1” if rated by S&P;

          (d) Investments existing on the Closing Date and listed in the financial statements referred to in §7.4;

          (e) other Investments hereafter in connection with the acquisition and development of Permitted Properties by the Borrower or any Wholly-owned Subsidiary of the Borrower, provided that (i) the aggregate amounts actually invested by Borrower (or if not invested directly by Borrower, actually invested by an Affiliate of the Borrower for which the Borrower has any funding obligation) and such Wholly-owned Subsidiary at any time in Real Estate Assets under Development (including all development costs) will not exceed ten percent (10%) of the Consolidated Total Adjusted Asset Value at the time of any such Investment, and (ii) no Investment may be made in any Real Estate Asset Under Development until such Real Estate Asset is at least 70% leased or will provide a positive operating cash flow (determined in accordance with GAAP) based upon the Leases that have duly executed and delivered in connection with such Real Estate Asset; and Investments in raw land intended to be developed by the Borrower or any Wholly-owned Subsidiary of the Borrower for use as a Permitted Property, provided that the aggregate amounts actually invested by Borrower (or if not invested directly by Borrower, actually invested by an Affiliate of the Borrower for which the Borrower has any funding obligation) and such Wholly-owned Subsidiary at any time in raw land will not exceed five percent (5%) of the Consolidated Total Adjusted Asset Value at the time of any such Investment;

          (f) any Investments now or hereafter made in any Wholly-owned Subsidiary; and Investments now or hereafter made in any Partially-Owned Entity (or other Person for which the Borrower has any funding obligation) so long as such Investment is made in connection with Permitted Properties and provided that the aggregate amounts actually invested by Borrower (or if not invested directly by Borrower, actually invested by an Affiliate of the Borrower for which the Borrower has any funding obligation) and such Wholly-owned Subsidiary at any time in any Partially-Owned Entity (or other such Person) will not exceed ten percent (10%) of the Consolidated Total Adjusted Asset Value at the time of any such Investment; and

          (h) Investments in respect of (1) equipment, inventory and other tangible personal property acquired in the ordinary course of business, (2) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms, (3) advances in the ordinary course of business to employees for travel expenses, drawing accounts and similar expenditures, (4) prepaid expenses made in the ordinary course of business.

     Notwithstanding the foregoing, the Trust shall be permitted to make and maintain Investments in the Borrower and the Trust shall contribute to the Borrower, promptly upon, and in any event within 3 Business Days of, the Trust’s receipt thereof, 100% of the aggregate proceeds received by the Trust in connection with any offering of stock or debt in the Trust (net of fees and expenses customarily incurred in such offerings).

     §9.4. Merger, Consolidation and Disposition of Assets; Assets of the Trust.

          (a) Become a party to any merger, consolidation, spin-off or other material business change without the prior written approval of the Majority Lenders (other than (x) the merger or consolidation of one or more Wholly-owned Subsidiaries with and into the Borrower or (y) the merger or consolidation of two or more Wholly owned Subsidiaries of the Borrower so long as no Default or Event of Default has occurred and is continuing, or would occur and be continuing after giving effect to such merger or consolidation); or

          (b) sell, transfer or otherwise dispose of any Real Estate Assets or other property, including any equity interest in any Person in any single transaction (or series of related transactions) having a sales price (net of any Indebtedness secured by a Lien on such Real Estate Assets, if any), in excess of $10,000,000 (collectively and individually, “Sell” or a “Sale”) or grant a Lien to secure Indebtedness (an “Indebtedness Lien”) in any single transaction in an amount in excess of $10,000,000 unless, in each such event, the Borrower has provided to the Agent (with copies to the Agent for each Lender) a compliance certificate in the form of Exhibit C-3, hereto signed by the chief financial officer or chief accounting officer of the Borrower, setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10 hereof and certifying that no Default or Event of Default would exist or occur and be continuing after giving effect to all such proposed Sales or Indebtedness Liens (and the use of proceeds of such Sales or Indebtedness Liens to pay Indebtedness outstanding hereunder).

     §9.5. Compliance with Environmental Laws. (a) Use any of the Real Estate Assets or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances except for quantities of Hazardous Substances used in the ordinary course of business and in compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate Assets any underground tank or other underground storage receptacle for Hazardous Substances except in compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate Assets except in compliance with Environmental Laws, or (d) conduct any activity at any Real Estate Asset or use any Real Estate Asset in any manner so as to cause a Release in violation of applicable Environmental Laws.

     §9.6. Distributions.

          (a) The Borrower will not make (i) annual Distributions in excess of 90% of “funds from operations”; or (ii) any Distributions during any period after any Event of Default has occurred; provided, however, (a) that the Borrower may at all times (including while an Event of Default is continuing) make Distributions to the extent (after taking into account all available funds of the Trust from all other sources) required in order to enable the Trust to continue to qualify as a REIT and (b) in the event that the Borrower cures any such Event of Default in clause (ii) above and the Agent has accepted such cure prior to accelerating the Loan, the limitation of clause (ii) above shall cease to apply with respect to such Event of Default.

          (b) The Trust will not, during any period when any Event of Default has occurred and is continuing, make any Distributions in excess of the minimum Distributions required to be made by the Trust in order to maintain its status as a REIT.

     §9.7. Leases. The Borrower will not materially amend, supplement or otherwise modify, or terminate or cancel, or accept the surrender of any Major Lease, or grant any material concessions to or waive any material performance of any of the Major Tenants under the Major Leases without the prior approval of the Agent, which approval shall not be unreasonably withheld, conditioned or delayed, provided that the Borrower may, without such approval, terminate a Major Lease if the Major Tenant is in material default of such Lease. The Borrower and the Lenders acknowledge and agree that, among other things, an amendment or modification (including by waiver or estoppel) of any monetary obligation, the term, or any construction obligation under a Major Lease (other than settlement of disputed common area charges, percentage or other non-fixed rent disputes in an amount not exceeding five percent (5%) of total annual rent (as used herein, total annual rent shall not include items constituting additional rent such as tax or insurance payments), and additive construction change orders adding less than ten percent (10%) to the total cost of the tenant improvements to a Major Lease), shall be deemed material. Except to the extent required by existing Leases, or Leases entered into after the Closing Date in accordance with the terms of this Agreement, the Borrower will not grant any consent to any assignment of any of the Major Leases by any of the Major Tenants or any change in control of any Major Tenant if such change in control is prohibited by the relevant Major Lease without the prior approval of the Agent, which approval shall not be unreasonably withheld, conditioned or delayed. The Borrower, without the approval of the Agent, will not, directly or indirectly, cause or permit to exist (beyond applicable notice and grace periods provided for in the Major Lease in question) any condition within its control which would result in the termination or cancellation of, or which would relieve the performance of any obligation of any of the Major Tenants under, the Major Leases, subject to force majeure, fire or other casualty.

     For purposes of this §9.7, the Agent agrees that with respect to any approval by the Agent required hereunder (provided that any request for approval and the envelope in which it was delivered have been appropriately marked with the following legend: “TIME SENSITIVE — RESPONSE REQUIRED WITHIN FIFTEEN (15) DAYS”), if the Agent has not approved or disapproved of any action to be taken by the Borrower within fifteen (15) days of receipt of written request or notice by the Borrower, such request will be deemed automatically approved; provided that, in the case of any such amendment or modification, the Agent shall have, within fifteen (15) days prior thereto, received copies of such proposed amendment or modification.

          §10. FINANCIAL COVENANTS; COVENANTS REGARDING COLLATERAL PROPERTIES. The Borrower and the Trust, on their own behalf and on behalf of their respective Subsidiaries, jointly and severally covenant and agree that:

     §10.1. Consolidated Total Leverage Ratio. At any time, (i) Consolidated Total Indebtedness shall not exceed 65% of (ii) Consolidated Total Adjusted Asset Value. This covenant shall be tested quarterly as of the last day of the applicable quarter.

     §10.2. Interest Coverage Ratio. As at the end of any fiscal quarter, the ratio of (i) Adjusted EBITDA for the four consecutive fiscal quarters ending on the last day of such fiscal quarter to (ii) Consolidated Total Interest Expense for the four consecutive fiscal quarters ending on the last day of such fiscal quarter must exceed 2.00 to 1.0.

     §10.3. Fixed Charge Coverage Ratio. As at the end of any fiscal quarter, the ratio of (i) Adjusted EBITDA for the four consecutive fiscal quarters ending on the last day of such fiscal quarter to (ii) Consolidated Fixed Charges for the four consecutive fiscal quarters ending on the last day of such fiscal quarter must exceed 1.50 to 1.0.

     §10.4. Net Worth. As at the end of any fiscal quarter or any other date of measurement, the Consolidated Tangible Net Worth of the Borrower and its Subsidiaries shall not be less than the sum of (i) $73,000,000 plus (ii) 75% of the aggregate proceeds received by the Trust (net of fees and expenses customarily incurred in transactions of such type) in connection with any offering of stock in the Trust, plus (iii) 75% of the aggregate value of operating units issued by the Borrower in connection with asset or stock acquisitions (valued at the time of issuance by reference to the terms of the agreement pursuant to which such units are issued), in each case after the Closing Date and on or prior to the date such determination of Consolidated Net Worth is made.

     §10.5. Occupancy. From and after January 1, 2005, the Collateral Properties shall at all times maintain a stabilized occupancy of 80% in the aggregate under Leases satisfactory to the Agent.

     §11. COLLATERAL SECURITY.

          §11.1. Security. The Obligations shall be secured by (i) a perfected first priority lien and security interest to be held by the Agent for the benefit of the Lenders (subject only to Permitted Liens) in each of the Collateral Properties, pursuant to the terms of the Security Deed applicable to each Collateral Property to which the Borrower is a party, (ii) a perfected first priority assignment and security interest to be held by the Agent for the benefit of the Lenders (subject only to Permitted Liens) in the Collateral Property Leases pursuant to the Assignments of Rents and Leases applicable to each Collateral Property, (iii) a perfected first priority assignment and security interest to be held by the Agent for the benefit of the Lenders (subject only to Permitted Liens), in the contracts, licenses, Permits and Service Contracts pursuant to the Assignment of Contracts applicable to each Collateral Property, (iv) a perfected first priority lien and security interest to be held by the Agent (subject only to the Permitted Liens) in all furniture, fixtures, equipment, building materials, general intangibles and other personal property owned by the Borrower relating to the Collateral Properties, (v) the Guaranty, (vi) the Environmental Indemnity Agreement applicable to each Collateral Property, and (vii) a perfected first priority assignment and security interest, to be held by the Agent for the benefit of the Lenders, in the Protected Interest Rate Agreement.

          §11.2. Recourse. Notwithstanding the foregoing Collateral, as more fully set forth in §6 above, the Obligations are full recourse obligations of the Borrower and the Trust and all of its assets and properties shall be available for the payment in full in cash and performance of the Obligations.

          §11.3. Release. From time to time during the term of the Loans but only so long as no Default or Event of Default shall then exist, the Borrower may request the Agent (on behalf of the Lenders) to release the security interest in and lien on any Collateral Property in accordance with the provisions of §8.13.

          §11.4. Addition of Collateral Property. From time to time during the term of the Loans, the Borrower may request the Lenders to replace or add to the Collateral then held by the Agent for the benefit of the Lenders. Any such request for replacement or addition may be approved only with the prior written consent of the Majority Lenders, which approval may be given or withheld in each Lender’s sole discretion. The Lenders shall approve or deny such request within fifteen (15) days of receipt, provided that the Agent has received (with copies for each Lender), at or prior to the time such request is made, all of the information regarding the Real Estate Asset proposed to be added to the Collateral required by the Collateral Property Conditions.

     Any property so approved by the Majority Lenders as a replacement of or addition to the Collateral (a “New Collateral Property”) shall secure the Loans and shall be included in the calculation of Borrowing Base Value upon satisfaction of all of the Collateral Property Conditions and the Additional Collateral Property Conditions. The Borrower shall reimburse the Agent for its costs and expenses (including reasonable attorneys’ fees and expenses of the Agent) in evaluating the proposed New Collateral Property and, if approved, causing it to secure the Obligations. Without in any way limiting the absolute discretion of the Lenders to approve or deny any request to include a property as a New Collateral Property, before a property shall become a New Collateral Property, the Borrower shall have, in any case, satisfied each of the following conditions (the “Additional Collateral Property Conditions”):

            (a) The Borrowing Base Conditions have been met with respect to the proposed New Collateral Property (whether or not the proposed New Collateral Property is then owned by the Borrower or is a proposed Collateral Property) and the Borrower shall have executed and delivered to the Agent (with copies for each Lender), with respect to the proposed New Collateral Property, agreements or other documentation substantially similar to the Security Documents (adjusted to reflect differences in the laws of the state in which the New Collateral Property is located) to provide Lenders with the rights and benefits afforded under the Security Documents with respect to the New Collateral Property, including, without limitation, the creation evidencing and securing of a perfected first priority lien in favor of the Agent, for the benefit of the Lenders, in the New Collateral Property (including, without limitation, (i) the Leases, (ii) the contracts, licenses, Permits and Service Contracts relating thereto, and (iii) the Building and Building Service Equipment relating thereto);

            (b) The Borrower shall satisfy, with respect to the proposed New Collateral Property, to the satisfaction of the Agent (in its sole discretion), each of the Collateral Property Conditions with respect to each New Collateral Property;

            (c) No Default or Event of Default shall exist under this Agreement or any other Loan Document at the time of any acceptance of a New Collateral Property and each of the representations and warranties made by or on behalf of the Borrower, the Trust or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true as of the date as of which they were made and shall also be true in all material respects at and as of the time of any acceptance of a New Collateral Property, with the same effect as if made at and as of that time (except to the extent that such representations and warranties relate expressly to an earlier date);

            (d) The New Collateral Property shall be 100% owned in fee simple by the Borrower and shall be unencumbered (other than in favor of the Agent and the Lenders or in connection with Permitted Liens);

            (e) The Majority Lenders shall, in their sole discretion, have approved in writing the addition of the property as a New Collateral Property for inclusion in the Borrowing Base; and

            (f) The Borrower shall have duly executed and delivered to the Agent the Joinder Documents (including the documents, instruments, certificates and agreements required thereby).

     As of the Closing Date, the Borrower acknowledges that there will be no Collateral Properties, and each Real Estate Asset which is proposed to become a Collateral Property after the date hereof will constitute a New Collateral Property.

     §12. CONDITIONS TO THE FIRST ADVANCE. The obligations of any Lender to make the initial Revolving Credit Loans and of the Fronting Bank to issue any initial Letters of Credit (and to maintain the existing outstanding Loans and Letters of Credit) shall be subject to the satisfaction of the following conditions precedent on or prior to the Closing Date with, in each instance, the Agent, acting on behalf of the Lenders, having approved in its sole discretion each matter submitted to it in compliance with such conditions:

     §12.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect.

     §12.2. Certified Copies of Organization Documents. The Agent shall have received (i) from the Borrower a copy, certified as of a recent date by a duly authorized officer of the Trust, in its capacity as general partner of the Borrower, to be true and complete, of the Agreement of Limited Partnership of FPLP and any other Organizational Document or other agreement governing the rights of the partners or other equity owners of the Borrower, and (ii) from the Trust a copy, certified as of a recent date by the appropriate officer of the State of Maryland to be true and correct, of the corporate charter of the Trust, in each case along with any other organization documents of the Borrower or the Trust and their respective general partners, as the case may be, and each as in effect on the date of such certification.

     §12.3. By-laws; Resolutions. All action on the part of the Borrower and the Trust necessary for the valid execution, delivery and performance by the Borrower and the Trust of this Agreement and the other Loan Documents to which any of them is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to the Agent. The Agent shall have received from the Trust true copies of its by-laws and the resolutions adopted by its board of directors or trustees authorizing the transactions described herein and evidencing the due authorization, execution and delivery of the Loan Documents to which the Trust and/or the Borrower is a party, each certified by the secretary as of a recent date to be true and complete.

     §12.4. Incumbency Certificate: Authorized Signers. The Agent shall have received from the Trust an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Trust and giving the name of each individual who shall be authorized: (a) to sign, in the name and on behalf of the Borrower and the Trust, as the case may be, each of the Loan Documents to which the Borrower or the Trust is or is to become a party; (b) to make Loan and Conversion Requests on behalf of the Borrower and (c) to give notices and to take other action on behalf of the Borrower or the Trust, as applicable, under the Loan Documents.

     §12.5. Validity of Liens. The Security Documents shall be effective to create, on the Closing Date or, if earlier, on the date such Security Documents are recorded or filed with the appropriate offices, in favor of the Agent, on behalf of the Lenders, a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Agent to protect and preserve such security interests shall have been duly executed, and ready to be effected on or prior to the Closing Date. The Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Agent.

     §12.6. Survey and Taxes. The Agent shall have received (a) a Survey of each of the Initial Collateral Properties, if any, together with the applicable Surveyor Certificate, bearing dates acceptable to the Agent, and in form and substance reasonably acceptable to the Agent, and (b) evidence of payment of real estate taxes and municipal charges on the Initial Collateral Properties, if any, which are or will become due and payable on or before the Closing Date.

     §12.7. Title Insurance; Title Exception Documents; Zoning Matters. The Agent (on behalf of the Lenders) shall have received a Title Policy for each of the Initial Collateral Properties, if any. The Agent (on behalf of the Lenders) shall have received true and accurate copies of all documents listed as exceptions under such policy. The Agent shall also have received zoning endorsements (where available under applicable law and regulation) to the Title Policies for the Initial Collateral Properties, if any, or, if not so available, such other evidence as is available, such as zoning letters, from public authorities that each of such Initial Collateral Properties is, as of the Closing Date, in full compliance with all applicable zoning, environmental and land use requirements.

     §12.8. Leases, Service Contracts and Other Documents. The Agent shall have received from the Borrower true copies of all Initial Collateral Property Leases, if any, all material Service Agreements relating to any Initial Collateral Properties, and all Organizational Documents.

     §12.9. Estoppel Agreements; Subordination, Attornment and Non-Disturbance Agreements. The Agent shall have received for the Agent and the Lenders (a) Subordination, Attornment and Non-Disturbance Agreements, in form and substance satisfactory to the Agent, from each of the tenants under the Collateral Property Leases, and (b) Estoppel Agreements in form and substance satisfactory to the Agent dated no earlier than thirty (30) days prior to the Closing Date, from each of the tenants under the Collateral Property Leases.

     §12.10. Certificates of Insurance. The Agent shall have received (a) certificates of insurance as to all of the insurance maintained by Borrower on the Initial Collateral Properties, if any (including flood insurance if necessary) from the insurer or an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms and insurance binders naming the Agent as Mortgagee, loss payee and additional insured; (b) if requested by the Agent, certified copies of all policies evidencing such insurance (or certificates therefor signed by the insurer or an agent authorized to bind the insurer); and (c) such further information and certificates from Borrower, its insurers and insurance brokers as the Agent may reasonably request.

     §12.11. Hazardous Substance Assessments. The Agent shall have received hazardous waste site assessment reports running in favor of the Agent and the Lenders concerning Hazardous Substances (or the threat thereof) and asbestos with respect to the Initial Collateral Properties, if any, dated no earlier than 30 days prior to the Closing Date (or such longer period of time as may be approved by the Agent), from environmental engineers acceptable to the Agent, such reports to be in form and substance satisfactory to the Agent and each of the Lenders. The Agent shall have the right to obtain third-party review of the reports at the Borrower’s expense.

     §12.12. Opinion of Counsel Concerning Organization and Loan Documents. Each of the Lenders and the Agent shall have received favorable opinions addressed to the Lenders and the Agent in form and substance reasonably satisfactory to the Lenders and the Agent from Morgan, Lewis and Bockius LLP and state specific local counsel who are reasonably satisfactory to Agent, each as counsel to the Borrower, the Trust and their respective Subsidiaries, with respect to applicable law.

     §12.13. Certificate of Occupancy. The Agent shall have received final Certificates of Occupancy (or the equivalent under the law of the applicable jurisdiction if a Certificate of Occupancy is not available providing evidence satisfactory to the Agent of the Borrower’s right to lawfully occupy the Buildings) for each of the Initial Collateral Properties, if any.

     §12.14. Appraisals. The Agent and each of the Lenders shall have received MAI Appraisals dated as of a recent date for each of the Initial Collateral Properties, if any, in form and substance satisfactory to the Agent (which MAI Appraisals are subject to review by the Agent and adjustment in accordance with the Appraisal Determination Process).

     §12.15. Additional Opinions. The Agent shall also have received from Morgan, Lewis & Bockius LLP, as counsel to the Borrower and the Guarantor, a copy of their favorable opinion addressed to the underwriters of the Initial Public Offering, regarding, inter alia, matters relating to certain securities laws in connection with the Initial Public Offering and the qualification of the Trust as a REIT.

     §12.16. Structural Condition Assurances. The Agent and each of the Lenders shall have received evidence satisfactory to the Agent and each of the Lenders as to the good physical condition of the Buildings and that utilities and public water and sewer service is available at the lot lines of the Initial Collateral Properties, if any, and connected directly to the Buildings with all necessary permits.

     §12.17. Architect’s/Engineer’s Reports; Permit Assurances; Compliance. The Agent shall have received, to the extent required by the Agent, satisfactory reports addressed to the Agent, from engineers or architects with respect to each of the Initial Collateral Properties, if any. The Agent shall have received evidence reasonably satisfactory to the Agent that (i) all activities being conducted on the Initial Collateral Properties, if any, which require federal, state or local Permits have been duly licensed and that such Permits are in full force and effect, and (ii) the Initial Collateral Properties, if any, are in compliance with all zoning, land use, environmental, architectural access, historical and building laws.

     §12.18 Guaranty. The Guaranty shall have been duly executed and delivered by the Trust.

     §12.19 Financial Analysis of Initial Collateral Properties. Each of the Lenders shall have completed to its satisfaction, a financial analysis of each Initial Collateral Property, if any.

     §12.20 Inspection of Collateral Properties. The Agent shall have completed to its satisfaction an inspection of the Initial Collateral Properties, if any, at the Borrower’s expense.

     §12.21. Certifications from Government Officials; UCC-11 Reports.

  The Agent shall have received (i) long-form certifications from government officials evidencing the legal existence, good standing and foreign qualification of the Borrower and the Trust, along with a certified copy of the certificate of limited partnership of the Borrower, all as of the most recent practicable date; and (ii) UCC-11 search results from the appropriate jurisdictions for the Borrower and the Trust and any former owners of property to be acquired and owned by the Borrower as of the Closing Date.

     §12.22. Completion of Initial Public Offering; IPO Proceeds. The Trust (i) shall have successfully completed the Initial Public Offering and shall have received net IPO Proceeds of at least $75,000,000 or such greater amount as may be necessary to enable the Borrower to be in compliance with the terms hereof on the Closing Date; and (ii) all Formation Transactions (as described in the Prospectus) shall have been completed.

     §12.23. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in form and substance to each of the Lenders and to the Agent’s counsel, and the Agent, each of the Lenders and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

     §12.24. Fees. The Borrower shall have paid to the Agent, for the accounts of the Lenders or for its own account, as applicable, all of the fees and expenses that are due and payable as of the Closing Date in accordance with this Agreement or any separate fee letter entered into by the Borrower and the Trust and the Agent.

     §12.25. Closing Certificate. The Borrower and the Guarantor shall have delivered a bringdown Closing Certificate to the Agent, in form and substance satisfactory to the Agent.

     §12.26. Subordination Agreements. The Borrower shall have delivered to the Agent, to the extent required by the Agent, a subordination agreement satisfactory to Agent from each of the counterparties to any property management agreement or leasing agreement entered into in connection with an Initial Collateral Property, if any.

     §13. CONDITIONS TO ALL BORROWINGS. The obligations of any Lender to make any Loan, and of the Fronting Bank to issue any Letter of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

     §13.1. Representations True; No Event of Default; Compliance Certificate. Each of the representations and warranties made by or on behalf of the Borrower, the Trust or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of each Loan, and the issuance, extension or renewal of any Letter of Credit, with the same effect as if made at and as of that time (except to the extent that such representations and warranties relate expressly to an earlier date); and no Default or Event of Default under this Agreement shall have occurred and be continuing on the date of any Completed Loan Request or on the Drawdown Date of any Loan or Letter of Credit.

     §13.2. No Legal Impediment. No change shall have occurred any law or regulations thereunder or interpretations thereof that in the reasonable opinion of the Agent or any Lender or the Fronting Bank would make it illegal for any Lender to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or, in the reasonable opinion of the Agent, would make it illegal to issue, extend or renew such Loan or Letter of Credit.

     §13.3. Governmental Regulation. Each Lender shall be satisfied that the making of such Loan or participation in the issuance, extension or renewal of such Letter of Credit is in compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

     §13.4. Borrowing Documents. In the case of any request for a Revolving Credit Loan or a Letter of Credit, the Agent shall have received the Completed Loan Request and required certificates.

     §13.5. Date Down Endorsement. If requested by the Agent in its discretion, the Agent shall have received an irrevocable commitment from the Title Insurance Company to issue date down endorsements for each Title Policy covering the then Collateral Properties, which endorsements shall insure that the funds to be advanced as part of the requested Revolving Credit Loan or Letter of Credit will be secured by the Collateral Properties in a first priority lien position subject only to Permitted Liens.

     §13.6. New Collateral Property. To the extent the Completed Loan Request is for a funding based upon any New Collateral Property being part of the Borrowing Base, the Agent shall have determined that the Collateral Property Conditions and the Additional Collateral Property Conditions have been satisfied with respect to such New Collateral Property.

     §13.7. Continued Compliance. To the extent deemed applicable by the Agent, the conditions of Section 12 shall remain or be satisfied.

     §14. EVENTS OF DEFAULT; ACCELERATION; ETC..

     §14.1. Events of Default and Acceleration. If any of the following events (“Events of Default”) shall occur:

     (a) the Borrower shall fail to pay any principal of any Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment);

     (b) the Borrower shall fail to pay any interest on the Loans or any other sums due hereunder or under any of the other Loan Documents or any fee letter (including,

without limitation, amounts due under §8.16) when the same shall become due and payable, and such failure continues for three (3) days;

     (c) the Borrower, the Trust or any of their respective Subsidiaries shall fail to comply, or to cause the Trust to comply, as the case may be, with any of the respective covenants contained in the following: §8.1 (except with respect to principal, interest and other sums covered by clauses (a) or (b) above); §8.2; §§8.4 through §810, inclusive; §8.12; §8.13; §8.15; §8.19; §8.20; §9; §10 and §11;

          (d) the Borrower, the Trust or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §14) and such failure continues for thirty (30) days;

          (e) any representation or warranty made by or on behalf of the Borrower, the Trust or any of their respective Subsidiaries in this Agreement or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

          (f) the Borrower, the Trust or any of its Subsidiaries or, to the extent of Recourse to the Borrower, the Trust or such Subsidiaries thereunder, any Partially-Owned Entity or other of their respective Affiliates, shall fail to pay at maturity, or within any applicable period of grace, any Indebtedness for borrowed money or credit received or in respect of any Capitalized Leases, which is in excess of $7,000,000, either individually or in the aggregate, or fail to observe or perform any material term, covenant, condition or agreement contained in any agreement, document or instrument by which it is bound evidencing, securing or otherwise relating to such Indebtedness or Recourse obligations, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases for such period of time (after the giving of appropriate notice if required) as would permit the holder or holders thereof or of any obligations issued thereunder in excess of $7,000,000, either individually or in the aggregate, to accelerate the maturity thereof;

          (g) any of FPLP, the Trust or any of their respective Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any of FPLP, the Trust or any of their respective Subsidiaries or of any substantial part of the properties or assets of any of such parties or shall commence any case or other proceeding relating to any of the FPLP, the Trust or any of their respective Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any of

FPLP, the Trust or any of their respective Subsidiaries and (i) any of FPLP, the Trust or any of their respective Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or (ii) any such petition, application, case or other proceeding shall continue undismissed, or unstayed and in effect, for a period of forty-five (45) days;

          (h) a decree or order is entered appointing any trustee, custodian, liquidator or receiver or adjudicating any of FPLP, the Trust or any of their respective Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any of FPLP, the Trust or any of their respective Subsidiaries in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

          (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any uninsured final judgment against any of FPLP, the Trust or any of their respective Subsidiaries that, with other outstanding uninsured final judgments, undischarged, unsatisfied and unstayed, against any of such parties exceeds in the aggregate $1,000,000;

          (j) any of the Loan Documents or any material provision of any Loan Document shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Agent, or any action at law, suit or in equity or other legal proceeding to make unenforceable, cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries or the Trust or any of its Subsidiaries, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable as to any material terms thereof; or a Major Lease shall be cancelled or terminated other than in accordance with the provisions hereof;

          (k) any “Event of Default” or default (after notice and expiration of any period of grace, to the extent provided, as defined or provided in any of the other Loan Documents, shall occur and be continuing;

          (l) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower or any of its Subsidiaries or the Trust or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States

District Court to administer such Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

          (m) subject to the Borrower’s ability to remove Real Estate Assets from the Borrowing Base in accordance with the provisions set forth below in this §14, the failure of any of the Real Estate Assets being included from time to time as Collateral Properties to comply with any of the conditions set forth in the definition of Collateral Properties;

          (n) the failure of Louis Donatelli and/or Douglas Donatelli, for any reason, to cease to retain the titles Chairman of the Board and Chief Executive Officer of the Trust, respectively, and to perform the functions typically performed under such respective offices and to be actively involved in strategic planning and decision-making for the Trust, unless within six (6) months after such failure, the Board of Directors or Board of Trustees has duly elected or appointed a qualified substitute to replace such individual who is acceptable to the Majority Lenders in their sole discretion (as notified to the Borrower by the Agent in writing); or the occurrence of any transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of the Trust ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors or Board of Trustees of the Trust, who did not have such power before such transaction; or

          (o) without limitation of the other provisions of this §14.1, the Trust shall at any time fail to be the sole general partner of FPLP or shall at any time be in contravention of any of the requirements contained in the last paragraph of §9.2 hereof, or §9.3 (including, without limitation, the last paragraph of §9.3);

          then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Lenders shall, declare all amounts owing with respect to this Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, the Trust and each of their respective Subsidiaries; provided that in the event of any Event of Default specified in §14.1(g) or 14.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from any of the Lenders or the Agent or action by the Lenders or the Agent.

     Notwithstanding the foregoing provisions of this §14.1, in the event of a Default or Event of Default arising as a result of the inclusion of any Real Estate Asset in the Borrowing Base at any particular time of reference, if such Default or Event of Default is capable of being cured by the exclusion of such Real Estate Asset from the Borrowing Base in accordance with, and subject to, §8.13 and from all other covenant calculations under §10 or otherwise, the Borrower shall be permitted a period not to exceed five (5) days to submit to the Agent (with copies to the Agent for each Bank) a compliance certificate in the form of Exhibit C hereto evidencing compliance with §2.1 and with all of the covenants set forth in §10 (with calculations evidencing such compliance after excluding from Borrowing Base NOI all of the Adjusted Net Operating Income generated by the Real Estate Asset to be excluded from the Borrowing Base) and with the Borrowing Base Conditions, and otherwise certifying that, after giving effect to the exclusion of such Real Estate Asset from the Borrowing Base, no Default or Event of Default will be continuing.

     §14.2. Termination of Commitments. If any one or more Events of Default specified in §14.1(g) or §14.1(h) shall occur, any unused portion of the Commitments or other commitments to extend credit hereunder shall forthwith terminate and the Lenders shall be relieved of all obligations to make Loans to the Borrower and the Agent and the Fronting Bank shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §14.1, any Lender may terminate the unused portion of that Lender’s Commitment or other commitment to extend credit hereunder, and upon such notice being given such unused portion of such Commitment or other commitment shall terminate immediately, such Lender shall be relieved of all further obligations to make Loans and the Fronting Bank shall be relieved of all further obligations to issue, extend or renew Letters of Credit and the Total Commitments shall be reduced accordingly. No such termination of a Commitment or other commitment to extend credit hereunder shall relieve the Borrower of any of the Obligations or any of its existing obligations to such Lender arising under other agreements or instruments.

     §14.3. Remedies. In the event that one or more Events of Default shall have occurred and be continuing, whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §14.1, the Majority Lenders may direct the Agent to proceed to protect and enforce the rights and remedies of the Agent and the Lenders under this Agreement, the Notes, any or all of the other Loan Documents or under applicable law by suit in equity, action at law or other appropriate proceeding (including for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents or any instrument pursuant to which the Obligations are evidenced and, to the full extent permitted by applicable law, the obtaining of the ex parte appointment of a receiver), and, if any amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right or remedy of the Agent and the Lenders under the Loan Documents or applicable law. No remedy herein conferred upon the Lenders or the Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or under any of the other Loan Documents or now or hereafter existing at law or in equity or by statute or any other provision of law.

     §15. SECURITY INTEREST AND SET-OFF.

     §15.1 Security Interest. Borrower hereby grants to the Agent, on behalf of and for the benefit of the Lenders, and to each Lender, a lien, security interest and right of setoff as security for all liabilities and obligations to the Lenders, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Agent or any Lender or any entity under the control of FleetBoston Financial Corporation and its successors and assigns, or in transit to any of them.

     §15.2 Set-Off and Debit. (i) If any Event of Default or other event which would entitle the Agent to accelerate the Loans occurs, or (ii) at any time, whether or not any Default or Event of Default exists, in the event any attachment, trustee process, garnishment, or other levy or lien is, or is sought to be, imposed on any property of the Borrower; then, in any such event, any such deposits, balances or other sums credited by or due from the Agent or any Lender, or from any such affiliate of the Agent or any Lender, to the Borrower may to the fullest extent not prohibited by applicable law at any time or from time to time, without regard to the existence, sufficiency or adequacy of any other collateral, and without notice or compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise, all of which are hereby waived, be set off, debited and appropriated, and applied by the Agent or any Lender, as the case may be, against any or all of the Obligations irrespective of whether demand shall have been made and although such Obligations may be unmatured, in such manner as the Agent or the applicable Lender in its sole and absolute discretion may determine. Within five (5) Business Days of making any such set off, debit or appropriation and application, the Agent agrees to notify the Borrower thereof, provided that the failure to give such notice shall not affect the validity of such set off, debit or appropriation and application. ANY AND ALL RIGHTS TO REQUIRE THE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to indebtedness of the Borrower to such Lender, other than the obligations evidenced by the Note held by such Lender, such amount shall be applied ratably to such other indebtedness and to the obligations evidenced by the Note held by such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Note held by such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Note held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Note held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

     §15.3 Right to Freeze. The Agent and each of the Lenders shall also have the right, at its option, upon the occurrence of any event which would entitle the Agent or any Lender to set off or debit as set forth in §15.2, to freeze, block or segregate any such deposits, balances and other sums so that the Borrower may not access, control or draw upon the same.

     §15.4 Additional Rights. The rights of the Agent, the Lenders and each affiliate of Administrative Agent and each of the Lenders under this Section 15 are in addition to, and not in limitation of, other rights and remedies, including other rights of set off, which the Agent or any Lender may have.

     §16. THE AGENT.

     §16.1. Authorization. (a) The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The relationship between the Agent and the Lenders is and shall be that of agent and principal only, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee or fiduciary for any Lender.

          (b) The Borrower, without further inquiry or investigation, shall, and is hereby authorized by the Lenders to, assume that all actions taken by the Agent hereunder and in connection with or under the Loan Documents are duly authorized by the Lenders. The Lenders shall notify Borrower of any successor to Agent by a writing signed by Majority Lenders, which successor shall be reasonably acceptable to the Borrower so long as no Default or Event of Default has occurred and is continuing. The Borrower acknowledges that any Lender which acquires Fleet is acceptable as a successor to the Agent.

     §16.2. Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on,

advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

     §16.3. No Liability. Neither the Agent, nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent may be liable for losses due to its willful misconduct or gross negligence, as finally determined by a court of competent jurisdiction.

     §16.4. No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes or any of the other Loan Documents or for the validity, enforceability or collectibility of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Trust or the Borrower or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements in this Agreement or the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or the Trust or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial condition of the Borrower or any of its Subsidiaries or the Trust or any of the Subsidiaries or any tenant under a Lease or any other entity. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

     §16.5. Payments.

          (a) A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender such Lender’s pro rata share of payments received by the Agent for the accounts of all the Lenders, as provided herein or in any of the other Loan Documents. All such payments shall be made on the date received, if before 1:00 p.m., and if after 1:00 p.m., on the next Business Day. If payment is not made on the day received, the funds shall be invested by the Agent in overnight obligations, and interest thereon paid pro rata to the Lenders.

          (b) If in the reasonable opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in material liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction, provided that the Agent shall invest any such undistributed amounts in overnight obligations on behalf of the Lenders and interest thereon shall be paid pro rata to the Lenders. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

          (c) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Lender that fails (i) to make available to the Agent its pro rata share of any Loan or to purchase any Letter of Credit Participation or (ii) to adjust promptly such Lender’s outstanding principal and its pro rata Commitment Percentage as provided in §2.1, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans. The Delinquent Lender hereby authorizes the Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans. If not previously satisfied directly by the Delinquent Lender, a Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

     §16.6. Holders of Notes. The Agent may deem and treat the payee of any Notes or the Purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

     §16.7. Indemnity. The Lenders ratably and severally agree hereby to indemnify and hold harmless the Agent and its Affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §17), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence, as finally determined by a court of competent jurisdiction.

     §16.8. Agent as Lender. In its individual capacity as a Lender, Fleet shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participation, as it would have were it not also the Agent.

     §16.9. Notification of Defaults and Events of Default. Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall (to the extent notice has not previously been provided) promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this §16.9 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.

     §16.10. Duties in Case of Enforcement. (a) In the case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, at the request, or may, upon the consent, of the Majority Lenders, and provided that the Lenders have given to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of this Loan Agreement, the other Loan Documents respecting the foreclosure of Security Deeds, the sale or other disposition of all or any part of the Collateral and the exercise of any other legal or equitable rights or remedies as it may have hereunder or under any other Loan Document or otherwise by virtue of applicable law, or to refrain from so acting if similarly requested by the Majority Lenders. The Agent shall be fully protected in so acting or refraining from acting upon the instruction of the Majority Lenders, and such instruction shall be binding upon all the Lenders. The Majority Lenders may direct the Agent in writing as to the method and the extent of any such foreclosure, sale or other disposition or the exercise of any other right or remedy, the Lenders hereby agreeing to severally indemnify and hold the Agent harmless from all costs and liabilities incurred in respect of all actions taken or omitted in accordance with such direction, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction. The Agent may, in its discretion but without obligation, in the absence of direction from the Majority Lenders, take such interim actions as it believes reasonably necessary to preserve the rights of the Lenders hereunder and in and to any Collateral securing the Obligations, including but not limited to petitioning a court for injunctive relief, appointment of a receiver or preservation of the proceeds of any Collateral. Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents, including without limitation the Notes, other than through the Agent. The Agent shall advise the Lenders of all such action taken by the Agent.

     (b) If title to any or all of the Collateral is acquired on behalf of the Lenders in foreclosure, by deed in lieu of foreclosure, or otherwise, title shall be taken in the name of a nominee as the Agent and the Majority Lenders may mutually agree, provided that approval of such entity shall not be unreasonably withheld. The entity holding title shall acknowledge in writing that such title is being held on behalf of the Lenders in proportion to their Commitment Percentage from time to time and will hold such title consistent with this Agreement and any workout plan approved in accordance with this Agreement. Upon taking title to the Collateral, the Agent shall, either itself or through an agent selected by Agent (which agent may be a subsidiary or Affiliate of Agent), manage, conserve, protect and operate the Collateral in accordance with any approved workout plan until otherwise directed by the Majority Lenders. Agent shall submit a proposed workout plan to the Lenders for approval within sixty (60) Business Days after taking title to the Collateral. Each workout plan shall require the approval of the Majority Lenders. Upon such approval, the Agent shall implement the workout plan. If the Majority Lenders do not approve a proposed workout plan within thirty (30) Business Days after submittal, Agent may implement the proposed workout plan or take such other actions to protect the Collateral as it may deem reasonably necessary or appropriate to preserve the value thereof. All proceeds collected from the Collateral shall be used first to pay all expenses incurred in connection with the Collateral and then shall be distributed to the Lenders in accordance with the terms hereof. To the extent not authorized in such approved workout plan, any material decision regarding the operation, maintenance, sale or other disposition of any Collateral after taking title to the Collateral (including any action to bring such Collateral into compliance with applicable Environmental Laws) shall be subject to approval of the Majority Lenders; provided, however, that pending such approval, Agent may take any action it determines reasonably necessary to preserve or maintain any such Collateral.

     §16.11. Successor Agent. Fleet, or any successor Agent, may resign as Agent at any time by giving at least 30 days prior written notice thereof to the Lenders and to the Borrower. Any such resignation shall be effective upon appointment and acceptance of a successor Agent, as hereinafter provided. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent, which is a Lender under this Agreement, provided that so long as no Default or Event of Default has occurred and is continuing the Borrower shall have the right to approve any successor Agent, which approval shall not be unreasonably withheld. If, in the case of a resignation by the Agent, no successor Agent shall have been so appointed by the Majority Lenders and approved by the Borrower, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint any one of the other Lenders as a successor Agent. The Borrower acknowledges that any Lender which acquires Fleet is acceptable as a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all further duties and obligations as Agent under this Agreement. After any Agent’s resignation hereunder as Agent, the provisions of this §16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. The Agent agrees that it shall not assign any of its rights or duties as Agent to any other Person.

     §16.12. Notices. Any notices or other information required hereunder to be provided to the Agent (with copies to the Agent for each Lender) shall be forwarded by the Agent to each of the Lenders on the same day (if practicable) and, in any case, on the next Business Day following the Agent’s receipt thereof

     §17. EXPENSES. The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) the reasonable fees, expenses and disbursements of the Agent’s outside counsel or any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (c) the fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, including, without limitation, the costs incurred by the Agent in connection with its inspection of the Collateral Properties, and, without double-counting amounts under clause (b) above, the fees and disbursements of the Agent’s counsel in preparing the documentation, (d) all title insurance premiums, appraisal fees, engineer’s, inspector’s and surveyor’s fees, (e) the fees, costs, expenses and disbursements of the Agent and its Affiliates incurred in connection with the syndication and/or participations of the Loans (whether occurring before or after the closing hereunder), including, without limitation, reasonable legal fees, travel costs, costs of preparing syndication materials and photocopying costs, (f) all reasonable expenses (including reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or the Agent, and the fees and costs of engineers, appraisers, surveyors, investment bankers, or other experts retained by any Lender or the Agent in connection with any such enforcement proceedings) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the Trust or the administration thereof after the occurrence and during the continuance of a Default or Event of Default (including, without limitation, expenses incurred in any restructuring and/or “workout” of the Loans), and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or the Agent’s relationship with the Borrower or any of its Subsidiaries or the Trust, (g) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches and filings, recording of the Security Deeds, UCC terminations or mortgage discharges, and the like, and (h) all costs incurred by the Agent in the future in connection with its inspection of the Collateral Properties (or any proposed Collateral Property) or with the addition of any Collateral Property. The covenants of this §17 shall survive the repayment of the amounts owing under the Notes and this Agreement and the termination of this Agreement and the obligations of the Lenders hereunder.

     §18. INDEMNIFICATION. The Borrower agrees to indemnify and hold harmless the Agent and each of the Lenders and the shareholders, directors, agents, officers, subsidiaries and affiliates of the Agent and each of the Lenders from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses (including amounts, if any, owing to any Lender pursuant to §§4.4, 4.5, 4.6 and 4.8), settlement payments, obligations, damages and expenses of every nature and character in connection therewith, arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby or which otherwise arise in connection with the financing, including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans, (b) the Borrower or any of its Subsidiaries entering into or performing this Agreement or any of the other Loan Documents, or (c) pursuant to §8.16, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding, provided, however, that the Borrower shall not be obligated under this §18 to indemnify any Person for liabilities arising from such Person’s own gross negligence, willful misconduct or breach of this Agreement, as finally determined by a court of competent jurisdiction. In litigation, or the preparation therefor, the Borrower shall be entitled to select counsel reasonably acceptable to the Majority Lenders, and the Agent (as approved by the Majority Lenders) shall be entitled to select their own supervisory counsel, and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of each such counsel. Prior to any settlement of any such litigation by the Lenders, the Lenders shall provide the Borrower and the Trust with notice and an opportunity to address any of their concerns with the Lenders, and the Lenders shall not settle any litigation without first obtaining Borrower’s consent thereto, which consent shall not be unreasonably withheld or delayed. If and to the extent that the obligations of the Borrower under this §18 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §18 shall survive the repayment of the amounts owing under the Notes and this Agreement and the termination of this Agreement and the obligations of the Lenders hereunder and shall continue in full force and effect as long as the possibility of any such claim, action, cause of action or suit exists.

     §19. SURVIVAL OF COVENANTS, ETC. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries or the Trust pursuant hereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans and the issuance, extension or renewal of any Letter of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans or purchase Letter of Credit Participations or the Fronting Bank has any obligation to issue, extend or renew Letters of Credit. The indemnification obligations of the Borrower provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate or other paper delivered to any Lender or the Agent at any time by or on behalf of the Borrower or any of its Subsidiaries or the Trust pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary or the Trust hereunder.

     §20. ASSIGNMENT; PARTICIPATIONS; ETC.

     §20.1. Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion (in a minimum amount of $5,000,000) of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, the Notes held by it and its participating interest in the risk relating to any Letters of Credit); provided that (a) the Agent and, other than during an Event of Default, the Borrower each shall have the right to approve any Eligible Assignee, which approval shall not be unreasonably withheld or delayed, (b) subject to the provisions of §2.7, each Lender shall have at all times an amount of its Commitment of not less than $5,000,000 unless otherwise consented to by the Agent and (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an assignment and assumption, substantially in the form of Exhibit E hereto (an “Assignment and Assumption”), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least two (2) Business Days after the execution thereof unless otherwise agreed or accepted by the Agent (provided any assignee has assumed the obligation to fund any outstanding Libor Rate Loans), (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder and thereunder, and (ii) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in §20.3, be released from its obligations under this Agreement. Any such Assignment and Assumption shall run to the benefit of the Borrower and a copy of any such Assignment and Assumption shall be delivered by the Assignor to the Borrower.

     Notwithstanding the provisions of subclause (a) of the preceding paragraph, any Lender may, without the consent of the Borrower, make an assignment otherwise permitted hereunder to (x) another Lender, and (y) an Affiliate of such Lender, provided that such Affiliate is an Eligible Assignee.

     §20.2. Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Assumption, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows: (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto; (b) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or the Trust or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or the Trust or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (c) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in §7.4 and §8.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (d) such assignee will, independently and without reliance upon the assigning Lender, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (e) such assignee represents and warrants that it is an Eligible Assignee; (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender; (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; and (i) such assignee acknowledges that it has made arrangements with the assigning Lender satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit.

     §20.3. Register. The Agent shall maintain a copy of each Assignment and Assumption delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of, and principal amount of the Loans owing to, the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $2,500 and all legal fees and expenses incurred by the Agent in connection with such assignment.

     §20.4. New Notes. Upon its receipt of an Assignment and Assumption executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender). Unless done simultaneously with the Assignment and Assumption, within two (2) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Revolving Credit Note, a new Revolving Credit Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Assumption and, if the assigning Lender has retained some portion of its obligations hereunder, a new Revolving Credit Note and other Note, if applicable, to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.

     §20.5. Participations. Each Lender may sell participations to one or more lending institutions or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) each such participation shall be in an amount of not less than $5,000,000, (b) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrower and the Agent and the Lender shall continue to exercise all approvals, disapprovals and other functions of a Lender, (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of, or approvals under, the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such participant, reduce the amount of any fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest, and (d) no participant shall have the right to grant further participations or assign its rights, obligations or interests under such participation to other Persons without the prior written consent of the Agent, which consent shall not be unreasonably withheld.

     §20.6. Pledge by Lender. Notwithstanding any other provision of this Agreement, any Lender at no cost to the Borrower may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its

Notes) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

     §20.7. No Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without prior Unanimous Lender Approval.

     §20.8. Disclosure. The Borrower agrees that, in addition to disclosures made in accordance with standard banking practices, any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder.

     §20.9. Syndication. The Borrower acknowledges that each of the Agent and the Arranger intends, and shall have the right, by itself or through its Affiliates, to syndicate or enter into co-lending arrangements with respect to the Loans and the Total Commitment pursuant to this §20. The Arranger, in cooperation with the Borrower, will manage all aspects of the syndication, including the selection of co-lenders, the determination of when Arranger will approach potential co-lenders and the final allocations among co-lenders. Each of the Borrower and the Trust agrees to assist Arranger actively in achieving a timely syndication that is reasonably satisfactory to the Arranger, such assistance to include, among other things, (a) direct contact during the syndication between the Borrower’s and the Trust’s senior officers, representatives and advisors, on the one hand, and prospective co-lenders, on the other hand at such times and places as Arranger may reasonably request, (b) providing to Arranger all financial and other information with respect to the Borrower and the Trust and the transactions contemplated hereby that Arranger may reasonably request, including but not limited to financial projections relating to the foregoing, and (c) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication, and the Borrower and the Trust agree to cooperate with the Agent’s and the Arranger’s and their Affiliate’s syndication and/or co-lending efforts, such cooperation to include, without limitation, the provision of information reasonably requested by potential syndicate members. In addition, the Borrower and the Trust agree that, prior to and during the syndication of the Total Commitment (which for purposes hereof shall be deemed to be completed 90 days after the Closing Date), the Borrower nor the Trust will permit any offering, placement or arrangement of any competing issues of debt securities or commercial bank facilities of the Borrower, the Trust and any of their Subsidiaries, unless approved by the Agent.

     §21. NOTICES, ETC. Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement or the Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by facsimile and confirmed by delivery via courier or postal service, addressed as follows:

          (a) if to the Borrower or the Trust, at 7200 Wisconsin Avenue, Suite 301, Bethesda, Maryland 20814, attention Barry Bass, Chief Financial Officer (facsimile: (301) 986-5554), with a copy to Eric L. Stern, Esq., Morgan Lewis, 1701 Market Street, Philadelphia, Pennsylvania 19103-2921, or to such other address for notice as the Borrower or the Trust shall have last furnished in writing to the Agent;

          (b) if to the Agent, to the Real Estate Finance Department at 100 Federal Street, Boston, Massachusetts 02110, with a copy to Daniel L. Silbert, Director, Fleet National Bank, 115 Perimeter Center Place, Suite 500, Atlanta, Georgia 30346 (facsimile: (770)-390-8434), or such other address for notice as the Agent shall have last furnished in writing to the Borrower, with a copy to Pamela M. MacKenzie, Esq., Goulston & Storrs, 400 Atlantic Avenue, Boston, Massachusetts 02110-3333 (facsimile: (617)-574-7615), or at such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and

          (c) if to any Lender, at such Lender’s address set forth on Schedule 2 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier, or facsimile to the party to which it is directed, at the time of the receipt thereof by such party or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

     §22. FPLP AS AGENT FOR THE BORROWER. The Borrower (other than FPLP) hereby appoints FPLP as its agent with respect to the receiving and giving of any notices, requests, instructions, reports, certificates (including, without limitation, compliance certificates), schedules, revisions, financial statements or any other written or oral communications hereunder. The Agent and each Lender is hereby entitled to rely on any communications given or transmitted by FPLP as if such communication were given or transmitted by each and every Borrower; provided however, that any communication given or transmitted by any Borrower other than FPLP shall be binding with respect to such Borrower. Any communication given or transmitted by the Agent or any Lender to FPLP shall be deemed given and transmitted to each and every Borrower.

     §23. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE

LAWS OF SUCH STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH OF THE BORROWER AND ITS SUBSIDIARIES AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS SITTING IN SUFFOLK COUNTY OR ANY FEDERAL COURT SITTING IN THE EASTERN DISTRICT OF MASSACHUSETTS OR IN ANY COURT IN THE STATE OF NEW YORK AND OF ANY FEDERAL COURT LOCATED IN NEW YORK AND CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER OR ITS SUBSIDIARIES BY MAIL AT THE ADDRESS SPECIFIED IN §21. THE BORROWER AND ITS SUBSIDIARIES HEREBY WAIVE ANY OBJECTION THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

     §24. HEADINGS. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

     §25. COUNTERPARTS. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

     §26. ENTIRE AGREEMENT, ETC. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §28.

     §27. WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS. EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, THE BORROWER AND ITS SUBSIDIARIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, THE BORROWER AND ITS SUBSIDIARIES HEREBY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY

DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, INCLUDING ANY DAMAGES PURSUANT TO M.G.L. C. 93A ET SEQ. EACH OF THE BORROWER AND ITS SUBSIDIARIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

     §28. CONSENTS, AMENDMENTS, WAIVERS, ETC. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any of the other Loan Documents may be amended, and the performance or observance by the Borrower or the Trust or any of their respective Subsidiaries of any terms of this Agreement or the other Loan Documents or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Lenders.

     Notwithstanding the foregoing, Unanimous Lender Approval shall be required for any amendment, modification or waiver of this Agreement that:

            (i) reduces or forgives any principal of any unpaid Loan or any interest thereon (including any general waiver of interest “breakage” costs) or any fees due any Lender hereunder, or permits any prepayment not otherwise permitted hereunder; or

            (ii) changes the unpaid principal amount of any Loan, reduces the rate of interest applicable to any Loan, or reduces any fee payable to the Lenders hereunder; or

            (iii) changes the date fixed for any payment of principal of or interest on any Loan (including, without limitation, any extension of the Maturity Date) or any fees payable hereunder (including, without limitation, the waiver of any monetary Event of Default); or

            (iv) changes the amount of any Lender’s Commitment (other than pursuant to an assignment permitted under §20.1) or increases the amount of the Total Commitment except as permitted hereunder; or

            (v) modifies any provision herein or in any other Loan Document which by the terms thereof expressly requires Unanimous Lender Approval; or

            (vi) changes the definitions of Majority Lenders or Unanimous Lender Approval.

     No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or the Lenders or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial to such right or any other rights of the Agent or the Lenders. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

     Notwithstanding the foregoing, in the event that the Borrower requests any consent, waiver or approval under this Agreement or any other Loan Document, or an amendment or modification hereof or thereof, and one or more Lenders determine not to consent or agree to such consent, waiver, approval, amendment or modification, then the Lender then acting as Agent hereunder shall have the right to purchase the Commitment of such non-consenting Lender(s) at a purchase price equal to the then outstanding amount of principal, interest and fees then owing to such Lender(s) by the Borrower hereunder, and such non-consenting Lender(s) shall immediately upon request, sell and assign its Commitment and all of its other right, title and interest in the Loans and other Obligations to the Lender then acting as Agent pursuant to an Assignment and Assumption (provided that the selling Lender(s) shall not be responsible to pay any assignment fee in connection therewith).

     §29. SEVERABILITY. The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

     §30. INTEREST RATE LIMITATION. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this §30 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

(Remainder of page intentionally left blank)

[Signature page to Revolving Credit Agreement]

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first set forth above.

FLEET NATIONAL BANK,
Individually and as Managing Administrative Agent

By:

Name:
Title:

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

By:	First Potomac Realty Trust., its sole general partner

	By:		(SEAL)

Name:
Title:

FIRST POTOMAC REALTY TRUST, Guarantor

By:		(SEAL)

Name:
Title:

EXHIBIT A

REVOLVING CREDIT NOTE

$50,000,000	Date: December ____, 2003

     FOR VALUE RECEIVED, the undersigned First Potomac Realty Investment Limited Partnership, a Delaware limited partnership and each of the other undersigned parties and other parties who are or from time to time become a Borrower under (and as defined in) the Revolving Credit Agreement referred to (and defined) below (hereinafter, together with their respective successors in title and assigns, collectively called the “Borrower”), by this promissory note (hereinafter, called “this Note”), absolutely and unconditionally, jointly and severally promises to pay to the order of Fleet National Bank, individually in its capacity as a Lender under the Revolving Credit Agreement (hereinafter, together with its successors in title and assigns, called the “Bank”), the principal sum of Fifty Million and 00/100 Dollars ($50,000,000), or so much thereof as shall have been advanced by the Bank to the Borrower by way of Loans under (and as defined in) the Revolving Credit Agreement and shall remain outstanding, such payment to be made as hereinafter provided, and to pay interest on the principal sum outstanding hereunder from time to time from and after the date hereof until the said principal sum or the unpaid portion thereof shall have become due and payable as hereinafter provided.

     Capitalized terms used herein without definition shall have the meanings set forth in the Revolving Credit Agreement.

     The unpaid principal (not at the time overdue) under this Note shall bear interest at the rate or rates from time to time in effect under the Revolving Credit Agreement. Accrued interest on the unpaid principal under this Note shall be payable on the dates specified in the Revolving Credit Agreement.

     On the Maturity Date there shall become absolutely due and payable by the Borrower hereunder, and the Borrower hereby jointly and severally promises to pay to the Bank, the balance (if any) of the principal hereof then remaining unpaid, all of the unpaid interest accrued hereon and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby or otherwise due under or in connection with the Revolving Credit Agreement.

     Each overdue amount (whether of principal, interest or otherwise) payable hereunder shall (to the extent permitted by applicable law) bear interest at the rates and on the terms provided in the Revolving Credit Agreement. The unpaid interest accrued on each overdue amount in accordance with the foregoing terms of this paragraph shall become and be absolutely due and payable by the Borrower to Bank on demand by the

Agent. Interest on each overdue amount will continue to accrue as provided by the foregoing terms of this paragraph, and will (to the extent permitted by applicable law) be compounded daily until the obligations of the Borrower in respect of the payment of such overdue amount shall be discharged (whether before or after judgment).

     Each payment of principal, interest or other sum payable on or in respect of this Note or the indebtedness evidenced hereby shall be made by the Borrower directly to the Agent in Dollars, for the account of the Bank, at the Agent’s Head Office, on the due date of such payment, and in immediately available and freely transferable funds. All payments on or in respect of this Note or the indebtedness evidenced hereby shall be made without set-off or counterclaim and free and clear of and without any deductions, withholdings, restrictions or conditions of any nature.

     This Note is made and delivered by the Borrower to the Bank pursuant to that certain Revolving Credit Agreement of even date herewith among (i) the Borrower, (ii) the Lenders party thereto from time to time (including the Bank) and (iii) the Agent (hereinafter, as originally executed and as may be amended, varied, supplemented, and/or restated from time to time, called the “Revolving Credit Agreement”). This Note evidences the obligations of the Borrower (a) to repay the principal amount of the Bank’s Commitment Percentage of the Revolving Credit Loans made by the Bank to the Borrower pursuant to the Revolving Credit Agreement; (b) to pay interest, as herein provided, on the principal amount hereof remaining unpaid from time to time; and (c) to pay other amounts (including all Obligations) which may become due and payable hereunder or thereunder. The payment of the principal of and the interest on this Note and the payment of all Obligations have been guaranteed. Reference is hereby made to the Revolving Credit Agreement (including the Schedules and Exhibits annexed thereto and the Guaranty) for a complete statement of the terms thereof.

     The Borrower has the right to prepay the unpaid principal of this Note in full or in part upon the terms contained in the Revolving Credit Agreement. The Borrower has an obligation to prepay principal of this Note from time to time if and to the extent required under, and upon the terms contained in, the Revolving Credit Agreement. Any partial payment of the indebtedness evidenced by this Note shall be applied in accordance with the terms of the Revolving Credit Agreement.

     Pursuant to and upon the terms contained in Section 14 of the Revolving Credit Agreement, the entire unpaid principal of this Note, all of the interest accrued on the unpaid principal of this Note and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby may be declared to be immediately due and payable, whereupon the entire unpaid principal of this Note, all of the interest accrued on the unpaid principal of this Note and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby shall (if not already due and payable) forthwith become and be due and payable to the Bank without presentment, demand, protest or any other formalities of any kind, all of which are hereby expressly and irrevocably waived by the Borrower.

     All computations of interest payable as provided in this Note shall be made by the Agent on the basis set forth therefor in the Revolving Credit Agreement. The interest rate in effect from time to time shall be determined in accordance with the terms of the Revolving Credit Agreement.

     Should all or any part of the indebtedness represented by this Note be collected by action at law, or in bankruptcy, insolvency, receivership or other court proceedings, or should this Note be placed in the hands of attorneys for collection after default, the Borrower hereby promises to pay to the holder of this Note, upon demand by the holder hereof at any time, in addition to principal, interest and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby, all court costs and attorneys’ fees and all other collection charges and expenses reasonably incurred or sustained by the holder of this Note.

     The Borrower hereby irrevocably waives notice of acceptance, presentment, notice of nonpayment, protest, notice of protest, suit and all other conditions precedent in connection with the delivery, acceptance, collection and/or enforcement of this Note. The Borrower hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts of the Commonwealth of Massachusetts sitting in Suffolk County and of any federal court located in the Eastern District of Massachusetts in connection with any actions or proceedings brought against the Borrower by the holder hereof arising out of or relating to this Note. This Note may be executed in any number of counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

     This Note is intended to take effect as a sealed instrument. This Note and the obligations of the Borrower hereunder shall be governed by and interpreted and determined in accordance with the laws of the State of New York.

     Each Borrower shall be jointly and severally liable for the full amount owing under this Note.

[Remainder of page intentionally left blank]

[Signature page to Revolving Credit Note]

     IN WITNESS WHEREOF, this REVOLVING CREDIT NOTE has been duly executed by the undersigned on the day and in the year first above written.

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

By:	First Potomac Realty Trust, its sole general partner

By:

Its:

EXHIBIT B

Completed Loan Request

[to be inserted prior to initial funding]

EXHIBIT C

Compliance Certificate

[to be inserted prior to initial funding]

EXHIBIT D

Collateral Property Conditions

1.	Evidence satisfactory to the Agent and the Majority Lenders in their sole discretion of the satisfaction of the conditions contained in Section 12 of the Agreement with respect to the proposed New Collateral Property, treating all references therein to the “Initial Collateral Properties” as references to the proposed New Collateral Property and all references therein to the “Closing Date” as references to the date of inclusion of the proposed New Collateral Property as part of the Collateral.

2.	Such other information, documentation or further assurances as the Agent or Majority Lenders may reasonably request.

3.	Evidence satisfactory to the Agent of payments made by Borrower as necessary to satisfy the foregoing Collateral Property Conditions and the reimbursement obligations contained in Section 11.4 of the Agreement.

4.	New Security Documents and/or amendments to any existing Loan Documents necessary to effectuate the addition of the New Collateral Property and the perfection and priority of the Agent’s lien therein.

EXHIBIT E

Assignment and Assumption Agreement

[to be inserted prior to initial funding]

EXHIBIT F

JOINDER AGREEMENT

December __, 2003

     Reference is made to the Revolving Credit Agreement, dated as of December ____, 2003 (as from time to time amended and in effect, the “Loan Agreement”), among First Potomac Realty Investment Limited Partnership (“FPLP”) and each other Borrower (collectively, the “Borrower”) which from time to time is a party to the Loan Agreement, Fleet National Bank (“Fleet”) and the other lending institutions referred to in the Loan Agreement as Lenders (collectively, the “Lenders”), and Fleet, as managing administrative agent for itself and each other Lender (the “Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such in the Agreement.

     In consideration of and as an inducement to the inclusion by the Lenders of each of the Real Estate Asset(s) identified on Exhibit A hereto as a [Collateral Property(ies)] pursuant to the Loan Agreement, ___, a ___ (the “Additional Borrower”), which is a Wholly-owned Subsidiary of FPLP, hereby acknowledges and agrees to the terms and conditions of the Loan Agreement, the Revolving Credit Notes and the other Loan Documents to which any Borrower is a party, joins in the agreements of the Borrower under the Loan Agreement, the Revolving Credit Notes and the other Loan Documents to which any Borrower is a party and agrees that all Obligations of the Borrower under the Loan Agreement, the Revolving Credit Notes and the other Loan Documents to which any Borrower is a party shall be the obligations, jointly and severally, of the Additional Borrower and the Borrower with the same force and effect as if the Additional Borrower was originally a Borrower under the Loan Agreement and an original signatory to the Loan Agreement, the Revolving Credit Notes and the other Loan Documents to which any Borrower is a party.

     The Additional Borrower further agrees that its liability hereunder is direct and primary and may be enforced by the Lenders and the Agent before or after proceeding against any other Borrower.

     At least ____ Business Days prior to this Joinder Agreement becoming effective and each of the Real Estate Asset(s) identified in Exhibit A hereto becoming a Collateral Property pursuant to the Loan Agreement, the Additional Borrower shall have delivered to the Agent (with copies to the Agent for each Lender) the documents and other items required to be delivered pursuant to Section ____ of the Loan Agreement, in each case in form and substance satisfactory to the Agent. Without in any way limiting the other rights of the Agent under the Loan Agreement, the Additional Borrower agrees that the Agent shall have the right to visit and inspect such Collateral Property at the Borrower’s sole cost and expense.

     The undersigned represents and warrants to the Agent and the Lenders that it has the complete right, power and authority to execute and deliver this Joinder Agreement and to perform all of the obligations hereunder and the Obligations under the Loan Agreement, the Revolving Credit Notes and the other Loan Documents to which any Borrower is a party. This Joinder Agreement shall be binding upon the undersigned and its successors and assigns and shall inure to the benefit of the Lenders, the Agent and their respective successors and assigns.

     Executed as a sealed instrument as of the ____ day of ____, 200_.

[ADDITIONAL BORROWER]

Acknowledged and Agreed:

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP, for itself and as agent for each other Borrower

By: First Potomac Realty Trust, its sole general partner

By:

Title:

Exhibit A to Joinder Agreement

[Collateral Property]

     [Insert Property Address]

EXHIBIT G

Environmental Assessments

None.

Schedule 1

Borrowers

NONE

Schedule 2

Lender’s Commitments

Three-year, Fifty Million Dollar ($50,000,000.00) secured revolving credit facility, with the option to increase the revolving credit facility by Fifty Million Dollars ($50,000,000.00).

Schedule 7.1(b)

Capitalization

[To Be Provided]

Schedule 7.3(c)

Partially-Owned Entities

FPM Management, LLC

Schedule 7.7

Litigation

NONE

Schedule 7.13

Legal Name; Jurisdiction

First Potomac Realty Investment Limited Partnership, a Delaware limited partnership

First Potomac Realty Trust, a Maryland real estate investment trust

Schedule 7.14

Standard Form of Lease

DEED OF LEASE

DATED as on the _____ day of _______________

LANDLORD:

a Delaware Limited Liability Company

TENANT:

     In consideration of the mutual covenants hereinafter set forth, and of other good and valuable consideration, Landlord and Tenant do hereby enter into this Deed of Lease and do agree as follows:

1.00 DEFINED TERMS AND DEFINITIONS

     1.01 “Base Rent” means an annual amount payable by Tenant for the Premises in equal monthly installments in accordance with the following schedule:

Rentable Square
Period	Annual Base Rent	Monthly Base Rent	Foot Rate

     1.02 “Building” means the building known as ______, located within the Project.

     1.03 “Common Areas” means those areas within the Building and the Project not reserved to individual occupants of premises, but from time to time available and designated by Landlord to benefit or serve the Project. Without limitation, Common Areas may include roofs, foundations, exterior walls, sign canopies, parking and landscaped areas, sidewalks, access roads, general signs, machinery, equipment, and the mechanical, electrical and other systems and installations serving the Project as a whole (whether or not located within the Project), as same may be expanded, reduced or otherwise altered from time to time in Landlord’s sole discretion. Landlord may, in its sole and absolute discretion, from time to time change the location, layout and arrangement of the Common Areas and/or reduce the size of the Common Areas by erecting thereon store buildings or other structures or improvements of any kind.

     1.04 “Exhibits” means the following exhibits which are attached to this Lease and made a part hereof, and any other exhibit which may in the future be attached hereto by the prior written consent of the parties:

Exhibit “A”	-	Project
Exhibit “A-1”		Premises

Exhibit “B”	-	Intentionally Omitted
Exhibit “C”	-	Intentionally Omitted
Exhibit “D”	-	Rules and Regulations
Exhibit “E”		Parking Plan

     1.05 “Landlord’s Address for Notice” means ___________ , c/o First Potomac Management, Inc., Attn.: Skip Dawson, 7200 Wisconsin Avenue, Suite 310, Bethesda, Maryland 20814.

1.06 Intentionally Omitted.

     1.07 “Operating Expenses” means, without limitation, the sum of all expenses, costs and disbursements of every kind and nature that Landlord pays or becomes obligated to pay in connection with owning, operating, managing, maintaining, insuring, repairing, policing, and securing the Building, the Project, the parking facilities, and the land upon which the Project is situated (the “Land”), including but not limited to: all management office expenses; all costs and expenses of operating, maintaining, managing, repairing, lighting, signing, cleaning, painting, striping, policing and securing the Common Areas (including the cost of uniforms, equipment and employment taxes); alarm and life safety systems; all applicable sales and use taxes; expenses incurred for heat, cooling and other utilities; the cost of insuring the Project (including, but not limited to, liability insurance for personal injury, death and property damage, insurance against fire, all-risk coverage including earthquake and flood, theft or other casualties, worker’s compensation insurance or similar insurance covering personnel, fidelity bonds for personnel, insurance against liability for defamation and claims of false arrest occurring on or about the Project, structural insurance, plate glass insurance and rent-loss insurance); the cost of cleaning all exterior glass; removal of water, snow, ice, trash and debris; regulation of traffic; the cost of landscaping; the cost of janitorial and cleaning service, trash collection and recycling services, pest control; concierge, lobby, or security service (if any); salaries, wages and other personnel costs of engineers, superintendents, watchpersons, and all other employees of the Building, including any sales tax imposed upon their service; charges under maintenance and service contracts for elevators, chillers, boilers and controls; window cleaning; building and grounds maintenance; parking lot maintenance; management fees; permits and licenses; all maintenance, replacement and repair expenses and supplies including replacement maintenance and repair of awnings, paving, curbs, walkways, drainage, landscaping, pipes, ducts, conduits and similar items, signage for the Project, and lighting facilities; costs and expenses of planting, replanting and replacing flowers, shrubbery and planters; the cost of water services, if any, furnished by Landlord for the non-exclusive use of all tenants; costs (including finance charges) of improvements to the Building, equipment or capital items that are designed to increase safety, improve energy efficiency or expand telecommunications service; the cost of replacing existing equipment or systems or other costs incurred for the purpose of complying with the directives of a public or quasi public entity or authority; costs of complying with all governmental regulations, including, without limitation, the disposal of chlorofluorocarbons and compliance with Title III of the Americans With Disabilities Act of 1990 (“ADA”) or any other ________________ statute regarding barriers; costs of independent contractors; fees; owner’s association assessments; Landlord’s share of expenses under any declaration, covenant, or other agreement recorded among the Land Records of ______________ County and applicable to the Project; and all other costs and expenses properly incurred in the operation and maintenance of the Project, and the amortized portion of any capital expenditures or improvements and interest thereon.

     1.08 “Permitted Use” means as a business office, and no other use whatsoever.

     1.09 “Premises” means the ___________ rentable square foot area commonly referred to as Suite _______, and shown outlined on Exhibit “A-1”, located within the Building, as such Premises may be relocated within the Project from time to time in Landlord’s sole discretion.

     1.10 “Project” means the ______-building industrial center commonly known as _____, located in _____, which Project is more particularly described in Exhibit “A” attached hereto.

     1.11 “Real Estate Taxes” means all general and special real property taxes and assessments, any Federal, state or local business personal property tax, and any other ad valorem taxes, levies and assessments from time to time imposed in respect of the land and/or buildings in the Project or the rents therefrom, and any other tax from time to time imposed in substitution for or in addition to any such taxes. Real Estate Taxes shall include, but shall not be limited to, [Columbia Parks and Recreation Association charges], general and special assessments, real estate rental, receipt or gross receipt tax or any other tax on Landlord (excluding Landlord’s income taxes), and any metropolitan district water and sewer charges and other governmental charges which customarily are part of the real estate tax bill issued by the governmental authorities charged with such responsibility. Real Estate Taxes shall also include all expenses incurred in appealing assessments, including attorneys’ fees, but the net amount of any refund obtained shall be credited against Real Estate Taxes.

1.12 Intentionally Omitted.

     1.13 “Security Deposit” means an amount equal to ______ dollars (       ), which amount [Landlord is currently holding pursuant to the terms of a lease by and between Landlord’s predecessor-in-interest, and Tenant dated, as amended (collectively, the “Prior Lease”) and which amount] Landlord shall [continue to] hold in accordance with the terms of Section 3.05.

     1.14 “Tenant’s Address for Notice” means ______.

     1.15 “Tenant’s Share” means ______ being based on the ratio of the rentable area of the Premises to the rentable area of all premises in the Project.

     1.16 “Tenant’s Trade Name” ____.

     1.17 “Term” means the period of approximately _____ years commencing on _____ (the “Commencement Date”) and expiring at . on _____ (the “Expiration Date), unless earlier terminated pursuant to the Lease.

2.00 GRANT OF PREMISES

     2.01 Tenant’s Possession, Use and Surrender of Premises. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term, together with a nonexclusive, nontransferable license to use the Common Areas. Tenant shall use the Premises for the Permitted Use, under Tenant’s Trade Name, and for no other purpose and under no other name. Tenant shall comply with all governmental laws, rules, regulations and the like from time to time applicable to the Premises and the conduct of its business, and with Landlord’s rules from time to time applicable to the Premises and the Common Areas. The current Rules and Regulations are attached hereto as Exhibit “D”. Subject to this Lease and so long as Tenant is not in default hereunder, Tenant shall have the quiet enjoyment of the Premises without hindrance on the part of Landlord. On the Expiration Date Tenant shall remove from the Premises all of its furniture, fixtures, equipment and other personal property, and such of any alterations installed by or on behalf of Tenant as Landlord may require, repair any damage caused by their installation or removal, and surrender vacant possession of the Premises, clean, broom-swept and in their original condition, subject to ordinary wear and tear and unavoidable casualty. If Tenant remains in possession of the Premises after the Expiration Date, such occupancy shall be deemed to be a tenancy from month-to-month, on all of the terms, covenants, conditions and rentals of the Lease insofar as they are applicable to a monthly tenancy, except that the Monthly Base Rent shall be increased to an amount equal to the greater of (i) two hundred percent (200%) of the then fair market value of the Premises or (ii) two hundred percent (200%) of the Monthly Base Rent applicable in the last month of the Term, and Tenant shall be liable for all losses suffered by Landlord as a result of Tenant’s failure to timely vacate.

     2.02 Landlord to have access to the Premises. Landlord shall have the right, but not the obligation, to enter the Premises from time to time during business hours (or at any time and by forcible means in an emergency or when Tenant is unavailable during business hours) without unreasonably interfering with Tenant’s business, to inspect same, to make repairs to the Premises or adjacent property, to install and maintain plumbing, utility, and other systems to serve the Premises or adjacent property, and to show the Premises to prospective purchasers, tenants, and lenders, without any such entry constituting a breach of Landlord’s covenant for quiet enjoyment. Landlord shall have the right to place “For Sale” signs, and during the last twelve (12) months of the Term, “For Rent” signs, on the Premises.

     2.03 Delivery of Premises. Landlord shall deliver the Premises, and Tenant shall accept same in their as-is condition, on the Commencement Date set forth in Section 1.17 or so soon thereafter as Landlord is able to deliver the same. [Landlord and Tenant acknowledge that Tenant is currently occupying the Premises pursuant to the terms of the Prior Lease and that Landlord shall be conclusively deemed to have delivered the Premises on the Commencement Date.]

     2.04 Relocation. Landlord shall have the absolute right to require Tenant on sixty (60) days prior written notice to relocate to another location (the “Relocated Premises”) in an existing or future building within the Project. The location, size and configuration of the Relocated Premises shall be in Landlord’s sole discretion. On the date of the relocation the Base Rent and Tenant’s Share shall be adjusted based on the size of the Relocated Premises, and all references in this Lease to “Premises” shall be taken to refer to the Relocated Premises. Landlord shall reimburse Tenant for its reasonable out-of pocket relocation expenses. Tenant’s failure to deliver possession of the Premises as required shall constitute an immediate and material default hereunder.

3.00 RENT

     3.01 Payment of Base Rent. Beginning on the Commencement Date, Tenant shall pay to Landlord all installments of Base Rent due under this Lease in accordance with the following terms and conditions. Installments of Base Rent shall be paid monthly, in advance, without demand, notice, deduction, offset or counterclaim, on the first day of each month without prior demand. All such installments for any partial month shall be prorated on a per diem basis.

     3.02 Payment of Operating Expenses. Tenant shall be responsible for the payment of Tenant’s Share of Operating Expenses. Prior to the Commencement Date, and then at the beginning of each year (which may be a calendar year or other twelve-month period selected by Landlord from time to time) Landlord shall furnish Tenant with Landlord’s reasonable estimation of Tenant’s Share of Operating Expenses for the forthcoming year, and Tenant shall pay same in equal monthly installments, in advance and without prior demand, together with Base Rent. After the end of each year a reconciliation and adjustment shall be made based on the actual cost incurred by Landlord for Operating Expenses in respect of such year.

     3.03 Utilities. Tenant shall be solely responsible for contracting with the appropriate utility companies for utility services rendered or furnished to the Premises throughout the Term, including, without limitation: (i) heating and air conditioning; (ii) electricity; (iii) lighting within the Premises; (iv) janitorial services; (v) trash removal; and (vi) gas. The cost of all such utility services, together with all taxes, levies and other charges on such utilities, shall be borne by Tenant. Notwithstanding the foregoing, Landlord shall furnish to the Premises throughout the Term: (i) hot and cold water from points of supply; and (ii) restrooms as required by applicable code. The cost of all services provided by Landlord hereunder shall be included within Operating Expenses unless charged directly (and not as part of Operating Expenses) to Tenant or another tenant of the Project. Landlord agrees to furnish landscaping and grounds maintenance and snow clearing for the areas used in common by the tenants of the Project. The foregoing services shall be furnished by Landlord and reimbursed by Tenant as part of Operating Expenses; provided, however, that Landlord shall be under no responsibility or liability for failure or interruption in such services caused by breakage, accident, strikes, repairs or for any other cause or causes beyond the control of Landlord, nor in any event for any indirect or consequential damages; and failure or omission on the part of Landlord to furnish such service shall not be construed as an eviction of Tenant, nor work an abatement of Rent, nor render Landlord liable in damages, nor release Tenant from prompt fulfillment of any of the covenants under this Lease.

     3.04 Payment of Real Estate Taxes. Tenant shall be responsible for the payment of Tenant’s Share of Real Estate Taxes. Prior to the Commencement Date, and then at the beginning of each year (which may be a calendar year or other twelve-month period selected by Landlord from time to time) Landlord shall furnish Tenant with Landlord’s reasonable estimation of Tenant’s Share of Real Estate Taxes for the forthcoming year, and Tenant shall pay same in equal monthly installments, in advance and without prior demand, together with Base Rent. After the end of each year a reconciliation and adjustment shall be made based on the actual cost incurred by Landlord for Real Estate Taxes in respect of such year.

     3.05 Security Deposit. [Landlord is currently holding a security deposit in the amount of $______ pursuant to the terms of the Prior Lease. The parties agree that the $______ currently held by Landlord under the terms of the Prior Lease shall constitute the Security Deposit under this Lease.] Upon execution of this Lease by Tenant, the Security Deposit shall immediately become the property of Landlord. If Tenant timely and faithfully performs all of its obligations hereunder, Landlord shall refund the Security Deposit to Tenant, without interest and less any sums expended by Landlord to cure any default of Tenant, within sixty (60) days after the expiration or sooner termination of this Lease. If Landlord uses any portion of the Security Deposit, Tenant shall reimburse Landlord for the amount so used within ten (10) days of demand. If Tenant is more than thirty (30) days late in any rent payment then, in addition to all other rights and remedies, Landlord shall have the right to require Tenant to deposit with

Landlord such additional sums as Landlord may deem appropriate to supplement the Security Deposit, not to exceed an amount equal to six (6) months of the then current Base Rent.

     3.06 Partial Occupancy. If the Building is not fully occupied during any year, (or if any tenant provides itself with any service or Utilities which Landlord provides as a part of Operating Expenses, or is separately assessed for Real Estate Taxes) Operating Expenses, Real Estate Taxes and Utilities for such year may be grossed up to reflect ninety -five percent (95%) occupancy, using sound accounting and management principles consistently applied.

     3.07 Payments Generally. All rentals and other charges hereunder shall commence to accrue and become payable in accordance with the terms hereof on the Commencement Date. All payments required to be made by Tenant under this Lease shall be deemed to be rent and shall be collectible as such, shall be in lawful money of the United States, and shall be timely delivered to Landlord’s Address for Notice, with no deduction, offset, abatement, credit or the like, except as expressly be provided herein. Each late payment shall incur a late charge fee in the amount of five percent (5%) of such payment to cover extra tracking and handling expenses. All amounts owed by Tenant to Landlord under this Lease which are overdue shall bear interest at the rate of 12% per annum from the date due until paid. The tender by Tenant of a lesser amount than due shall be treated as a payment on account notwithstanding any endorsement or statement to the contrary on the payment or in any cover letter, and Landlord’s acceptance of such lesser amount shall not constitute a waiver of any other available right or remedy.

4.00 MAINTENANCE AND REPAIRS

     4.01. Tenant’s Repairs. Subject to the provisions of this Lease with regard to damage by fire or other casualty, Tenant agrees to maintain the Premises in good order and repair during the Term of this Lease. Tenant will make all repairs, maintenance and replacements to the Premises and any improvements, equipment and fixtures therein, including, but not limited to: all interior and exterior doors, door jambs and frames, drive-in doors, dock doors, dock collars and levelers, locks and hardware, and all interior and exterior windows, window casings and sills; all interior walls, floors, coverings and ceilings, all interior painting and decorating of the Premises, replacement of approved signs, repairs, maintenance and replacements of all electrical, plumbing, interior and exterior heating, ventilating, and air conditioning equipment, lighting and other fixtures and equipment inside the Premises whether or not they were initially installed at Landlord’s expense. All repairs, maintenance and/or replacements made by Tenant shall be subject to Landlord’s prior written approval, which will not be unreasonably withheld provided that the same are at least equal in quality and class to the original work and/or fixtures and equipment. All repairs, maintenance and replacements will be made at Tenant’s sole expense. Tenant will not overload the electrical wiring. In furtherance of the above, Tenant covenants and agrees to obtain a maintenance, repair and service contract on the HVAC system of the Premises, said contract to be on such terms and with such company as shall be approved by Landlord.

     4.02. Failure to Make Repairs. If Tenant fails to make any such repairs, after three (3) days prior written notice, Landlord may, but shall not be obligated to, make them for the account of Tenant and Landlord’s costs in so doing will be additional rent which will be payable by Tenant to Landlord with the next monthly installment of Base Rent due hereunder. Landlord reserves the right to interrupt the supply of electricity, water, sewer, heat, air conditioning, gas and other utilities to the Premises, and also to suspend the operation of the air conditioning or heating system until repairs, alterations or improvements have been completed. Landlord will pursue all work with reasonable dispatch and will use reasonable efforts to minimize any disruption. There will be no abatement in Rent, nor shall Landlord in any way be liable to Tenant because of any such interruption or suspension.

     4.03. Landlord’s Repairs. Landlord will maintain and repair the foundations, roof and exterior walls (excluding store fronts, plate glass windows and window frames, doors and door frames, docks, dock doors and dock levelers, and the interior of walls, all of which shall be the sole responsibility of Tenant) of the Building and the common areas and facilities for the furnishing of various utilities (except to the extent that the same are the obligation of any public utility company or of any tenant in the Project, including Tenant); but Landlord will not be required to make any repair necessitated by reason of any act or omission of Tenant, or its employees, contractors, agents, licensees, invitees, or anyone claiming under Tenant or caused by any alteration, addition or improvement made by Tenant or anyone claiming under Tenant and if Landlord does make any such repairs, Tenant will reimburse to Landlord the cost incurred by Landlord in so doing as additional rent with the monthly installment of Base Rent first due after Landlord bills Tenant for such costs. Landlord shall replace, at the expense of Tenant, any and all plate and other glass damaged or broken from any cause whatsoever in or about the Premises other than to the extent to which Landlord shall be entitled and shall in fact receive payment therefor under any insurance maintained by Landlord from time to time. Landlord will have no liability to Tenant for failure to make repairs unless and until Tenant has given written notice to Landlord of the need for such repairs and Landlord has failed to commence and complete such repairs within a reasonable period of time thereafter.

     4.04 Initial Improvements. On the Commencement Date Tenant shall accept possession of the Premises in their “as-is” condition, and Landlord shall not be required to perform any improvements whatsoever to the Premises. All work necessary to improve, furnish, fixture, equip, stock, and decorate the Premises for Tenant’s Permitted Use shall be performed by Tenant, at its sole cost and expense, in accordance with Section 4.05 below. Tenant represents that it has thoroughly examined the Project (including without limitation the Premises and the Building) and is aware of, and accepts, the existing condition thereof.

     4.05 Tenant Alterations. Tenant shall not make any installations, alterations, improvements, or the like to the Premises without in each case first obtaining Landlords written consent. Landlord may grant or withhold its consent in its sole and absolute discretion in the case of any proposed installation, alteration, improvements, or the like which (i) may affect the structure of the Premises, or (ii) are on the exterior of the Premises, or (iii) require cutting or drilling into the Premises, or securing of any item to any part of the Premises, or penetrating the roof. If Landlord elects to require that alterations, installations, changes, replacements, additions or improvements made by Tenant to the Premises be removed at the termination of this Lease, then Tenant hereby agrees to cause the same to be removed at its sole cost and expense. If Tenant fails to remove the same, then Landlord may cause them to be removed at Tenant’s expense, and Tenant hereby agrees to reimburse Landlord for the cost of such removal, together with any and all damages which Landlord may suffer and sustain by reason of Tenant’s failure to remove the same. Alternatively, Landlord may elect that any or all of the alterations, installations, changes, replacements, additions to or improvements made by Tenant to the Premises shall remain at the termination of this Lease and not be removed. Tenant shall immediately discharge any lien which is filed against the Premises or the Project as a result of work performed by or on behalf of Tenant. Tenant shall not, without first obtaining Landlord’s prior written consent as to the size, design, location, type of composition or material and lighting thereof, display any sign, logo, lettering, or the like on the outside of the Premises, the Building or the Project, or on the inside of the Premises in such a manner as to be visible from the outside. Tenant shall maintain any sign, logo, lettering, or the like in good condition and repair at all times, and shall pay any taxes imposed thereon. Notwithstanding the foregoing, Building standard signage shall be available to Tenant at Tenant’s expense.

     4.06 Restoration after Damage by Casualty. If this Lease is not terminated in accordance with Section 4.07 below, and subject to Landlord’s ability to obtain the necessary permits, if the Premises are damaged or destroyed by fire or other casualty insured against by Landlord (“Casualty”) and not caused by the negligence of Tenant or those over whom it exercises control, Landlord shall diligently commence to settle its insurance claims and restore the Premises, but shall not be obligated to expend an amount in excess of the insurance proceeds recovered. However, Landlord shall not be obligated to restore any improvements, furniture, fixture, equipment or other property that is not Landlord’s property. Upon notification that Landlord’s restoration work is substantially complete Tenant shall forthwith complete the restoration of its improvements (but shall not be entitled to any allowance, abatement, or other inducement or concession that may have been available in connection with the original construction of the Premises) and shall reopen in the whole of the Premises fully fixtured, stocked, and staffed within thirty (30) days of Landlord’s notice. If the Premises are damaged by a Casualty to the extent of complete or partial untenantability, all rents (except for Utilities) shall abate proportionately from the date of the Casualty until the Premises are substantially restored to the extent required of Landlord.

     4.07 Termination. Landlord shall have the right to terminate this Lease on notice to Tenant given within ninety (90) days of a Casualty if (i) insurance proceeds are unavailable or insufficient to restore the Premises as required of Landlord, or if Landlord’s mortgagee does not make them available for such restoration, or (ii) more than forty (40%) of the Premises are damaged, or the Premises and/or the Building and/or the Project are damaged to such an extent as to make restoration uneconomical, and in such event the parties shall be relieved of any further obligation hereunder accruing after the termination date.

     4.08 Condemnation. If any of the Premises is taken or condemned to an extent that Tenant is unable to continue to use the Premises in the manner and for the purpose for which they were leased, either party shall have the option to terminate the Lease as to such Premises only, on notice given to the other within thirty (30) of notification of such taking, and such termination shall be effective on the date on which Tenant is obligated to yield possession. All compensation awarded for such taking of the fee and the leasehold shall belong to the Landlord, but Landlord shall not be entitled to any portion of any award made separately to Tenant for the cost of removing its fixtures and inventory.

5.00 INSURANCE

     5.01 Tenant’s Insurance. Tenant will provide and keep in force during the Term of this Lease, for the benefit of Landlord, its mortgagees, Agent and Tenant general liability insurance coverage with an insurance company licensed to do business in the jurisdiction in which the Property is located, in the amount of at least One Million Dollars ($1,000,000.00) with respect of injuries to any one person, Three Million Dollars ($3,000,000.00) with respect to any one accident, and Five Hundred Thousand Dollars ($500,000.00) with respect to property damage (or in such higher amounts as Landlord may from time to time reasonably require), in which Landlord, its mortgagees and Agent are named as additional parties insured, as their interests may appear. Tenant will maintain fire and extended coverage insurance (including, but not limited to, theft and mysterious disappearance and sprinkler damage) in an amount equal at all times to the full replacement cost of all property, improvement, fixtures and equipment in the Premises owned, leased or paid for by Tenant, irrespective of whether such property , improvement, fixtures or equipment are attached in any manner to the real estate; with Tenant as the party insured, and with a waiver by the insurance company of all its rights to subrogation against Landlord and Landlord’s agents and employees. During the course of any construction work by or on behalf of Tenant on or about the Premises, Tenant will provide and keep in force builders “all-risk” insurance with extended coverage in completed value, non-reporting form, and (if required by Landlord) performance bonds to ensure completion of such work. In addition, Tenant shall be responsible for obtaining and maintaining such other insurance coverages, limits and/or endorsements as Landlord or any mortgagee of the Project may reasonably require from time to time. All such policies shall be primary and non-contributing with any coverage that Landlord may carry, shall name Landlord (and/or Landlord’s mortgagees and/or managing agent, if requested) as loss payee or as additional insured (as the case may be), and shall contain a long-form lender’s loss payable endorsement providing for Landlord to receive written notice at least thirty (30) days prior to any alteration or cancellation. Such insurance may be carried under a blanket policy or policies provided that the proceeds from such policies shall not be less than would have been available if the insurance had been obtained under separate or non-blanket policies had been obtained under separate or non-blanket policies.

     5.02 Waivers. Tenant hereby waives any right of recovery it may from time to time have against Landlord with respect to liability for damage to property covered by the insurance required to be carried by Tenant hereunder. Tenant shall require its fire and extended coverage insurers from time to time to include an express waiver of any right of subrogation which the insurer may have against Landlord. Tenant shall furnish to Landlord from time to time upon ten (10) days request a current duplicate original insurance policy, or Evidence of Insurance in form ACORD 25-S or ACORD 27 (whichever is applicable), evidencing the coverages and endorsements above required, failing which Landlord shall have the right, but not the obligation, to purchase the required insurance on Tenant’s behalf and one hundred fifteen percent (115%) of the amount incurred shall be due from Tenant as additional rent.

     5.03 Tenant Not to Create Extra Insurance Hazards. Tenant shall not keep or do anything on the Premises or the Project which is prohibited by Landlord’s insurance policies or which will prevent Landlord from procuring such policies in acceptable companies. If any act or omission of Tenant within the Project causes an increase in Landlord’s insurance premiums with acceptable insurers, or in the coverages or endorsements Landlord is required to carry, Tenant shall be responsible for the payment of any such increase as additional rent upon demand.

     5.04 Indemnification by Tenant. Tenant shall indemnify, save harmless and defend Landlord and its agents from and against all claims, costs, liabilities, losses and the like (including without limitation reasonable legal fees, court costs and the like) incurred in connection with loss of life, bodily injury and damage to property (including without limitation the property and person of Tenant and its agents) arising from or relating to (i) any occurrence in, on or about the Premises, and any loading platform or other area outside of the Premises exclusively allocated to Tenant’s use, except to the extent caused by the gross negligence of Landlord or its agents, (ii) Tenant’s use or occupancy of the Premises, or (iii) the negligence of Tenant, its agents and invitees, or attributable to property of Tenant on the Common Areas.

     5.05 Landlord’s Liability Excluded. Notwithstanding anything to the contrary herein, Landlord shall have no liability whatsoever for any injury or death to persons or loss or damage to property caused by (i) fire, smoke, explosion, falling plaster, falling ceiling tiles, falling stucco, falling fixtures, steam, gas, fumes, vapors, electricity, water, rain, flood, snow, sleet, ice, dampness, sewer or down spout backups, or leaks, including without limitation from pipes, sprinklers, appliances, wiring, plumbing, roofs, windows, subfloors or ceilings, (ii) any third party including without limitation occupants of adjacent premises or property, or by any private, public or quasi-public work, or (iii) the failure or interruption of any utility, trash removal or other service, whether provided directly by a third party or through Landlord, in each case unless caused solely by the negligence of Landlord. Landlord shall have no liability for consequential, indirect or punitive damages, and Tenant waives any right it may have to claim same. It is understood and agreed that the liability of Landlord shall be limited solely to the assets and property of the Project, that no general partner of Landlord, nor any officer, director, agent or employee of Landlord shall be personally liable with respect to any claim arising out of or related to this Lease, and that a deficit capital account of a partner of Landlord shall not be deemed an asset or property of the Project.

6.00 TENANT’S CARE OF PREMISES

     6.01 Flammable, Explosive or Toxic Substances. Tenant will not use or permit in the Premises or the Building any flammable or explosive material, toxic substances, environmentally hazardous materials (as defined below) or other items hazardous to persons or property. Tenant will not use the Premises in a manner that (a) invalidates or is in conflict with fire, insurance, life safety or other policies covering the Building or the Premises, or (b) increases the rate of fire or other insurance on the Building or the Premises. If any insurance premium is higher than it otherwise would be due to Tenant’s failure to comply with this section, Tenant shall reimburse Landlord as Additional Rent, that part of Landlord’s insurance premiums that are charged because of Tenant’s failure to comply with this provision.

     6.02 Hazardous Materials Defined. “Hazardous Materials” means: (a) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. ’6901 et. seq.) (“RCRA”), as amended from time to time, and regulations promulgated thereunder; (b) any “hazardous substance” being “released” in “reportable quantity” as such terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. ’9601 et. seq.) (“CERCLA”), as amended from time to time, and regulations promulgated thereunder; (c) asbestos; (d) polychlorinated biphenyls; (e) urea formaldehyde insulation; (f) “hazardous chemicals” or “extremely hazardous substances”, in quantities sufficient to require reporting, registration, notification or special treatment or handling under the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. ”11001, et. seq.) (“EPCRA”), as amended from time to time and regulations promulgated thereunder; (g) any “hazardous chemicals” in levels that would result in exposures greater than those allowed by permissible exposure limits established pursuant to the Occupational Safety and Health Act of 1970 (29 U.S.C. ’651 et. seq.) (“OSHA”), as amended from time to time and regulations promulgated thereunder; (h) any substance which requires reporting, registration, notification, removal, abatement or special treatment, storage, handling or disposal under Section 6, 7 or 8 of the Toxic Substances Control Act (15 U.S.C. ”2601 et. seq.) (“TSCA”) as amended from time to time and regulations promulgated thereunder; (i) any toxic or hazardous chemicals described in the Occupational Safety and Health Standards (29 C.F.R. 1910.1000 1047) in levels which would result in exposures greater than those allowed by the permissible exposure limits pursuant to such regulations; (j) the contents of any storage tanks, whether above or below ground; (k) medical wastes; (l) materials related to those described in subparagraphs (a) through (k) hereof; and (m) anything defined as hazardous or toxic under any now existing or hereinafter enacted statute.

     6.03 Environmental Compliance. Tenant will not use or permit the Premises to be used in violation of any Environmental Regulations (as defined below). Tenant assumes sole and full responsibility for, and will remedy at its cost, all such violations, provided that Tenant must first obtain Landlord’s written approval of any remedial actions, which approval Landlord may not unreasonably withhold. Tenant will not use, generate, release, store, treat, dispose of, or otherwise deposit, in, on, under or about the Premises, any Hazardous Materials, nor will Tenant permit or allow any third party to do so, without Landlord’s prior written consent. Landlord’s election to conduct inspections of the Premises is not approval of Tenant’s use of the Premises or any activities conducted thereon, and is not an assumption by Landlord of any responsibility regarding Tenant’s use of the Premises or Hazardous Materials. Tenant’s compliance with the terms of this Section 6.03 and with all Environmental Regulations is at Tenant’s sole cost. Tenant will pay or reimburse Landlord for any costs or expenses incurred by Landlord, including reasonable attorney’s, engineers’, consultants’ and other experts’ fees and disbursements incurred or payable to determine, review, approve, consent to or monitor the requirements for compliance with Environmental Regulations, including, without limitation, above and below ground testing. Landlord and Landlord’s Agents are hereby authorized to enter upon the Premises for such purposes. Tenant will supply Landlord with historical and operational information regarding the Premises, including without limitation, all reports required to be filed with governmental agencies, as may be reasonably requested by Landlord to facilitate site assessment, and will make available for meetings with Landlord or Landlord’s Agents, appropriate personnel having knowledge of such matters. If Tenant fails to comply with the provisions of this Section 6.03, or if Landlord receives notice or information asserting the existence of any Hazardous Materials, Landlord has the right, but not the obligation, without in any way limiting Landlord’s other rights and remedies, to enter upon the Premises or to take such other actions Landlord deems necessary or advisable to clean up, remove, resolve, or minimize the impact of any Hazardous Materials on or affecting the Premises. Tenant shall pay to Landlord on demand as Additional Rent all reasonable costs and expenses paid or incurred by Landlord in the exercise of any such rights. Tenant will notify Landlord in writing, immediately upon the discovery, notice (from a governmental authority or other entity) or reasonable grounds to suspect, by Tenant, Tenant’s Agents, its successors or assigns the presence in the Premises or the Building of any Hazardous Materials or conditions that result in a violation of or could reasonably be expected to violate this Section 6.03, together with a full description thereof. “Environmental Regulations” means any law, statute, regulation, order or rule now or hereafter promulgated by any Governmental Authority, whether local, state or federal, relating to air pollution, water pollution, noise control or transporting, storing, handling, discharge, disposal or recovery of on site or off site hazardous substances or materials, as same may be amended from time to time. Tenant’s obligations pursuant to this Section 6.03 shall survive the expiration or earlier termination of the Lease.

     6.04 ADA Compliance. Nothing contained in this Lease is intended to prevent or prohibit compliance by either party with ADA nor is any provision of this Lease intended to violate ADA, and any provision that does so is hereby modified to allow compliance or deleted as necessary. Tenant indemnifies Landlord, Landlord’s Agents, its affiliates, agents, officers, employees and contractors, for all costs, liabilities and causes of action occurring or arising as a result of Tenant’s failure to comply with ADA or as a result of any violation of ADA by Tenant or Tenant’s Agents, and, at Landlord’s option, Tenant will defend Landlord, Landlord’s Agents, its affiliates, agents, officers, employees and contractors, against all such costs, liabilities and causes of action. Breach of this Section 6.04 is a Default under this

Lease. Tenant’s obligations pursuant to this Section 6.04 shall survive the expiration or earlier termination of this Lease.

7.00 SUBLETTING AND ASSIGNING

     7.01 Transfer of Premises. Tenant shall not assign this Lease or sublease, or grant a license or concession, or otherwise transfer the whole or any part of any Premises without the prior written consent of Landlord in each case, which consent may be withheld in the Landlord’s sole and absolute discretion. Any request to transfer this Lease or any portion of the Premises shall be accompanied by a check in the amount of one thousand dollars ($1,000.00) to help defray the cost of reviewing same. Landlord shall withhold consent if (i) Tenant is in default of the Lease, (ii) the proposed transfer would violate a provision of another lease or agreement, (iii) the proposed use would be incompatible with the other uses in the Project or would increase parking or utility requirements, (iv) the proposed transferee is not sufficiently creditworthy or experienced; (v) Landlord’s lender or Tenant’s guarantor (if any) refuses to consent, or (vi) any other factor exists which would make Landlord’s refusal reasonable under the circumstances. Tenant’s request for consent shall be accompanied by sufficient documentation to allow Landlord to make a decision based on the foregoing factors. Landlord shall have the right to recapture the Premises proposed for transfer by written notice to Tenant given within thirty (30) days of the request for consent, but Landlord’s failure to exercise this right shall not constitute a consent to the transfer. In the case of each transfer, Tenant shall cure any outstanding defaults prior to the transfer date, and remain jointly and severally liable with the transferee for the full and timely performance of each and every term, covenant and condition of Tenant under the Lease. All cash or other proceeds whatsoever payable by or on behalf of a transferee of this Lease or the Premises, whensoever same may be payable, shall be deemed to be rent , and any such rent in excess of the rentals payable by Tenant hereunder shall promptly be paid to Landlord.

     7.02 Transfer Defined. The term “transfer” in Section 7.01 above shall include (i) if Tenant is a partnership or limited liability company, a withdrawal or change (voluntary, involuntary, or by operation of law, whether accomplished by a single transaction or a series of transactions) of any partner or member owning twenty percent (20%) or more of the partnership or company, or a dissolution or liquidation of the partnership or company, (ii) if Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or the transfer of a controlling interest of the capital stock of Tenant (whether accomplished by a single transaction or a series of transactions), or (iii) any management arrangement by which operational control is transferred to a person other than Tenant.

     7.03 Subordination/Estoppel Certificates. This Lease is and shall be subordinate to all ground leases, mortgages, trust deeds or other financing or, refinancing instruments that may now or in the future be placed on the Project, and to all renewals, replacements, and extensions of same and Tenant shall attorn to any purchaser, to the purchaser at any foreclosure, or to the grantee of a deed in lieu of foreclosure, and recognize such purchaser or grantee as Landlord under the Lease. Such subordination is self-operative, and no further instruments shall be required to effect same. However, if requested by Landlord, Tenant shall promptly from time to time within ten (10) days of request execute a confirmation of such subordination in the form required by Landlord. If any ground lessor, mortgagee or trustee notifies Tenant that it elects to have the Lease be a prior lien, then this Lease shall be deemed to be prior in lien to such ground lease, mortgage or trust deed. Tenant shall within ten (10) days of request deliver to Landlord, or to any party providing financing to Landlord, or to a prospective purchaser, information reasonably required by such party, including without limitation current financial statements and estoppel certificates in a form satisfactory to such party, failing which Tenant shall be in default of this Lease without further notice or cure period. If Tenant does not deliver any subordination or estoppel certificate within the time limited herein, then in addition to any other right or remedy of Landlord, Tenant hereby appoints Landlord as its attorney-in-fact to execute and deliver any such subordination or estoppel certificate on Tenant’s behalf.

8.00 DEFAULT

     8.01 Default. Tenant shall be in “default” of this Lease whenever (i) Tenant fails to pay any amount when due and such failure continues for five (5) days; or (ii)Tenant fails to comply with any other term, covenant or conditions of the Lease and such failure continues for thirty (30) days after notice, or (iii) Tenant fails to timely deliver any required subordination, estoppel certificate, or financial statements within the time limited by this Lease, or (iv) Tenant abandons the Premises, or (v) a petition is filed by or against Tenant in bankruptcy, insolvency, for the appointment of a receiver or custodian, or an attachment or other judicial seizure is instituted against Tenant, or other act of bankruptcy or insolvency occurs involving the Tenant, or any steps are taken for the dissolution, winding up or liquidation of Tenant. Tenant hereby waives any present or future law requiring any notice to quit or of Landlord’s intention to re-enter.

     8.02 Consequences of Default. If a default occurs, Landlord may at its option reenter the Premises without terminating the Lease, relet the Premises on Tenant’s behalf, and Tenant shall be responsible for the payment of any deficiency in the rent received by Landlord in accordance with the Lease, as well as all costs relating to recovery and reletting the Premises, including all leasing commissions, legal fees and costs plus all actual and consequential damages, but if Landlord does not relet the Premises Tenant shall continue to be responsible for the full payment of rentals in accordance with the Lease. Landlord shall not be required to serve further notice or resort to legal process prior to exercising its right of re-entry, and Tenant waives any available rights of redemption. Landlord shall also have the right to terminate this Lease and recover damages, even if Landlord has previously exercised its right of re-entry. If Landlord elects to terminate, Landlord shall be entitled to liquidated damages in an amount equal to (i) all sums owing hereunder up to the date of termination, and (ii) accelerated rent discounted to present value using an interest rate of five percent (5%), provided that Landlord will forward to Tenant any net rentals received on reletting the Premises as they are received, provided that Landlord shall incur no liability, and Tenant’s obligations hereunder shall not be diminished, by virtue of Landlord’s failure to relet. The foregoing remedies are in addition to any other remedies available hereunder or at law.

     8.03 Self-Help. Landlord shall also have the right, but not the obligation and without prejudice to any other right or remedy, to cure any default of Tenant on Tenant’s behalf, and one hundred fifteen percent (115%) of the cost incurred shall be payable by Tenant on demand as additional rent. The failure to pay such amount when due shall constitute a monetary default.

     8.04 No Implied Waivers. No waiver of any breach of a term, covenant or condition by either party shall be construed as a waiver of a subsequent breach of the same term, covenant or condition, or as a waiver of the term, covenant or condition itself. The consent or approval by either party to, or of, any act requiring such party’s consent or approval shall not be deemed to waive or render unnecessary the consent or approval of such party to, or of, any subsequent similar act. All rights and remedies set forth in this Lease are cumulative and in addition to any other available rights and remedies.

9.00 MISCELLANEOUS

     9.01 Notices. All notices under this Lease shall be in writing and sent by registered or certified mail, return receipt requested, or by a commercial delivery service regularly retaining delivery receipts. Notices to Landlord shall be addressed to Landlord’s Address for Notice, and notices to Tenant shall be addressed to Tenant’s Address for Notice, in each case as set forth above. A notice shall be deemed to have been received on the date marked on the receipt as having been delivered or refused by the party addressed. A party may change its address for notice by a notice given in accordance with this Section 9.01, such change to become effective on the tenth (10th) day following delivery.

     9.02 Successors and Assigns. This Lease shall bind the administrators, executors, successors and assigns of the parties in accordance with the terms hereof.

     9.03 No Offer. The submission of this Lease for examination does not constitute a reservation of, or option for, the Premises, and this Lease shall become effective only upon execution and delivery by and to all parties hereto.

     9.04 Attorney’s Fees. In the event of the employment of an attorney by the Landlord because of the violation by the Tenant of any term or provision of this Lease, including non-payment of rent as due, the Tenant shall pay and hereby agrees to pay reasonable attorney’s fees and all other costs incurred therein by the Landlord.

     9.05 Interpretation. This Lease shall be construed in accordance with the laws of the state or commonwealth in which the Project is located, without reference to its conflict of laws provisions. To the extent required under applicable law to make this Lease legally effective, this Lease shall constitute a Deed of Lease executed under seal. The section headings contained in this Lease are for convenience only and shall not enlarge or limit the scope or meaning of the various and several sections hereof. Words of any gender used in this Lease shall include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. Every agreement contained in this Lease is, and shall be construed as, a separate and independent agreement. If any term of this Lease or the application thereof to any person or circumstances shall be invalid and unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected. The parties acknowledge and agree that neither this Lease nor any of its provisions shall be interpreted against a party by virtue of such party having drafted the Lease or the provision. Time shall be of the essence of this Lease.

     9.06 Amendments. This Lease and its exhibits may be amended or modified only by a written instrument duly executed by each of the parties hereto prior to or as of the effective date of any such amendment or modification. If Landlord’s mortgagee shall at any time require modifications to this Lease, Tenant shall execute and deliver to Landlord the documents required to give effect thereto.

     9.07 Brokerage. Each of the parties hereto represents and warrants that there are no brokerage commissions or finder’s fees of any kind due to anyone other than First Potomac Management, Inc. and _____ pursuant to separate agreements with Landlord, and both parties agree to defend and indemnify the other against, and hold it harmless from, all liabilities arising from any such claim including, without limitation, the cost of counsel fees in connection therewith.

     9.08 Entire Agreement. This Lease and its exhibits contains the entire and final agreement of and between the parties, and they shall not be bound by any statements, conditions, representations, inducements or warranties, oral or written, not herein contained.

     9.09 Force Majeure. If Landlord is unable to fulfill any obligation hereunder, or is delayed in so doing, by reason of war, civil unrest, strike, labor troubles, inability to procure services, materials, permits or licenses, unusually inclement weather, governmental delays, acts of God, or any other cause beyond the reasonable control of Landlord, the time within which Landlord would otherwise have been obligated to fulfill such obligation shall be extended for a period equal to the period of such delay.

     9.10 Authority. The parties hereby each represent that each is a [corporation] in good standing and duly organized under the laws of each state or commonwealth in which this Lease will be performed, or if chartered in another state or commonwealth, is a corporation in good standing and duly organized under the laws of such state or commonwealth and is authorized to do business in each state or commonwealth in which this Agreement will be performed. Each of the undersigned represents and warrants that he/she has the power, authority and legal right to bind the corporation he/she purports to represent to the terms of this Lease by his/her signature hereto.

     9.11 Mortgagees’ Approval. If Landlord’s mortgagee shall require modifications of the terms and provisions of this Lease, Tenant agrees to execute and deliver to Landlord the agreements required to effect such Lease modifications within thirty (30) dates after Landlord’s request therefor. In no event, however, shall Tenant be required to agree to materially modify any provision of this Lease relating to the amount of Rent, Additional Rent or other charges reserved herein, the size and/or general location of the Premises, or the Lease Term.

     9.12 Parking. Tenant shall have the right to park in the Building and/or Project parking facilities in common with other tenants of the Building and/or Project upon such terms and conditions as established by Landlord. In addition, provided Tenant complies with all present and future laws, ordinances, regulations, orders or other legal requirements of the United States of America, the State of ____ and any other public or quasi-public authority having jurisdiction over the Premises, the Building or the Project and all insurance requirements relating to or affecting the Premises, the Building or the Project, Tenant shall have the right to store and/or park not more than ______ (___) vehicles in the location set forth in the parking plan, attached hereto as Exhibit “E” and incorporated herein by this reference. Tenant shall furnish Landlord with license plate numbers of Tenant’s cars and cars used by Tenant’s employees within five days after the Commencement Date and shall thereafter notify Landlord of any changes in such information within five (5) days after such changes occur. Tenant agrees to cooperate with Landlord and other tenants in use of the parking facilities. Landlord reserves the right in its absolute and sole discretion to determine whether the parking facilities are properly used or are becoming overburdened and to allocate and assign parking spaces among Tenant and other tenants, and to reconfigure the parking area and modify the existing ingress and egress from the parking areas as Landlord shall deem appropriate. If Tenant or its employees shall fail to park their cars in the designated parking areas, then, without limiting any other remedy which Landlord may pursue, Landlord shall have the right to charge Tenant, as additional rent, the sum of Twenty-Five Dollars ($25.00) per day per car parked in violation of the provisions of this Section 9.12.

9.13 Waiver of Jury Trial. The parties hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other on any matters relating to this Lease, the relationship of Landlord and Tenant, or any other related matters.

[Signature Page Follows]

     IN WITNESS WHEREOF the said parties have hereunto signed their names and affixed their seals on the day and year hereinbefore written.

ATTEST/WITNESS:	LANDLORD

	By	Its Member

Name:

Title:

ATTEST/WITNESS	TENANT

By

Name:

Title:

EXHIBIT “A”

PROJECT

EXHIBIT “A-1"

PREMISES

EXHIBIT “B”

INTENTIONALLY OMITTED

EXHIBIT “C”

INTENTIONALLY OMITTED

EXHIBIT “D”

RULES AND REGULATIONS

Tenant agrees as follows:

     (1) Tenant shall not obstruct in any way the sidewalks or parking areas in the front, side, or rear of the Building nor do anything directly or indirectly that will limit any of the ingress or egress or the light of any other tenant or of Landlord.

     (2) Tenant shall not attach awnings, antennas, pipes, wiring or other projections to the roof or outside walls of the Building. No curtains, blinds, shades or screens shall be attached to, or hung in, or used in connection with any window or door of the Premises without the prior written consent of Landlord.

     (3) No additional lock or locks shall be placed by Tenant on any door in the Building without the prior written consent of Landlord. All keys to doors shall be returned to Landlord at the termination of the tenancy. At Tenant’s request, locks may be changed by Landlord and the cost of such change shall be charged to and paid for by Tenant, and Tenant agrees to pay the same promptly upon demand.

     (4) Dumpsters or other trash containers shall not be allowed on the outside of the Building without Landlord’s prior written consent. If such consent be given by Landlord, the type, size, and location of such containers shall be only as approved by Landlord and shall be maintained by Tenant in a clean sanitary manner, and in good repair at all times.

     (5) All loading and unloading of goods shall be done only at such times, and through the entrances, designated for such purposes by Landlord.

     (6) The delivery or shipping of merchandise, supplies and fixtures to and from the Premises shall be subject to such rules and regulations as in the judgment of Landlord are necessary for the proper operation of the Project.

     (7) No radio or television or other similar device shall be installed without first obtaining in each instance Landlord’s consent in writing. No aerial shall be erected on the roof or exterior walls of the Premises, or on the grounds, without in each instance, the written consent of Landlord. Any aerial so installed without such written consent shall be subject to removal without notice at any time.

     (8) No loud speakers, televisions, phonographs, radios or other devices shall be used in a manner so as to be heard or seen outside of the Premises without the prior written consent of Landlord.

     (9) If the Premises are equipped with heating facilities separate from those in the remainder of the Building, Tenant shall keep the Premises at a temperature sufficiently high to prevent freezing of water in pipes and fixtures.

     (10) The plumbing facilities shall not be used for any other purpose than that for which they are constructed, and no foreign substance of any kind shall be thrown therein, and the expense of any breakage, stoppage, or damage resulting from a violation of this provision shall be borne by the tenant, who shall, or whose employees, agents or invitees shall have caused it.

     (11) Tenant shall use at Tenant’s cost such pest extermination contractor and at such reasonable intervals as Landlord may require.

     (12) Tenant shall not burn any trash or garbage of any kind in or about the Premises, or the tract or areas adjacent thereto.

     (13) Not commit any waste upon the Premise nor create a nuisance nor cause or permit objectionable odors to emanate or be dispelled from the Premises

     (14) Not solicit business in the common areas or distribute hand bills or other advertising material in the common areas, and if this provision is violated, in addition to other remedies of Landlord, Tenant shall pay Landlord the cost of collecting same for trash disposal.

     (15) Use, maintain and occupy the Premises and appurtenances thereto in clean, orderly, careful, safe, proper and lawful manner.

     (16) Tenant shall not permit, cause or allow the leakage, spillage, storage, collection, transfer, or disposal of Hazardous Materials (as defined in the Lease) on or about the Premises, the Building or the Project.

     (17) Tenant, its officers, employees, agents, contractors and invitees shall park their vehicles only in those portions of the parking area marked for such purposes by Landlord. Any vehicle parked in any other location on the Project or within public road right-of-way way be towed without notice at the expense of the tenant responsible therefore.

     (18) Tenant, upon written notice thereof, shall comply with all changes, modifications or amendments to these Rules and Regulations.

Initial:	(Landlord)

Initial:	(Tenant)

EXHIBIT “E”

PARKING PLAN

Schedule 7.15

Affiliate Transactions

1. Management Agreement between First Potomac Management, Inc. and GTC II First, LLC dated October, 2002, as assigned to FPM Management, LLC by Assignment of Management Agreement dated September 30, 2003.

2. Management Agreement between First Potomac Management, Inc. and Snowden First, LLC dated October, 2002, as assigned to FPM Management, LLC by Assignment of Management Agreement dated September 30, 2003.

3. Management Agreement between First Potomac Management, Inc. and 4212 Techcourt, LLC dated October, 1998, as assigned to FPM Management, LLC by Assignment of Management Agreement dated September 30, 2003.

4. Management Agreement between First Potomac Management, Inc. and Rumsey First, LLC dated October, 2002, as assigned to FPM Management, LLC by Assignment of Management Agreement dated September 30, 2003.

5. Management Agreement between First Potomac Management, Inc. and Norfolk First, LLC dated October, 2002, as assigned to FPM Management, LLC by Assignment of Management Agreement dated September 30, 2003.

6. Management Agreement between First Potomac Management, Inc. and Plaza 500 dated December, 1999, as assigned to FPM Management, LLC by Assignment of Management Agreement dated September 30, 2003.

7. Management Agreement between First Potomac Management, Inc. and FPR Holdings, LP dated December, 1997, as assigned to FPM Management, LLC by Assignment of Management Agreement dated September 30, 2003.

8. Management Agreement between First Potomac Management, Inc. and Savage dated December, 1997, as assigned to FPM Management, LLC by Assignment of Management Agreement dated September 30, 2003.

9. Management Agreement between First Potomac Management, Inc. and Newington dated December, 1999, as assigned to FPM Management, LLC by Assignment of Management Agreement dated September 30, 2003.

10. Management Agreement between First Potomac Management, Inc. and Crossways Associates dated December, 1999, as assigned to FPM Management, LLC by Assignment of Management Agreement dated September 30, 2003.

Schedule 7.16

Employee Benefit Plans

Retirement Savings Plan under Section 401(k) of the Internal Revenue Code, as more fully described in the SEC Filings.

Schedule 7.19

Subsidiaries

First Rumsey LLC
First Snowden LLC
Rumsey Snowden Holding, LLC
Rumsey First LLC
Snowden First LLC
Columbia Holdings Associates LLC
Rumsey Snowden Investment LLC
FPM Management, LLC
Interstate Plaza Operating LLC
Interstate Plaza Holding LLC
Techcourt LLC
4212 Techcourt LLC
Crossways Associates LLC
FPR Initial Portfolio, LLC
FPR Realty, LLC
Greenbrier Holding Associates
Greenbrier /Norfolk Holding LLC
Greenbrier/Norfolk Investments LLC
GTC II First LLC
Norfolk First LLC
Kristina Way Investments LLC
Newington Terminal Associates LLC
Newington Terminal LLC
FPR-GP Holdings Inc.
FPR-GP Realty Inc.
FPR Holdings Limited Partnership

Schedule 7.23(c)

Independent Building

NONE

Schedule 7.23(d)

Conditions of Building; Asbestos

NONE

Schedule 7.23(j)

Historic Status

NONE

Schedule 7.23(l)

Rent Roll

[See Attached]

Schedule 7.23(m)

Service Agreements

1. Exclusive Right to Lease Agreement dated January 21, 2003 between First Potomac Management Inc. and Manekin LLC.

2. Management Agreement dated as of November 25, 2002 between Manekin, L.L.C. and Rumsey First LLC and Snowden First LLC.

Schedule 8.19

Employee Benefit Plans

Retirement Savings Plan under Section 401(k) of the Internal Revenue Code, as more fully described in the SEC Filings.

Schedule 9.1

Indebtedness

1. Note and Deed of Trust Assumption Agreement dated as of November 26, 2003 among Wells Fargo Bank Minnesota, N.A., a National Banking Association, as Trustee for the Registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CIBC4 and Interstate Plaza Holding LLC, a Delaware limited liability company, in the original principal amount of $8,700,000.00, as guaranteed by that certain Indemnity and Guaranty Agreement dated as of November 26, 2003 by First Potomac Realty Trust, a Maryland real estate investment trust and by First Potomac Realty Investment, LP, a Delaware limited partnership, in favor of Wells Fargo Bank Minnesota, N.A., a National Banking Association, as Trustee for the Registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CIBC4.

Schedule 9.1(h)

Contingent Liabilities

NONE

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

     This First Amendment to Revolving Credit Agreement (this “First Amendment”) amends that certain Revolving Credit Agreement (as amended hereby, the “Credit Agreement”) dated as of December 31, 2003, and is made and entered into as of the _____ day of February, 2004 by and among FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP (“FPLP” or the “Borrower”), FLEET NATIONAL BANK (“Fleet”), a national banking association, having its principal place of business at 100 Federal Street, Boston, Massachusetts 02109 and KEYBANK NATIONAL ASSOCIATION (collectively with Fleet, the “Banks”) and FLEET NATIONAL BANK, as managing administrative agent for itself and each other Bank.

     WHEREAS, the Banks and the Borrower have determined to make certain amendments to the Credit Agreement, as set forth herein.

     NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration by each of the parties hereto, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.	Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

2.	The definition of “Assignment of Contracts” contained in Section 1 of the Credit Agreement is amended by inserting the word “in” immediately following the reference to “Borrower’s interest” contained therein.

3.	The definition of “Borrowing Base Availability” contained in Section 1 of the Credit Agreement is amended to read in its entirety as follows:

“Borrowing Base Availability. As of the date that any Loan is to be made hereunder, an amount equal to the lesser of (i) 70% (the “Advance Rate”) of the Collateral Property Value at such time, provided that the Advance Rate shall be automatically and permanently decreased to 65% at such time as the Collateral Property Value multiplied by 65% would be at least equal to $50,000,000, and (ii) the Collateral Debt Service Coverage Amount at such time, and provided, further, that at no time may the Borrowing Base Availability otherwise attributable to the Collateral Properties exceed 85% of the Appraised Value of Collateral Properties as set forth in the most recent MAI Appraisals provided to and approved by the Administrative Agent (it being acknowledged and agreed that if the Borrowing Base Availability attributable to the Collateral Properties would exceed 85% of the

Appraised Value of Collateral Properties, the Borrower may request that a new MAI Appraisal be obtained for one or more Collateral Properties, at the Borrower’s sole cost and expense, and the appraised value determined by such new MAI Appraisal(s) shall then be the effective appraised value for the applicable Collateral Properties for purposes of this definition. The amount available to be drawn at any time shall be the Borrowing Base Availability less the Maximum Drawing Amount and all outstanding Loans at such time.”

4.	The definition of “Eligible Assignee” contained in Section 1 of the Credit Agreement is amended by inserting, at the end thereof, the following new sentence:

“In no event shall the Borrower or any Affiliate of the Borrower be an Eligible Assignee.”

5.	Clause (c) of the definition of “Increase Conditions” contained in Section 1 of the Credit Agreement is amended by inserting the words “an Eligible Assignee and” immediately following the words “such financial institution shall be” contained therein.

6.	The definition of “Tenant Estoppel” contained in Section 1 of the Credit Agreement is amended by deleting each reference to the word “Major” contained therein and replacing it with the following: “Collateral Property”.

7.	Clause (c) of Section 2.3 of the Credit Agreement is amended by inserting the word “and” immediately following the first reference to “Applicable Base Rate Margin” contained therein.

8.	Clause (v) of Section 2.4 of the Credit Agreement is amended to read in its entirety as follows:

“The Agent will promptly notify each Lender of any Completed Loan Request and will cause a copy thereof to be delivered to each Lender on the same Business Day received, or, in the case of a Libor Rate Loan, the next Business Day, in each case absent circumstances outside of its control.”

9.	Section 2.8 of the Credit Agreement is amended by deleting the reference to “$20,000,000” contained therein; and by inserting in place thereof the following: “$50,000,000.”

10.	Clauses (c) and (d) contained in Section 8.4 of the Credit Agreement are each amended by deleting therefrom the words: “Upon the request of the Agent and”.

11.	Clause (a) contained in Section 11.4 of the Credit Agreement is amended by inserting a comma immediately following the word “creation” contained therein.

12.	Section 12.9 of the Credit Agreement is amended: (i) by deleting the reference to “Estoppel Agreements” contained in clause (b) thereof and replacing it with the words “Tenant Estoppels; and (ii) by inserting the following at the end thereof: “, in each case except to the extent waived by the Agent with respect to tenants who are not tenants under Major Leases”.

13.	The parenthetical contained in Section 12.14 of the Credit Agreement is amended by deleting the reference to “Appraisal Determination Process” contained therein; and by inserting in place thereof the following words: “the definition thereof”.

14.	Clause (n) contained in Section 14.1 of the Credit Agreement is amended by inserting at the end thereof the following:

”; or during any twelve-month period on or after the Closing Date, individuals who at the beginning of such period constituted the Board of Trustees of the Trust (together with any new directors whose election by the Board of Trustees or whose nomination for election by the shareholders of the Trust was approved by a vote of at least a majority of the members of the Board of Trustees then in office who either were members of the Board of Trustees at the beginning of such period or whose election or nomination for election was previously so approved) ceased for any reason to constitute a majority of the members of the Board of Trustees of the Trust then in office.”

15.	The second and third sentences contained in Section 14.2 of the Credit Agreement are amended to read in their entirety as follows:

“If any other Event of Default shall have occurred and be continuing, the Agent may, and upon the request of the Majority Lenders shall, terminate the unused portion of the Commitments or other commitment to extend credit hereunder. No such termination of the Commitments or other commitment to extend credit hereunder shall relieve the Borrower of any of the Obligations or any of its existing obligations to the Agent or the Lenders arising under other agreements or instruments.”

16.	The seventh sentence contained in Section 16.10(b) of the Credit Agreement is amended by inserting the following proviso at the end thereof:

”, provided, however, that the Agent may not implement the proposed workout plan without the Majority Lenders’ approval if the number of Lenders hereunder is three or less.”

17.	The first sentence contained in Section 16.11 of the Credit Agreement is amended by inserting at the end thereof the following:

“and, at the request of the Majority Lenders, the Agent will resign if its Commitment is no longer at least equal to that of the largest Commitment of any Lender, unless such circumstance is a result of the merger or consolidation of any of the other Lenders or a result of events other than the sale by the Agent of any portion of its Commitment”.

18.	Section 16.11 of the Credit Agreement is further amended by inserting at the end thereof the following new sentence:

“The Agent may be removed at the direction of the Majority Lenders in the event of a final judicial determination (in which the Agent had an opportunity to be heard) that the Agent had acted in a grossly negligent manner or in willful misconduct.”

19.	The third sentence contained in Section 18 of the Credit Agreement is amended to add the following at the end thereof:

”, provided that such consent shall not be required at any time that an Event of Default has occurred and is continuing.”

20.	Schedule 2 to the Credit Agreement is amended to read in its entirety as set forth on Annex 1 attached hereto.

21.	The Borrower hereby represents and warrants as follows:

(a) Representations in Credit Agreement. Both before and after giving effect to this First Amendment, each of the representations and warranties made by or on behalf of the Borrower, the Trust or any of their respective Subsidiaries contained in the Credit Agreement or any of the other Loan Documents, was true when made and is true on and as of the date hereof with the same full force and effect as if each of such representations and warranties had been made on the date hereof and in this First Amendment, except to the extent that such representations and warranties relate expressly to an earlier date.

(b) No Events of Default. No Default or Event of Default exists on the date hereof (both before and after giving effect to this First Amendment).

(c) Binding Effect of Documents. This First Amendment has been duly executed and delivered by the Borrower and is in full force and effect as of the date hereof, and the agreements and obligations of the Borrower contained herein constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

22.	Provisions of General Application.

(a) No Other Changes. Except as otherwise expressly provided by this First Amendment, all of the terms, conditions and provisions of the Credit Agreement and each of the other Loan Documents remain unaltered. The Credit Agreement and this First Amendment shall be read and construed as one agreement.

(b) Governing Law. This First Amendment is intended to take effect as a sealed instrument and shall be deemed to be a contract under the laws of the State of New York. This First Amendment and the rights and obligations of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of New York (without regard to conflicts of laws provisions).

(c) Binding Effect; Assignment. This First Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors in title and assigns.

(d) Counterparts. This First Amendment may be executed in any number of counterparts, but all such counterparts shall together constitute but one and the same agreement. In making proof of this First Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

(e) Conflict with Other Agreements. If any of the terms of this First Amendment shall conflict in any respect with any of the terms of any of the Credit Agreement or any other Loan Document, the terms of this First Amendment shall be controlling.

(f) Condition Precedent. The effectiveness of this First Amendment is subject to the condition precedent that the Agent shall have received, in form and substance satisfactory to it, an executed original of this First Amendment from the Borrower, the Trust and each of the Lenders.

     WITNESS the execution hereof, under seal, as of the day and year first written above.

FLEET NATIONAL BANK,
individually and as Managing Administrative Agent

By:

Name:
Title:

KEYBANK NATIONAL ASSOCIATION,
Individually

By:

Name:
Title:

FIRST POTOMAC REALTY INVESTMENT
LIMITED PARTNERSHIP

By:	First Potomac Realty Trust., its sole general partner

	By:	(SEAL)

Name:
Title:

ACCEPTED AND AGREED:

FIRST POTOMAC REALTY TRUST, Guarantor

By:	(SEAL)

Name:
Title:

ANNEX 1

SCHEDULE 2

Bank	Commitment Amount	Commitment Percentage
Fleet National Bank One Federal Street Boston, MA 02109	$30,00,000	60%
KeyBank National Association	$20,000,000	40%
TOTAL	$50,000,000	100%